================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      MAGNETIC TECHNOLOGIES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                     [LOGO]

                        MAGNETIC TECHNOLOGIES CORPORATION

                   NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON OCTOBER 9, 1997

     A Special Meeting of Stockholders of Magnetic Technologies Corporation will be held at the Industrial Management Council in the Hutchison House, 930 East Avenue, Rochester, New York, on Thursday, October 9, 1997, at 11:30 A.M., for the following purposes:

     1. The approval and adoption of an Agreement and Plan of Merger among the Company, SPS Technologies, Inc. ("SPS") and MTC Acquisition Corp., a subsidiary of SPS, under the terms of which the Company will be acquired by SPS and the Company's stockholders will receive $5.00 for each share of the Company's Common Stock held by them, payable in cash; except that a limited number of the Company's largest stockholders have agreed or will agree to exchange between 45% and 51% of the Company's total outstanding shares of Common Stock, valued at $5.00 per share, for shares of SPS common stock valued at the average of the daily last sales prices of such stock on the New York Stock Exchange for the last 20 days ending one day prior to the meeting.

     2.  Such other matters as may properly come before the meeting.

     All stockholders of record at the close of business on September 1, 1997, will be entitled to vote at the meeting.

                                                 Susan M. Weise
                                                 Secretary

September 15, 1997
Rochester, New York

         PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                                     [LOGO]

                        MAGNETIC TECHNOLOGIES CORPORATION
                  770 Linden Avenue, Rochester, New York 14625

                                 PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Magnetic Technologies Corporation, a Delaware corporation ("the Company") for use at the Special Meeting of Stockholders to be held on October 9, 1997, at 11:30 A.M., at 930 East Avenue, Rochester, New York, and any adjournments thereof. The proxy statement and form of proxy are first being mailed on or about September 15, 1997 to stockholders of record as of the close of business on September 1, 1997 ("the Record Date").

                             PURPOSE OF THE MEETING

     The purpose of the meeting is to consider and vote upon the approval and adoption of an Agreement and Plan of Merger among the Company, SPS Technologies, Inc. ("SPS") and MTC Acquisition Corp., a subsidiary of SPS ("the Merger Agreement"), under the terms of which the Company will be acquired by SPS and the Company's stockholders will receive $5.00 for each share of the Company's Common Stock held by them, payable in cash; except that a limited number of the Company's largest stockholders have agreed or will agree to exchange between 45% and 51% of the Company's total outstanding shares of Common Stock, valued at $5.00 per share, for shares of SPS common stock ("SPS Stock") valued at the average of the daily last sales prices of such stock on the New York Stock Exchange for the last 20 days ending one day prior to the meeting. A summary of the terms of the transaction appears on page 5, a description of the Merger Agreement starts on page 9 and the Merger Agreement is attached as Appendix A to this Proxy Statement.

                          VOTING PROCEDURES AND PROXIES

     Only holders of record of the Company's Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the meeting or any adjournments thereof. As of the Record Date, there were outstanding and entitled to vote 2,869,015 shares of the Company's Common Stock, $.15 par value, each of which will be entitled to one vote on each matter submitted to the Company's stockholders for voting at the meeting. The presence at the meeting, in person or by proxy, of the holders of the majority of outstanding shares of the Company's Common Stock is necessary to constitute a quorum.

     The approval and adoption of the Merger Agreement will require an affirmative vote of the majority of the Company's outstanding shares of Common Stock; any other matters submitted to a vote at the meeting will be decided by the vote of a majority of all votes cast in person or by proxy at the meeting. Therefore, any shares of Common Stock not voted at the meeting in person or by proxy (including abstentions and broker non-votes) will have the effect of a negative vote with respect to the proposed merger. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum at the meeting. If authority to vote a proxy has not been withheld and no instruction is indicated, the shares will be voted FOR approval of the merger. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

     Proxies in the accompanying form are solicited on behalf and at the direction of the Board of Directors of the Company. All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the instructions on the proxies, unless revoked. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by written revocation, by submission of a later-dated proxy or by the stockholder's attendance and vote at the meeting.

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers of the Company may solicit proxies by telephone or personal interviews. Arrangements may also be made with banks, brokerage firms and others to forward proxy materials to beneficial owners of the Company's Common Stock at the Company's expense. The Company may also elect to engage an outside proxy soliciting firm to assist in the solicitation of proxies, in which event the Company will pay the reasonable fees and expenses of such firm.

     Both of the Company's executive officers, two other Board members who are stockholders and another stockholder who owns more than 5% of the Company's outstanding shares of Common Stock have entered into Voting Agreements with SPS to vote in favor of the merger and to vote against any competing proposal which may arise. The Voting Agreements cover an aggregate of 744,982 shares, or 26%, of the Company's Common Stock.

     Dissenting stockholders will have the right of appraisal under the provisions of Section 262 of the Delaware General Corporation Law ("DGCL"). Shares of the Company's Common Stock which are held by stockholders who do not vote in favor of the merger and who give the Company a written demand for the appraisal for such shares prior to the taking of the vote on the Merger Agreement at the meeting pursuant to the DGCL ("Dissenting Shares") will not receive the $5.00 per share consideration as provided in the Merger Agreement. Such stockholders will instead be entitled to receive payment of the fair value of their Dissenting Shares as determined in accordance with the provisions of the DGCL; except that any Dissenting Shares held by stockholders who fail to perfect or who effectively withdraw or lose their rights to appraisal of their Dissenting Shares under the provisions of the DGCL will then receive the $5.00 per share consideration as provided in the Merger Agreement upon surrender of the certificates representing such Dissenting Shares. Within ten days after the effective date of the merger, MTC will notify all stockholders entitled to appraisal rights (i.e. those who both gave the above notice and did not vote in favor of the merger) that such appraisal rights are available. In order for a stockholder to exercise his or her appraisal rights, such stockholder must, within 120 days after MTC has mailed the above notice, then give a (second) written notice to MTC demanding appraisal for the Dissenting Shares. The failure by a stockholder to vote against the merger will not constitute a waiver of such stockholder's right to receive appraisal. A stockholder's vote against the merger, absent compliance with the above notice provisions will not be deemed to satisfy the above notice requirements. The foregoing summary is not a complete statement of the applicable statutory procedures and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is attached as Appendix C to this Proxy Statement.

                                 RECOMMENDATION

     THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND THAT THE CONSIDERATION IS FAIR TO THE COMPANY'S STOCKHOLDERS, HAS FORMALLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT.

                                VOTING SECURITIES

     The following table sets forth, as of September 1, 1997, the number of shares of the Company's Common Stock held by, or issuable to, (a) each Director (there are no Director nominees), (b) each Executive Officer, (c) all Directors and Executive Officers as a group and (d) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock:

                   NAME AND ADDRESS OF                              AMOUNT AND NATURE OF             PERCENT OF
                    BENEFICIAL OWNER                                  BENEFICIAL OWNER               CLASS (a)
-----------------------------------------------                     --------------------             ----------
      Named Directors and  Executive Officers:
          G. Thomas Clark                                                 49,875 (b)                    1.7
          1492 East Avenue
          Rochester, NY  14610

          Catherine D'Amico                                                7,500 (b)                    0.3
          55 Great Wood Circle
          Fairport, NY  14450

          Isadore Diamond                                                293,312                       10.2
          7811 NW 85th Avenue
          Tamarac, FL  33321

          Bernard Kozel                                                   24,500 (c)                    0.9
          1 Woodbury Place
          Rochester, NY  14618

          Gordon H. McNeil                                               400,780 (d)                   14.0
          44 Oak Meadow Trail
          Pittsford, NY  14534

      Directors and Executive Officers as a Group                        775,967                       27.0

      Other 5% Beneficial Owners:

          Richard Hall                                                   275,899 (e)                    9.6
          280 Estrellita
          Ft. Myers Beach, FL  33931

          Elliott Landsman                                               199,390                        6.9
          3 Townline Circle
          Rochester, NY  14623

(a) Based, in each case, upon the Company's current outstanding shares plus that number of shares which the named person or group has the right to acquire (that is, options which are exercisable within 60 days).

(b) Includes an option to purchase 7,500 shares at $4.00 per share expiring December, 2006.

(c) Includes 5,000 shares held by Mr. Kozel's wife. Includes an option to purchase 5,000 shares at $4.63 per share expiring March, 2000, and an option to purchase 7,500 shares at $4.00 per share expiring December, 2006.

(d) Includes 15,375 shares held by Mr. McNeil's wife as custodian for their two minor children (in which shares Mr. McNeil disclaims beneficial interest). Includes the following two options to purchase shares: (i) 75,000 shares at $2.33 per share expiring May 18, 2002 (Mr. McNeil purchased 75,000 of the 150,000 shares originally covered by the option), and (ii) 112,500 shares at $2.50 per share expiring January 6, 2003.

(e) Includes 27,500 shares owned by a foundation which Mr. Hall controls and a total of 21,780 shares owned by his two adult sons, neither of whom resides with him.

     In addition to the above persons, SPS might be deemed to be a beneficial owner of more than 5% of the Company's Common Stock by reason of the Voting Agreements as described above (pursuant to which certain Company stockholders have agreed to vote an aggregate of 26% of the Company's outstanding shares of Common Stock in favor of the merger) and/or the Stock Purchase Agreements as described above (pursuant to which SPS will acquire up to 51% of the outstanding shares of the Company's Common Stock in exchange for SPS stock).

                           SUMMARY OF THE MERGER TERMS

     On August 7, 1997, the Company's Board of Directors voted unanimously to approve the Merger Agreement and to submit it to the stockholders for adoption at the meeting. Under the terms of the Merger Agreement, the Company will be merged into MTC, which is a wholly-owned subsidiary of SPS, and MTC will be the surviving corporation. The Company's Common Stock has been valued at $5.00 per share in the transaction, and most stockholders will receive a cash payment equal to $5.00 times the number of shares of the Company's Common Stock which they own and submit for exchange with a transmittal letter to be mailed to them after the meeting.

     The transaction is intended to qualify as a tax-free reorganization under the Internal Revenue Code ("the Code"). While most of the Company's stockholders will receive cash for their shares of the Company's Common Stock and will be subject to normal taxation on their gains or losses, a limited number of the Company's largest stockholders have agreed or will agree to exchange at least 45%, but no more than 51%, of the Company's total outstanding shares of Common Stock, valued at $5.00 per share, for shares of SPS Stock valued at the average of the daily last sales prices of such stock on the New York Stock Exchange for the last 20 days ending one day prior to the meeting. Each Company stockholder receiving payment in the form of SPS Stock must have entered into a Stock Purchase Agreement with SPS in which he or she represents that he or she is taking the SPS Stock for investment purposes and not for distribution. The sale of the SPS Stock thus issued will not be registered under the Securities Act of 1933 ("the Act") and such shares will be restricted from sale on the public market until they are registered by SPS or their sale becomes eligible for an exemption under Rule 144 as promulgated by the Securities and Exchange Commission.

     Immediately prior to the merger, all outstanding options and warrants to purchase shares of the Company's Common Stock will be terminated. Each option holder will be paid an amount of cash equal to the excess, if any, of $5.00 over the applicable exercise price under the option for each such optioned share. The warrants will be terminated without any payment to the warrant holders since they are exercisable at $5.00 per share.

     Effective upon the merger, the Company will be merged into MTC. Isadore Diamond, founder of the Company and Chairman of the Board of Directors, will retire upon the merger. As a condition of the transaction, SPS required that Gordon H. McNeil, the Company's President and CEO, enter into a five-year covenant-not-to-compete agreement, including a three-year employment agreement at a salary rate approximately 70% of his current salary compensation, but with bonus provisions that could increase his compensation closer to, or slightly above, his current compensation if MTC meets certain performance levels in the future. Mr. McNeil agreed to do so. Mr. McNeil will report to the President of SPS's subsidiary, The Arnold Engineering Co. ("Arnold"), which is headquartered in Marengo, Illinois. SPS has informed the Company that it plans to continue the operation of the Company's business from its two plants in Rochester, New York and Rochester, England.

                              PARTIES TO THE MERGER

     The names, mailing addresses and telephone numbers of the three parties to the merger are as follows:

Magnetic Technologies Corporation       SPS Technologies, Inc.                 MTC Acquisition Corp.
770 Linden Avenue                       101 Greenwood Avenue, Suite 470        101 Greenwood Avenue, Suite 470
Rochester, New York 14625               Jenkintown, Pennsylvania 19046         Jenkintown, Pennsylvania 19046
(716) 385-8711                          (215) 517-2000                         (215) 517-2000

     SPS is a multinational corporation listed on the New York Stock Exchange. In 1996, SPS reported $486 million of net sales, $22.3 million in net earnings and $3.54 earnings per share. SPS has ten manufacturing plants in the United States and ten plants in six different countries located on five continents. SPS manufactures (1) high-strength precision mechanical fasteners and components ("fasteners") and (2) superalloys in ingot form and magnetic materials ("materials"). Fasteners are sold primarily to aerospace and industrial users and accounted for $335 million of SPS's net sales and $27 million of its operating earnings in 1996. Materials, of which Arnold is a part, are sold primarily to the precision investment casting, powdered metal, aerospace, medical equipment, automotive, computer and communications industries. Materials accounted for $151 million of SPS's net sales and $20 million of its operating earnings in 1996. MTC is a Delaware Corporation, wholly-owned by SPS and formed for the purpose of effectuating the merger.

                           REASONS FOR THE TRANSACTION

     The Company has for many years concentrated on the design and manufacture of magnetic, electronic and mechanical subassemblies of copiers and printers for the office equipment manufacturing industry. The Company's strength has been its ability to produce precision products to high tolerances with a near-zero defect rate. The Company's frailty has been its historic reliance on a single customer (Xerox Corporation, including Xerox's English subsidiary) for approximately 90% of its business. In order to reduce its reliance on Xerox, in 1993 the Company
(a) licensed its European magnetic assembly business to an English corporation and (b) acquired a plastics company which thereafter operated as a new group within the Company (Austro Mold).

     For the next two fiscal years the above actions resulted in Xerox accounting for a smaller, but still major, portion of the Company's business; however, both actions became nullified by subsequent events. In 1995, the Company reacquired its European business on favorable terms, and Magnetic Technologies Europe Limited ("MTE") in Rochester, England became a wholly-owned subsidiary. After several years of losses at Austro Mold, the Company sold most of Austro Mold's assets at the end of its fiscal year ended July 31, 1996 ("Fiscal 1996"). In Fiscal 1996 the Company incurred a net loss of $2,017,000 on revenues of $25,228,000, including a $1,774,000 loss on the sale of Austro Mold. In its fiscal year ended July 31, 1997 ("Fiscal 1997") the Company returned to profitability (see the Company's Form 10-QSB for the first three quarters, which is annexed as Appendix E); however, Xerox once again accounted for approximately 90% of the Company's revenues.

     After its inability to diversify through acquisition and divestiture, the Company's reliance on a single customer remained unabated. This limited the Company's growth because both Xerox's and the Company's recognition of their mutual reliance on each other has somewhat capped the amount of business available from Xerox while, at the same time, Xerox's competitors may have been cautious about doing business with the Company, given its close ties to a competitor. Accordingly, in Fiscal 1997 the Company intensified its efforts to obtain major business from new sources. Although these efforts have had some success in the European market, to date the Company has not been able to obtain a new domestic customer placing an order in excess of $5 million.

     During the latter half of Fiscal 1997, the officers of the Company interviewed four investment banking firms with a view to selecting a financial advisor from among them. In the course of those interviews all four candidates advised the Company to seek a merger partner in order to become a part of a larger organization that might be more able to capitalize upon the Company's strengths and capabilities. During that same period the Company's President (Mr. McNeil) explored the possibility of a merger, acquisition or business combination with several companies, one of which was Arnold. Prior and subsequent to these discussions the Company and Arnold have had infrequent business dealings (the Company has purchased less than $10,000 of magnets per year from Arnold).

     Mr. McNeil and the President of Arnold met at an industry conference in the Spring of 1997, discussed their two businesses and identified possible correlations. Arnold's President thereafter toured the Company's main plant, as did SPS's Chairman and its Chief Financial Officer. Mr. McNeil then toured two of Arnold's facilities at their invitation. These meetings led to merger discussions during the Spring and Summer of 1997, about which the Company's Board of Directors was apprised. With the Board's consent, Mr. McNeil and the Company's legal counsel held further discussions and negotiations with SPS.

     During these negotiations, SPS established the position that it would offer a price of $5.00 per share for the Company only under certain conditions. These conditions included, among others: the payment of the $5.00 consideration in the form of cash to most of the Company's stockholders and unregistered SPS Stock to a limited number of the largest stockholders; a 30-day due diligence period after the Merger Agreement was signed, during which SPS would conduct its own investigation with respect to the representations and warranties of the Company contained in the Merger Agreement as well as of the Company's relationships with its customers and suppliers; a restriction against the Board of Directors or certain principals of the Company from soliciting another offer during the post-signing 30-day due diligence period; and a "break-up fee" of $480,000 in the event of a willful and material breach of the Merger Agreement or misrepresentation by the Company, or the Board of Directors' withdrawal or modification of its support for the Merger Agreement, or the failure of the stockholders to approve the Merger Agreement at the meeting.

     The negotiations culminated in the preparation of the Merger Agreement and its presentation to the Company's Board for consideration on August 7, 1997.

     At its August 7, 1997 meeting, the Company's Board of Directors concluded that the merger of the Company into a subsidiary of SPS was more efficacious than potential alternate long-term strategies, that the merger was in the best interests of the Company's stockholders and employees, that the $5.00 per share selling price offered by SPS was higher than the price at which the Company's Common Stock had been recently trading in the market place, and that the price to be paid to stockholders receiving cash was fair and substantially equivalent to the price to be paid to stockholders receiving SPS Stock. The Board voted to approve the Merger Agreement and submit it to the stockholders for adoption and approval.

                          FAIRNESS OPINION OF BLUESTONE

     In connection with its deliberations, the Company's Board of Directors retained BlueStone Capital Partners, L.P., a New York investment banking firm ("BlueStone"), to act as its financial advisor and to render a "fairness opinion". Prior to the Company's Board of Directors meeting held on August 7, 1997, BlueStone delivered its written opinion to the Board concerning the fairness of the transaction based upon its analysis. BlueStone concluded that the consideration to be paid to the Company's stockholders in the merger was "fair, from a financial point of view" and that stockholders receiving cash were "receiving no less than the substantial equivalent of those holders of the Company's Common Stock who are receiving ... Stock in exchange for their shares".

     A COPY OF THE FULL TEXT OF BLUESTONE'S OPINION DATED AUGUST 7, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ANNEXED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY OF BLUESTONE'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. BLUESTONE'S OPINION IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING. STOCKHOLDERS ARE URGED TO READ BLUESTONE'S OPINION.

     In rendering its opinion, BlueStone did not express any opinion as to: (a) any effect that events subsequent to the date of its letter might have with respect to the transaction; (b) the underlying business decision by the Company to engage in the merger; (c) the relative merits of the merger vis-a-vis possible alternative strategies; or (d) the legal, regulatory, tax or accounting aspects of the merger. With respect to those stockholders receiving SPS Stock in lieu of cash in the transaction, BlueStone did not express any opinion about the price at which SPS Stock is likely to trade in the future, the effect of restrictions on the SPS Stock and the tax effects resulting from such stockholders receiving SPS Stock in lieu of cash consideration.

     In rendering its opinion, BlueStone assumed that the final terms of the Merger Agreement would be substantially similar to the terms of the draft of the merger agreement reviewed by it and that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Code. BlueStone reviewed: (a) a draft of the Merger Agreement; (b) certain publicly available information concerning the Company and of other companies engaged in comparable businesses, and the market prices of their comparable securities; (c) the consideration received in certain transactions for comparable companies; (d) current and historical market prices and trading volume of the Company's Common Stock; (e) the Company's audited financial statements for Fiscal 1996 and its unaudited quarterly financial statements for the first nine months of Fiscal 1997; and (f) certain financial analyses and forecasts prepared by the Company's management. BlueStone also held discussions with members of the Company's senior management. BlueStone reviewed such other matters as it deemed to be appropriate, including economic, market and other conditions as in effect on the date of its letter.

     In connection with forecasts prepared by the Company and supplied to BlueStone, the Company does not normally make public forecasts or projections as to future performance or earnings except with respect to noting any general short-term conditions. However, as part of its ongoing budgeting activities, the Company's management periodically prepares and updates for internal use and presentation to the Board of Directors projections of results for the current fiscal year, and later in the year for the next fiscal year. Certain of such projections were provided to BlueStone, as well as to SPS, and management identified costs which were inherent in the Company's independent existence and which would be reduced or eliminated if the Company became part of a larger entity (including certain legal, auditing and management expenses).

     THE COMPANY'S PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF THE COMPANY OR ITS AFFILIATES. In addition, the Company's projections are based upon estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company. Accordingly, actual results may be materially higher or lower than projected.

     Neither BlueStone nor any other party to whom or which any projections were provided by the Company's management assumes any responsibility for the accuracy thereof. In connection with its review, BlueStone assumed only that the projections were "reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company as which such analyses or forecasts relate".

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Examining portions of the analysis or of the summary set forth above without considering the analysis as a whole could create an incomplete or misleading view of the process underlying BlueStone's opinion. Furthermore, no company or transaction used in the analysis as a comparison is identical to the Company or SPS or the transaction contemplated by the Merger Agreement. BlueStone's analyses were prepared solely for its purposes in providing its opinion as to the fairness of the consideration to be paid to the Company's stockholders in the merger from a financial point of view and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in the analyses. Similarly, any estimate of values or forecast of future results contained in the analyses is not sufficiently indicative of actual values or actual future results, which values or results may be significantly more or less favorable than those suggested by the analyses. BlueStone made numerous assumptions with respect to industry performance, general business and economic conditions and other matters in its analyses. Such assumptions are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties, and future results or actual values may be materially different from forecasts or estimates contained in the analyses.

     As described above, BlueStone's opinion was one of several factors taken into consideration by the Board of Directors of the Company in making its determination to approve the Merger Agreement. While the foregoing summary covers the material aspects of the analyses performed by BlueStone, the foregoing summary does not purport to constitute a complete description of such analyses and is qualified in its entirety by reference to BlueStone's written opinion, which is attached as Appendix B to this Proxy Statement.

     BlueStone is an investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes. The Board of Directors of the Company selected BlueStone to act as its exclusive financial advisor on the basis of BlueStone's expertise and its familiarity with companies having revenues less than $500 million.

     In connection with BlueStone's services in rendering its opinion with respect to the transaction, the Company paid BlueStone a fee of $100,000. The Company also agreed to indemnify BlueStone and certain related parties against certain liabilities in rendering its opinion including liabilities arising under the federal securities laws. In the event that the Merger Agreement is not adopted by the Company's stockholders, it is anticipated that BlueStone will be further engaged by the Board of Directors to render financial advice.

                       DESCRIPTION OF THE MERGER AGREEMENT

     GENERAL. Material terms of the Merger Agreement are summarized below. Such summary does not purport to represent a complete description of the transaction and is qualified in its entirety by the terms of the Merger Agreement, which is attached as Appendix A to this Proxy Statement.

     Subject to the adoption of the Merger Agreement by the Company's stockholders at the meeting, the satisfaction of the other conditions of closing and the actual closing of the transaction after the meeting, the merger will be consummated upon the filing of a Certificate of Merger with the State of Delaware. At such time, the independent existence of the Company as a legal entity will cease. Although MTC will continue as the surviving legal entity, it is anticipated that MTC will change its name to a name similar or identical to that of the Company.

     PRINCIPAL CONDITIONS OF CLOSING. A required condition of the closing of the merger is that the Company's stockholders adopt the Merger Agreement at the meeting. Under the DGCL such stockholder approval requires the affirmative vote of a majority of the Company's outstanding shares of Common Stock. In this connection, both of the Company's executive officers, two other Board members who are stockholders and another stockholder who owns more than 5% of the Company's outstanding shares of Common Stock have entered into Voting Agreements with SPS to vote in favor of the merger and to vote against any competing proposal which may arise. The Voting Agreements cover an aggregate of 744,982 shares, or 26%, of the Company's Common Stock. A somewhat related condition of closing is that SPS may cancel the closing and terminate the Merger Agreement if Dissenting Shares aggregate more than 1% of the then outstanding shares of the Company's Common Stock.

     Apart from stockholder approval, the consummation of the merger is also dependent upon several other conditions, including that SPS be satisfied as to the operations and prospects of the Company after having conducted a due diligence investigation relative to the Company. In addition, the Company's representations and warranties must be true in all material respects as a condition of closing notwithstanding the independent investigation of SPS.

     Another condition of closing is that no more than ten of the Company's largest stockholders agree to exchange an aggregate of at least 45%, but no more than 51%, of the Company's total outstanding shares for SPS Stock based upon the ratio of (a) the average of the daily last sales prices of such stock on the New York Stock Exchange for the last 20 days ending one day prior to the meeting to
(b) $5.00 per share. Under the Merger Agreement, SPS retains the right to approve a higher number than ten stockholders to be included in this category and/or to decrease the 45% requirement or increase the 51% limit.

     As of the Record Date, 13 stockholders owning an aggregate of 41% of the Company's outstanding shares of Common Stock, including Messrs. Diamond and McNeil, have entered into Stock Purchase Agreements with SPS in which they have agreed to accept payment in the form of SPS Stock for all or most of their shares of the Company's Common Stock if the merger is approved. (The Stock Purchase Agreements do not commit these stockholders to vote for the merger; however, four of these persons have also entered into separate Voting Agreements with SPS in which they have agreed to vote to adopt the Merger Agreement). By SPS having entered into Stock Purchase Agreements with all 13 of the above parties, SPS has effectively waived the conditions that the number of persons taking SPS Stock not exceed ten.

     There exist a number of other conditions of closing, including the cancellation of all outstanding options, the obtaining of any required third party consents, the absence of any intervening litigation and the delivery of tax opinions concerning the transaction.

     PAYMENT OF CONSIDERATION BY SPS. Concurrently with the closing of the merger, some or all of the shares of the Company's Common Stock owned by stockholders who are parties to Stock Purchase Agreements will be exchanged for SPS Stock as described above. The shares of the Company's Common Stock acquired by SPS in this fashion will not be deemed to be outstanding at the closing and will not be entitled to receive the $5.00 cash consideration at the closing. All existing options and warrants to purchase shares of the Company's Common Stock will be terminated prior to the closing. Each option holder will be paid an amount of cash equal to the excess, if any, of $5.00 per share over the applicable exercise price under the option for each such optioned share. The warrants will be terminated without any payment to the warrant holders since they are exercisable at $5.00 per share.

     All other stockholders not dissenting from the merger will be entitled to receive a cash payment equal to the sum of $5.00 for each share of the Company's Common Stock held by them effective upon the consummation of the merger. As soon as practicable thereafter, an exchange agent selected by SPS will mail a transmittal letter to each holder of record of shares of the Company's Common Stock (other than to holders of Dissenting Shares) with instructions regarding the exchange of such shares for the cash consideration of $5.00 per share. Upon each stockholder's surrender of a stock certificate(s) representing shares of the Company's Common Stock, together with a properly executed transmittal letter and such other documents as SPS may reasonably request, such stock certificate(s) will be cancelled and payment of the consideration will be mailed to the stockholder. Until so surrendered, each such stock certificate will from and after the closing represent only the right to receive the cash consideration with respect to the shares of the Company's Common Stock represented thereby.

     HOLDERS OF COMPANY COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. SHAREHOLDERS SHOULD SEND STOCK CERTIFICATES ONLY TO THE EXCHANGE AGENT AND ONLY AFTER THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

     THE COMPANY'S REPRESENTATIONS, WARRANTIES AND COVENANTS. The Merger Agreement contains many customary representations, warranties and covenants on the part of the Company. Included among the covenants is the obligation of the Company to conduct its business in the ordinary course, but restricting it from doing so in certain respects. For instance, absent the approval of SPS, the Company may not: change its capital structure, including the issuance of new shares; nor declare any dividends; nor amend its Certificate of Incorporation or By-Laws; nor enter into any other corporate merger or major acquisition; nor dispose of or encumber any assets except in the ordinary course of business; nor incur any significant indebtedness; nor grant any extraordinary salary or wage increases, bonuses or other compensation; nor make any capital expenditures in excess of $25,000 without SPS's prior approval; nor modify or terminate any significant contract or lease. (For greater detail refer to Article V on pages 7-21 of the Merger Agreement regarding representations and warranties, and
Section 6.1 on pages 24-27 of the Merger Agreement regarding certain covenants relating to operations.)

     THE COMPANY'S OBLIGATIONS CONCERNING COMPETING OFFERS. The Company has agreed that it will not, directly or indirectly, initiate, solicit or encourage any inquiry or the making of any proposal which constitutes, or may be reasonably expected to lead to, a competing offer or transaction. The prohibition includes furnishing non-public information to any other parties and extends to the Company's officers, directors, employees, representatives, agents, affiliates, investments bankers, attorneys and accountants. Furthermore, the Company must provide SPS with all relevant information about, or copies of, any such inquiries or proposals. Exceptions to the above prohibition permit the Company's Board of Directors (a) to comply with its fiduciary duties to communicate any competing tender offer which might arise to the Company's stockholders, together with any recommendation with respect thereto and (b) to furnish information to, and enter discussions with, any party who, prior to September 7, 1997, states in writing that it has a serious interest in making a bona fide economically superior proposal; provided that the Board of Directors determines that such action is necessary to comply with its fiduciary duties and that the competing party is financially capable of completing such a transaction, that the Company gives SPS two business days' notice that it is taking such action and that the Company obtains a non-disclosure agreement from such party as restrictive as that which it has previously obtained from SPS. In addition to the above restrictions, the Company's Board of Directors may not, prior to September 7, 1997, withdraw or modify its recommendation of the merger nor endorse any competing proposal unless it determines that it must do so in order to comply with its fiduciary duties, and then only upon prior notice to SPS and the payment to SPS of a $480,000 termination fee as discussed below. (For greater detail and definitions concerning competing offers and superior proposals refer to Section 6.2 on pages 27-29 of the Merger Agreement.)


     TERMINATION OF THE TRANSACTION. The Merger Agreement may be terminated at any time prior to the closing: (a) by mutual consent of the Company and SPS; (b) by either party if the merger is not consummated by December 31, 1997; (c) by either party if any court issues a final, nonappealable decree prohibiting the transaction; (d) by either party in the event of a material, uncured failure or breach of the representations, warranties or covenants on the part of the other party; (e) by SPS, prior to September 7, 1997, if its due diligence investigation uncovers a material business problem or if it is unsatisfied with respect to continuing relations with Xerox after the merger; (f) by SPS if the Company's Board of Directors withdraws or modifies it recommendation in favor of the merger or entertains, recommends or enters into a competing proposal, or if the Company's stockholders fail to approve the merger at the meeting by the necessary majority of outstanding shares of Common Stock or (g) by the Company if it enters into a definitive agreement relating to a superior transaction by September 7, 1997. (For greater detail refer to Sections 8.1-8.4 on pages 35-37 of the Merger Agreement.)

     TERMINATION FEE PAYABLE BY THE COMPANY. The Company is obligated to pay SPS a $480,000 termination fee if the transaction is terminated for any of the following reasons: (a) in the event that the Company shall have willfully caused a material failure or breach of its representations, warranties or covenants; or
(b) in the event that the Company's Board of Directors withdraws or modifies it recommendation in favor of the merger or entertains, recommends or enters into a competing proposal or (c) in the event that the Company's stockholders fail to approve the merger at the meeting by the necessary majority of outstanding shares of Common Stock. Otherwise, the Company and SPS are each responsible for its own fees and expenses incurred in connection with the transaction. In the case of the Company, this includes the $100,000 fee which the Company paid to BlueStone in connection with its fairness opinion regarding the transaction.

     FUTURE OPERATION AND AGREEMENTS WITH THE COMPANY'S MANAGEMENT. After the merger, although MTC will be a subsidiary of SPS, it will operationally be a part of Arnold, which is headquartered in Marengo, Illinois. SPS has informed the Company that it plans to continue the operation of the Company's business from its two plants in Rochester, New York and Rochester, England. Isadore Diamond, founder of the Company and Chairman of the Board of Directors, will retire upon the merger and will enter into a covenant-not-to-compete with MTC in consideration of a payment of $10,000 per year plus MTC's maintenance of his medical insurance. SPS has also agreed to indemnify the Company's officers and directors, for a period of seven years after the closing, with respect to any claims or actions arising out of any such party's prior position as an officer or director of the Company. (For greater detail refer to Section 6.7 on pages 30-31 of the Merger Agreement.)

     As a condition of the transaction, SPS required that Gordon H. McNeil, the Company's President and CEO, enter into a five-year covenant-not-to-compete agreement, including a three-year employment agreement at a salary rate approximately 70% of his current salary compensation, although with bonus provisions that could increase his compensation closer to, or slightly above, his current compensation if MTC meets certain performance levels in the future. Mr. McNeil agreed to do so.

     In recognition of Messrs. Diamond's and McNeil's tenure with the Company (each in excess of 25 years) and the Company's performance in Fiscal 1997, the Company's Board of Directors took the following two actions at the same time it approved the merger transaction (on August 7, 1997), both of which actions are effective upon the closing of the transaction: (A) The Company will transfer to Mr. Diamond the vehicle currently leased by the Company for his use, thereby incurring an expense of approximately $30,000 in Fiscal 1997 in connection with the termination of the vehicle lease. (B) The Company will pay Mr. McNeil a bonus of $50,000, the expense of which will be charged against Fiscal 1997 operating results.

     REGULATORY APPROVALS. No governmental approvals are required in connection with the merger transaction.

                  ACCOUNTING AND TAX CONSEQUENCES OF THE MERGER

     The merger will be treated by SPS as a "purchase" (rather than a "pooling") for accounting purposes, and the Company's assets will be revalued by SPS relative to their fair value effective upon the merger. All of the consideration paid in the transaction will be delivered by SPS directly to the Company's stockholders and the Company will cease its existence as a legal entity; therefore, there will be no separate treatment of the transaction by the Company for accounting purposes, nor will there be taxation at the corporate level. Neither the Company, SPS nor MTC will recognize gain or loss as a result of the transaction, MTC's holding period for the Company's assets after the transaction will be the same as the Company's holding period for such assets prior to the transaction, and MTC's tax basis in the assets will be the same as the Company's tax basis in such assets prior to the transaction.

     The following discussion summarizes the material federal income tax consequences of the transaction to the Company's stockholders. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW NECESSARILY IS NOT SPECIFIC TO THE SITUATION OF A PARTICULAR STOCKHOLDER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER OF THE COMPANY SHOULD CONSULT HIS OR HER OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTION AS TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

     The federal income tax consequences to a stockholder depend upon (a) the form of consideration received in exchange for the shares of the Company's Common Stock actually owned by him or her and (b) in the case of a stockholder receiving cash, or a combination of cash and SPS Stock, the form of consideration received in exchange for shares of the Company's Common Stock deemed to be constructively owned by him or her under Section 318(a) of the Code. Generally, under Section 318(a), a stockholder is deemed to constructively own shares owned directly or indirectly by certain related individuals (including spouses, children, grandchildren and parents) or by certain related entities (including partnerships, trusts, estates, and corporations in which the stockholder owns, directly or indirectly, 50% or more in value of the stock). Under Section 318(a), if any person has an option to acquire stock, such stock is considered as owned by such person.

     1. Stockholders Receiving Solely SPS Stock. A stockholder who receives solely SPS Stock in the merger transaction (i.e. who enters into a Stock Purchase Agreement with SPS) in exchange for all shares of MTC Common Stock actually owned by him or her will not recognize any gain or loss upon such exchange. The tax basis of the SPS Stock received in such exchange will be equal to the basis of the shares of the Company's Common Stock surrendered and, provided that the shares of the Company's Common Stock surrendered were held as capital assets at the time of such exchange, the holding period of the SPS Stock received will include the holding period of the shares of the Company's Common Stock surrendered.

     2. Stockholders Receiving Solely Cash. If all the shares of the Company's Common Stock actually owned and deemed to be constructively owned under Code
Section 318(a) by a stockholder are exchanged in the merger transaction solely for cash or upon the exercise of dissenters' rights, such stockholder will recognize capital gain or loss (provided that he or she held the shares actually owned by him or her as capital assets at the time of the exchange) measured by the difference between such stockholder's tax basis in the shares of the Company's Common Stock actually owned by him or her and the amount of cash received by him or her in exchange for such shares. The stockholder's capital gain (if any) will be taxed under the Code at the following maximum rates: 20% if his or her holding period for such shares is greater than 18 months as of the date of the transaction; 28% if his or her holding period is greater than one year but not more than 18 months as of the date of the transaction; or at 39.6% (the maximum ordinary income rate) if his or her holding period is one year or less as of the date of the transaction.

     If a stockholder exchanges all the shares of the Company's Common Stock actually owned by him or her solely for cash or upon the exercise of dissenters' rights, but shares of the Company's Common Stock constructively owned by him or her under Code Section 318(a) are exchanged in whole or in part for SPS Stock, then the tax consequences to such stockholder will be determined under Code
Section 302, which deals with redemptions. Section 302 contains three tests that are relevant in this context to determine whether a redemption is taxed as ordinary income or as a capital gain or loss (provided that the shares were held as capital assets at the time of the exchange). Under Section 302, a redemption, to the extent of available undistributed earnings and profits, is treated as a dividend resulting in ordinary income unless it (a) is "not essentially equivalent to a dividend"; (b) is "substantially disproportionate" with respect to the stockholder; or (c) completely terminates the stockholder's interest. If one of those tests is satisfied, capital gain or loss recognized will be measured by the difference between the amount of cash received by the stockholder in exchange for the shares of the Company's Common Stock actually owned by him or her and his or her tax basis in those shares. If none of the tests is satisfied, the stockholder will be treated as having received dividend income equal to the amount of cash received (without deduction for such stockholder's tax basis in the shares of the Company's Common Stock).

     Whether the transaction will be "not essentially equivalent to a dividend" with respect to a particular stockholder depends upon the particular circumstances applicable to such stockholder, there being no precise mathematical formula whereby it is possible to assure satisfaction of this test.

     On the other hand, the "substantially disproportionate" test is a mathematical test. The transaction will be "substantially disproportionate" with respect to a stockholder if his or her percentage ownership of SPS voting stock after the merger (considering shares actually and constructively owned) is less than 50% of all SPS voting stock and less than 80% of his or her hypothetical percentage ownership of the total number of shares of SPS voting stock immediately after the transaction if all of the shares of the Company's voting stock owned by him or her had been exchanged for SPS voting stock (considering shares actually and constructively owned).

     The third test is the complete termination of interest, which can only be satisfied if all the shares of the Company's voting stock actually and constructively owned by a stockholder are exchanged solely for cash or upon the exercise of dissenters' rights, except that Code Section 302 sets forth a procedure which, under certain circumstances, allows a waiver of the constructive ownership rules as they apply to family members.

     Under the rules of Section 302, a Company stockholder who receives cash for any shares of the Company's Common Stock actually owned by him or her risks having such amounts treated as a dividend rather than as capital gains if any shares of the Company's Common Stock constructively owned by him or her are exchanged in whole or in part for SPS Stock, the substantially disproportionate test is not met, and the stockholder cannot or does not waive constructive ownership of the shares held by others but which are attributed to him or her.

     IF A STOCKHOLDER HAS A DIFFERING BASIS AND/OR HOLDING PERIODS IN RESPECT OF HIS OR HER SHARES OF THE COMPANY'S COMMON STOCK, HE OR SHE SHOULD CONSULT HIS OR HER TAX ADVISOR PRIOR TO THE MERGER AND THE SHARE EXCHANGES WITH REGARD TO IDENTIFYING THE PARTICULAR BASIS AND/OR HOLDING PERIOD OF THE SHARES OF THE COMPANY'S COMMON STOCK TO BE SOLD IN THE MERGER AND THE SHARE EXCHANGES AND THE PARTICULAR BASES AND/OR HOLDING PERIODS OF THE PARTICULAR SHARES OF SPS STOCK HE OR SHE RECEIVES IN THE TRANSACTION, SINCE SEVERAL METHODS OF DETERMINATION MAY BE AVAILABLE.

     3. Stockholders Receiving a Mixture of Cash and SPS Stock. A stockholder who receives a combination of cash and SPS Stock in the transaction in exchange for all the shares of the Company's Common Stock actually owned by him or her will not recognize any loss realized on such exchange, but will recognize any gain realized to the extent of the amount of cash received. Such recognized gain will be eligible for capital gain treatment (provided that the shares of the Company's Common Stock were held as capital assets at the time of the exchange) unless the receipt of the cash has the effect of a distribution of a dividend (determined with the application of the constructive ownership rules of Code
Section 318(a) as discussed above) as provided in Code Section 356(a)(2), in which event all of such recognized gain would be taxed as dividend income (or, if less, the portion thereof up to such stockholder's ratable share of the undistributed earnings and profits of the Company). In determining dividend equivalency under Section 356(a)(2), the Internal Revenue Service has stated that it will apply the tests of Section 302 dealing with redemptions. Applying the tests under Section 302, the cash received would be eligible for capital gain treatment (rather than dividend income) only if the "not essentially equivalent to a dividend" test or "substantially disproportionate" test discussed above is satisfied. The stockholder's capital gain (if any) will be taxed under the Code at the following maximum rates: 20% if his or her holding period for such shares is greater than 18 months as of the date of the transaction; 28% if his or her holding period is greater than one year but not more than 18 months as of the date of the transaction; or at 39.6% (the maximum ordinary income rate) if his or her holding period is one year or less as of the date of the transaction.

     The tax basis of the SPS Stock received by a stockholder who receives a combination of cash and SPS Stock in exchange for shares of the Company's Common Stock actually owned by him or her will be the same as the basis of the shares of the Company's Common Stock exchanged, decreased by the amount of cash received and increased by the amount of gain recognized, if any, including the portion of any such gain treated as a dividend. The holding period of the SPS Stock received will be the same as the holding period of the shares of the Company's Common

Stock exchanged, provided that such shares of the Company's Common Stock were held as capital assets at the time of the exchange.

     NEITHER THE COMPANY NOR SPS NOR ANY OTHER PARTY GUARANTEES THAT THE ABOVE TAX RESULTS WILL BE OBTAINED. ALL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE TRANSACTION AS IT RELATES TO THEM, INCLUDING THE EFFECTS OF ANY FEDERAL, STATE OR LOCAL TAX LAWS.

                     RESTRICTIONS ON SPS STOCK TO BE ISSUED

     While most of the Company's stockholders will receive cash for their shares of the Company's Common Stock, a limited number of the Company's largest stockholders have agreed or will agree to exchange at least 45%, but no more than 51%, of the Company's total outstanding shares of Common Stock, valued at $5.00 per share, for shares of SPS Stock valued at the average of the daily last sales prices of such stock on the New York Stock Exchange for the last 20 days ending one day prior to the meeting. The sale of the SPS Stock thus issued will be unregistered under the Act and such shares will be restricted from sale on the public market until they are registered by SPS or their sale becomes eligible for an exemption under Rule 144 as promulgated by the Securities and Exchange Commission.

     Under Rule 144 as currently in effect, a stockholder may publicly sell his or her shares of SPS Stock so obtained after one year has elapsed from the date of the acquisition of the SPS Stock on the following bases. Each such stockholder will be entitled to sell, within any three-month period thereafter, that number of shares of SPS Stock that does not exceed the greater of 1% of the then outstanding shares of SPS Stock or the average weekly trading volume of SPS Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission; provided that the selling stockholder gives such prior notice, that each such sale is made in a certain manner and that current information about SPS is publicly available. If, however, a two-year holding period has elapsed from the date of the stockholder's acquisition of the SPS Stock and the stockholder is not an "affiliate" of SPS at any time during the 90 days prior to such sale, then such stockholder may sell shares of SPS Stock publicly without regard to the above limitations as to volume, prior notice, manner of sale or public information.

     Each stockholder who receives SPS Stock will have entered into a Stock Purchase Agreement with SPS in which he or she represents, among other things, that he or she is an "accredited investor" within the meaning of Rule 501 as promulgated under the Act and is taking the SPS Stock for investment purposes and not for distribution. Prior to the execution of each such Stock Purchase Agreement, SPS has provided, or will provide, to each of such stockholder a private placement memorandum describing both the transaction and SPS, together with copies of all of SPS's recent public filings with the Securities and Exchange Commission. (The private placement memorandum has been provided only to stockholders who are "accredited investors".)

     As of the Record Date, 13 stockholders owning an aggregate of 41% of the Company's outstanding shares of Common Stock, including Messrs. Diamond and McNeil, have entered into Stock Purchase Agreements with SPS in which they have agreed to accept payment in the form of SPS Stock for their shares of the Company's Common Stock if the merger is approved (the Stock Purchase Agreements do not commit these stockholders to vote for the merger, although four of them have entered into separate Voting Agreements to do so).

     In order to induce larger stockholders to enter into the necessary Stock Purchase Agreements to tender their shares of the Company's Common Stock for SPS Stock, SPS has offered limited registration rights to such stockholders under which SPS may register their shares of SPS Stock under the Act.

                      MARKET FOR THE COMPANY'S COMMON STOCK

     The Company's common stock is traded on the over-the-counter market and is reported under the symbol "MTCC" on the National Association of Securities Dealers Automated Quotation System (NASDAQ). On August 6, 1997, the day preceding the public announcement of the Merger Agreement with SPS, the high and low bid prices of the Company's Common Stock were both $3.625. The high and low bid prices of the Company's Common Stock for each quarter during the past two fiscal years were as follows:

                                                           Fiscal 1997                  Fiscal 1996
                                                           -----------                  -----------
                Fiscal Quarter Ended                    High           Low          High           Low
                --------------------                    ----           ---          ----           ---
            July 31 (Fourth Quarter)                  $ 4.25        $ 3.13        $ 4.00        $ 3.25
            April 30 (Third Quarter)                    4.25          3.13          4.44          3.38
            January 31 (Second Quarter)                 4.75          3.25          5.00          4.00
            October 31 (First Quarter)                  4.00          3.00          5.28          4.00

                    Note: The above quotations reflect inter-dealer prices,
                          without retail mark-up, mark-down or commissions, and may not represent actual transactions.

     On the Record Date, the Company had approximately 2,600 stockholders of record, plus an unknown number having their shares registered in "street name" or in the name of a nominee.

     The Company has paid no cash dividends on its Common Stock since its inception and, if the Merger Agreement is not approved by the stockholders, is unlikely to do so in the near future. Future profits are more likely to be utilized to improve the Company's working capital base. Under its current loan arrangements, the Company cannot pay cash dividends without approval of its bank.

                          MARKET FOR SPS'S COMMON STOCK

     SPS is authorized to issue 30,000,000 shares of $1.00 par value common stock and 400,000 shares of $1.00 par value preferred stock. No shares of preferred stock are outstanding. As of March 11, 1997, SPS had approximately 1,100 shareholders of record and 6,022,771 shares of common stock outstanding. On July 29, 1997, the SPS Board of Directors declared a 2-for-1 stock split effective as of August 20, 1997.

     The common stock of SPS is listed on the New York Stock Exchange under the symbol NYST:ST. On August 6, 1997, the day preceding the public announcement of the Merger Agreement, the high and low sale prices of SPS's common stock were $82.00 and $81.25, respectively. The price ranges at which SPS common stock traded on the Exchange in the last eight quarters were as follows:

                      Calendar Quarter Ended                             High              Low
                      ----------------------                             ----              ---
            Third Quarter of 1997 through July 31, 1997               $ 84.69           $ 70.25
            Second Quarter of 1997 (ended June 30, 1997)                75.75             64.75
            First Quarter of 1997 (ended March 31, 1997)                69.50             58.38

            Fourth Quarter of 1996                                      65.38             58.63
            Third Quarter of 1996                                       70.25             59.75
            Second Quarter of 1996                                      71.25             55.63
            First Quarter of 1996                                       56.63             51.25

            Fourth Quarter of 1995                                      53.75             38.63
            Third Quarter of 1995                                       41.00             36.00

                           DESCRIPTION OF THE COMPANY

     (a) Business Development

     The Company is engaged in contract manufacturing. Incorporated in 1969, the Company has historically concentrated on designing and manufacturing magnetic, electronic and mechanical subassemblies of copiers and printers for the electronic office equipment manufacturing industry ("the Magnetic Assembly Group").

     Because a single customer historically accounted for approximately 90% of the Company's business (Xerox Corporation and its English subsidiary), during 1993 the Company attempted to reduce that percentage through two unrelated actions. First, it licensed the magnetic assembly European business which it had been performing for Xerox to an English Corporation. Second, it acquired its former Austro Mold Group, which designs and builds plastic molds and manufactures custom injection molded parts and assemblies. The combined actions reduced the Company's percentage of Xerox business to 74% and 80% in Fiscal 1995 and Fiscal 1996, respectively; however, both actions were nullified by subsequent events, and Xerox's percentage of the Company's business increased to approximately 90% in Fiscal 1997.

     In the second half of Fiscal 1995 the Company reacquired its European business by purchasing Magnetic Technologies Europe Limited ("MTE"), located in Rochester, Kent, England, from its English parent corporation at a purchase price considerably below the licensing fee originally received by the Company for that business. Although MTE has diversified, and is expected to further diversify, its customer base, almost half of MTE's Fiscal 1996 sales of $2,020,000 were to a Xerox subsidiary.

     The Austro Mold acquisition did not turn out to be beneficial to the Company. After the acquisition, Austro Mold suffered both a sales decline and cost overruns, incurring operating losses of approximately $2 million in the two years prior to Fiscal 1996, and the Magnetic Assembly Group's profits were insufficient to offset Austro Mold's losses. In spite of corrective actions which the Company took in Fiscal 1995, the losses continued in Fiscal 1996. Accordingly, the Company's Board of Directors authorized the disposition of Austro Mold, and on July 15, 1996, the Company sold Austro Mold to an unrelated party.

     The Company incurred a net loss of $2,017,000 for Fiscal 1996, including a $1,774,000 loss on the sale of Austro Mold, on revenues of $25,228,000; however, in the fourth quarter of Fiscal 1996, the Company returned to profitability with a net profit of $204,000. (The Austro Mold loss was booked in the third quarter of Fiscal 1996.) The Company remained profitable throughout Fiscal 1997. For the first three quarters ended April 30, 1997, the Company reported a net income of $742,519 on sales of $15,921,114. Sales for the full fiscal year were approximately 21 million, and the Company's backlog at July 31, 1997 was approximately $16 million, versus $8,513,000 at July 31, 1996.

     (b) Current Business

     The Company's contract manufacturing business consists of the development, manufacture and assembly of products to the OEM market in various stages, from engineering and design, to prototypes, to production runs. The products currently consist of (a) precision magnetic, electronic and mechanical devices and (b) the remanufacturing of components and subassemblies for reuse by office equipment manufacturers.

     The Magnetic Assembly Group, including the Company's remanufacturing operations, operates out of the Company's main facility in Rochester, New York, marketing its products primarily to United States original equipment manufacturers by direct sales. The Company's wholly-owned European subsidiary, MTE, operates out of a facility in Rochester, Kent, England, marketing magnetic assemblies to European manufacturers by direct sales. The Company promotes business by providing engineering, design and prototype services to assist manufacturers in the development of new products. These services often result in the Company obtaining production orders after the related products evolve from the prototype stage.

     The Company's competition includes Hitachi and Aoyama in Japan and several smaller service companies in the United States; however, more competition is provided by the in-house capabilities of the Company's customers. Quality and price are both important factors in the marketplace. In the area of quality, the Magnetic Assembly Group historically set the high standards which some Japanese competitors have been able to meet in more recent years. In the area of pricing, the Company has faced continuous pressure not only from competitors but also from its principal customer to lower prices. Management believes that the Company's proprietary "reaction in mold" (RIM) injection molding process utilized in the manufacture of magnetic brush cores both domestically and at MTE provides it with somewhat of a competitive advantage. Because MTE is located in England, management believes it may have a competitive advantage over Japanese companies in obtaining European business from new customers. In September, 1996, the Company announced that MTE had signed a multi-year contract to produce magnetic assembly components for Xeikon N.V., a Belgian company, most of which business will be realized in future fiscal years. In Fiscal 1997, MTE accounted for approximately $3 million of the Company's approximate $21 million in revenues, of which Xeikon sales were approximately $245,000.

     Magnets, the Company's key raw material for magnetic assemblies, are available through fewer than a dozen suppliers, no one of which dominates the industry. Three magnet manufacturers (Stackpole Corporation, GenCorp and Arnold) are located in the United States. At least four Japanese firms also supply magnets. The vendors which the Company has utilized in the past have generally delivered acceptable quality materials, and in recent years supplies of magnets have been readily obtainable. Arnold has not been a significant supplier to the Company in the past, but may be in the future.

     Since Xerox Corporation continues to be a major customer of the Company, the loss of Xerox as a customer would have a materially adverse impact on the Company.

     The Company has no material patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, although the Company's proprietary RIM process is important to its business. No material portion of the Company's products or services is dependent upon governmental approvals, nor do existing or probable governmental regulations materially affect the Company's business. Compliance with environmental statutes and regulations has not had a material effect on the Company in recent fiscal years.

     The Company's expenditures in company-sponsored research and development activities have been nominal ($1,000 in Fiscal 1996 and $6,000 in Fiscal 1995). Because of the integration of its engineering and manufacturing operations, the Company cannot readily identify the amount of customer-funded research and development activities.

     The Company, including MTE, had 86 full-time employees at July 31, 1997.

     (c) Properties

     The Company operates out of two leased facilities described below.

     The Company's corporate headquarters, core engineering staff and domestic magnetic assembly manufacturing operations, including remanufacturing operations, are located in a 70,000 square foot building at 770 Linden Avenue, Rochester, New York. The facility is in good condition and management believes that it has sufficient capacity to house up to $35 to $40 million of sales volume per year. Under the terms of its lease expiring October 31, 2000, the Company pays a rent of $30,468 per month. The landlord of the building is Linden Properties, a partnership in which one partner is the Chairman of the Company's Board of Directors and holder of more than 5% of the Company's Common Stock and the other partner is also an owner of more than 5% of the Company's Common Stock.

     MTE operates out of an 8,350 square foot facility in Rochester, Kent, England as a tenant at will terminable by either party upon 30 days notice. The location is adequate to house up to approximately $5 million of annual sales volume. A ten-year lease agreement, with an option to terminate every two years, is currently under negotiation, which lease will be subject to the approval of both the Company's Board of Directors and SPS.

     (d)  Legal Proceedings

     The Company is not now, and has not been in recent years, subject to any material legal proceedings.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP has been the Company's independent auditor since 1988. Representatives of Price Waterhouse LLP are expected to be present at the meeting to respond to appropriate questions and to make a statement to stockholders if they desire to do so.

                     STOCKHOLDER PROPOSALS AND OTHER MATTERS

     If the Merger Agreement is not approved by the Company's stockholders at the meeting, any proposal which a stockholder wishes to be presented at the Annual Meeting of stockholders following Fiscal 1998 must be received by the Secretary of the Company prior to July 31, 1998, in order to be placed before the stockholders. (No such proposals were received in time to be eligible for presentation at the Fiscal 1997 Annual Meeting if there be any.)

     Because the meeting is a special meeting for the purposes set forth in this Proxy Statement, it is anticipated that no other business will come before the meeting. However, if any other matters properly come before the meeting, the persons named as proxy holders in the enclosed proxy will have discretionary authority to vote the shares represented thereby in accordance with their judgment.

                             ADDITIONAL INFORMATION

     Attached to this Proxy Statement are the following appendices:

         Appendix A      -   The Merger Agreement

         Appendix B      -   BlueStone's fairness opinion

         Appendix C      -   Section 262 of the Delaware General Corporation Law

         Appendix D      -   The Company's Annual Report on Form 10-KSB for
                             Fiscal 1996, as previously filed with the Securities and Exchange Commission.

         Appendix E      -   The Company's Form 10-QSB for the first three
                             quarters ended April 30, 1997 of Fiscal 1997, as previously filed with the Securities and Exchange
                             Commission.

     Incorporated by reference in this Proxy Statement are the following additional documents as previously filed with the Securities and Exchange Commission.

     (1) SPS's Annual Report on Form 10-K for its fiscal year ended December 31, 1996.

     (2) SPS's Quarterly Reports on Form 10-Q for its first quarter ended March 31, 1997, and its second quarter ended June 30, 1997.

     (3) All documents subsequently filed by SPS with the Securities and Exchange Commission.

     Incorporated by reference in this Proxy Statement are all documents which may be filed by the Company or SPS pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the date of the meeting to which this Proxy Statement relates, and shall be deemed to be a part hereof from the date of the filings of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF ANY INFORMATION INCORPORATED BY REFERENCE HEREIN, EXCLUDING THE EXHIBITS THERETO, TO INTERESTED STOCKHOLDERS WHOSE PROXY IS BEING SOLICITED HEREIN, UPON WRITTEN REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. THE COMPANY WILL ALSO FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN SUCH REPORTS UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S COST OF FURNISHING SUCH EXHIBITS. REQUESTS SHOULD BE DIRECTED TO SUSAN
M. WEISE, SECRETARY OF THE COMPANY, AT 770 LINDEN AVENUE, ROCHESTER, NY 14625.

                                             By Order of the Board of Directors

                                             Susan M. Weise
                                             Secretary

September 15, 1997
Rochester, New York

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                        MAGNETIC TECHNOLOGIES CORPORATION
           PROXY FOR SPECIAL MEETING OF STOCKHOLDERS - OCTOBER 9, 1997

     The undersigned hereby appoints ISADORE DIAMOND and GORDON H. McNEIL, and each of them, proxies for the undersigned, with full power of substitution, to vote as designated below all the shares of Common Stock of MAGNETIC TECHNOLOGIES CORPORATION ("the Company") which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held at the Industrial Management Council in the Hutchison House, 930 East Avenue, Rochester, New York, on Thursday, October 9, 1997, at 11:30 A.M., and at all adjournments thereof, on the following matters:

     (1) FOR [ ] or AGAINST [ ] or ABSTAIN [ ] with respect to a proposal to approve and adopt an Agreement and Plan of Merger among the Company, SPS Technologies, Inc. ("SPS") and MTC Acquisition Corp., a subsidiary of SPS, as more fully described in the Proxy Statement relating to the meeting.

     (2) OTHER BUSINESS: In their discretion, upon such other matters as may come before the meeting.

     THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IF AUTHORITY IS WITHHELD PURSUANT TO ABOVE INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

                                (continued, and to be signed, on the other side)




(continued from the other side)

     The undersigned acknowledges receipt of the Special Meeting Notice and Proxy Statement.

                                 Dated:                     , 1997
                                      ----------------------


                                 ---------------------------------
                                     Signature of Stockholder

                                 ---------------------------------
                                      Signature of Co-Owner

                                 Please date this Proxy and sign exactly as your name appears hereon. For a joint account, all co-owners must sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please use full title.

                                                                   Appendix A

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             SPS TECHNOLOGIES, INC.,

                              MTC ACQUISITION CORP.

                                       and

                        MAGNETIC TECHNOLOGIES CORPORATION

                           DATED AS OF AUGUST 7, 1997

                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE I - THE MERGER; EFFECTIVE TIME; CLOSING....................................................................
         1.1      THE MERGER.......................................................................................
         1.2      EFFECTIVE TIME...................................................................................
         1.3      CLOSING..........................................................................................
         1.4      EFFECTS OF THE MERGER............................................................................

ARTICLE II - CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.................................
         2.1      CERTIFICATE OF INCORPORATION.....................................................................
         2.2      BY-LAWS..........................................................................................

ARTICLE III - DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION..................................................
         3.1      DIRECTORS........................................................................................
         3.2      OFFICERS.........................................................................................

ARTICLE IV - MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER; OPTIONS AND WARRANTS........
         4.1      SHARE CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER; OPTIONS
                  AND WARRANTS.....................................................................................
         4.2      EXCHANGE PROCEDURES..............................................................................
         4.3      DISSENTING SHARES................................................................................
         4.4      RELATED SHARE EXCHANGES..........................................................................

ARTICLE V - REPRESENTATIONS AND WARRANTIES.........................................................................
         5.1      REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................
         5.2      REPRESENTATIONS AND WARRANTIES OF ACQUIROR.......................................................

ARTICLE VI - ADDITIONAL COVENANTS AND AGREEMENTS...................................................................
         6.1      CONDUCT OF BUSINESS..............................................................................
         6.2      NO SOLICITATION..................................................................................
         6.3      MEETING OF STOCKHOLDERS..........................................................................
         6.4      PROXY STATEMENT..................................................................................
         6.5      ACCESS TO INFORMATION............................................................................
         6.6      PUBLICITY........................................................................................
         6.7      INDEMNIFICATION OF DIRECTORS AND OFFICERS........................................................
         6.8      TAXES............................................................................................
         6.9      MAINTENANCE OF INSURANCE.........................................................................
         6.10     REPRESENTATIONS AND WARRANTIES...................................................................


                                      (i)

         6.11     REASONABLE BEST EFFORTS; OTHER ACTION............................................................
         6.12     NOTIFICATION OF CERTAIN MATTERS..................................................................

ARTICLE VII - CONDITIONS...........................................................................................
         7.1      CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGER SUB.........................................
         7.2      CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.....................................................

ARTICLE VIII - TERMINATION.........................................................................................
         8.1      TERMINATION BY MUTUAL CONSENT....................................................................
         8.2      TERMINATION BY EITHER ACQUIROR OR THE COMPANY....................................................
         8.3      TERMINATION BY ACQUIROR..........................................................................
         8.4      TERMINATION BY THE COMPANY.......................................................................
         8.5      EFFECT OF TERMINATION AND ABANDONMENT............................................................

ARTICLE IX - MISCELLANEOUS AND GENERAL.............................................................................
         9.1      PAYMENT OF EXPENSES..............................................................................
         9.2      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.......................................................
         9.3      MODIFICATION OR AMENDMENT........................................................................
         9.4      WAIVER OF CONDITIONS.............................................................................
         9.5      COUNTERPARTS.....................................................................................
         9.6      GOVERNING LAW....................................................................................
         9.7      NOTICES..........................................................................................
         9.8      ENTIRE AGREEMENT; ASSIGNMENT.....................................................................
         9.9      PARTIES IN INTEREST..............................................................................
         9.10     CERTAIN DEFINITIONS..............................................................................
         9.11     SEVERABILITY.....................................................................................
         9.12     SPECIFIC PERFORMANCE.............................................................................
         9.13     CAPTIONS.........................................................................................


                                      (ii)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 7, 1997, among SPS Technologies, Inc., a Pennsylvania corporation ("Acquiror"), MTC Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of Acquiror ("Merger Sub"), and Magnetic Technologies Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Acquiror, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for the Company to merge with and into Merger Sub upon the terms and subject to the conditions of this Agreement and the stockholder of Merger Sub has approved this Agreement as required under the Delaware General Corporation Law, as amended (the "DGCL");

         WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined in Section 1.1) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, certain holders (each, a "Stockholder" and, collectively, the "Stockholders") of Shares (as defined in Section 4.1(a)) are entering or will enter into Stock Purchase Agreements and/or Voting Agreements, forms of which are attached as EXHIBIT A hereto (the "Stock Purchase Agreements") and EXHIBIT B hereto (the "Voting Agreements"); and

         WHEREAS, Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Acquiror, Merger Sub and the Company hereby agree as follows:

                 ARTICLE I - THE MERGER; EFFECTIVE TIME; CLOSING

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2 below), the Company and Merger Sub shall consummate a merger (the "Merger") in which (a) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease, and (b) Merger Sub shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all of the rights, properties, liabilities and obligations of the Company.

         1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Merger Sub and the Company shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

         1.3 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., Rochester time, on the date of the Stockholder Meeting (as hereinafter defined) (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), in Rochester, New York, unless another date, time or place is agreed to in writing by the parties hereto.

         1.4 EFFECTS OF THE MERGER. At the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  ARTICLE II - CERTIFICATE OF INCORPORATION AND
                      BY-LAWS OF THE SURVIVING CORPORATION

         2.1 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation, except that as of the Effective Time the name of the Surviving Corporation shall be changed to Magnetic Technologies Corporation.

         2.2 BY-LAWS. At the Effective Time, the By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation.

                     ARTICLE III - DIRECTORS AND OFFICERS OF
                            THE SURVIVING CORPORATION

         3.1 DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         3.2 OFFICERS. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                  ARTICLE IV - MERGER CONSIDERATION; CONVERSION
          OR CANCELLATION OF SHARES IN THE MERGER; OPTIONS AND WARRANTS

         4.1 SHARE CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER; OPTIONS AND WARRANTS. The manner of converting shares of the Company in the Merger and the treatment of Options and Warrants (each as defined herein) shall be as follows:

                  (a) Subject to Section 4.4, at the Effective Time, each share of common stock, $.15 par value ("Common Stock"), of the Company (the "Shares") issued and outstanding as of the Effective Time (other than Shares owned by Acquiror (including all Shares acquired by Acquiror pursuant to the Share Exchanges contemplated by and defined in Section 4.4 hereof) or any direct or indirect wholly owned subsidiary of Acquiror (collectively, "Acquiror Companies") or by the Company and Shares subject to Section 4.3) at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of $5.00 per share (or a proportionate amount in the case of fractional shares) (the "Merger Consideration"), upon surrender of the certificate representing such shares of Common Stock in the manner provided in Section 4.2.

                  (b) Each Share that is directly owned by any of the Acquiror Companies at the Effective Time (including, without limitation, those shares to be exchanged immediately prior to the Closing pursuant to the Share Exchanges as described in Section 4.4) and each Share that is directly owned by the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

                  (c) All Shares to be converted pursuant to this Section 4.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such Shares (a "Company Certificate") shall thereafter cease to have any rights with respect to such

Shares, except the right to receive for each of the Shares, upon the surrender of such certificate (or such instruments as are contemplated by Section 4.2(h)) in accordance with Section 4.2, the Merger Consideration.

                  (d) Prior to the Effective Time, the Company shall pay, or cause to be paid, to each holder of then outstanding options to purchase Shares (each, an "Option" and collectively, the "Options"), whether vested or unvested, an amount of cash equal to the excess, if any, of $5.00 per share over the applicable exercise price per share of Common Stock subject to such Option (such difference to be computed separately for each Option outstanding immediately prior to the Effective Time), subject in all cases to any required withholding taxes (the "Option Consideration"). In return for the Option Consideration, each such Option shall be settled and terminate at the Effective Time, in accordance with (i) the terms thereof or (ii) an option termination agreement in form and substance satisfactory to Acquiror. Said terminations shall be deemed a release of any and all rights which such holders had or may have had in respect of such Options. In connection with the Option terminations, the Company shall, when applicable, obtain the consent of Option holders to the termination of their Options by means of option termination agreements in form and substance satisfactory to the Acquiror.

         On or before August 8, 1997, the Company shall give notice of the Merger to each holder of an outstanding warrant to purchase Common Stock (each, a "Warrant" and collectively, the "Warrants") in accordance with the terms of such Warrant and not later than October 7, 1997, all outstanding Warrants shall terminate and be of no further force and effect in accordance with the terms thereof.

         As of and after the Effective Time, the Surviving Corporation shall not be bound by any options, warrants, rights or agreements which would entitle any person to own, purchase or receive any capital stock of the Company or the Surviving Corporation, including without limitation the Options and Warrants, all of which are listed in Section 4.1(d) of the Disclosure Schedule (as defined in Section 5.1).

                  (e) At and after the Effective Time, the shares of capital stock of Merger Sub shall remain outstanding.

         4.2      EXCHANGE PROCEDURES.

                  (a) Prior to the Effective Time, Acquiror shall designate a bank or trust company to act as agent for the holders of Shares(the "Exchange Agent") to receive the funds to which holders of such Shares shall become entitled pursuant to Section 4.1(a). At the Effective Time, Acquiror shall transfer to the Exchange Agent by wire transfer to such account as the Exchange Agent shall direct prior to the Effective Time the aggregate amount to be paid to the holders of Shares pursuant to Section 4.1(a) (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration pursuant to Section 4.1 out of the Exchange Fund as provided herein.

                  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Shares immediately prior to the Effective Time (excluding any Shares which will be canceled pursuant to Section 4.1(b) or which are subject to Section 4.3) (i) a letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror shall specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration with respect to the Shares formerly represented thereby.

                  (c) Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other documents as Acquiror or the Exchange Agent shall reasonably request, the holder of such Company Certificate shall be entitled to receive the Merger Consideration for each Share represented thereby in exchange therefor. Until surrendered as contemplated by this Section 4.2, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the Shares formerly represented thereby. No interest will be paid or will accrue on any amount payable in cash pursuant to Section 4.1(a). Upon surrender of a Company Certificate, such Company Certificate shall forthwith be canceled.

                  (d) If payment in respect of Shares surrendered to the Exchange Agent is to be made to a person other than the person in whose name a surrendered certificate is registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such taxes either have been paid or are not payable.

                  (e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Common Stock outstanding immediately prior to the Merger shall cease to have any rights as stockholders of the Company or otherwise with respect to such shares, except as otherwise provided herein or by law. No dividends or other distribution declared after the Effective Time with respect to any shares of capital stock of the Company or the Surviving Corporation shall be paid to the holder of any unsurrendered certificate or certificates formerly representing shares of Common Stock.

                  (f) Notwithstanding anything to the contrary in this Agreement, and subject to Section 4.2(g), none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of a certificate or certificates formerly representing shares of Common Stock for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

                  (g) Promptly following the date of the first anniversary of the Effective Time, the Exchange Agent shall return to the Surviving Corporation all cash in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing Shares may surrender such certificates to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar law) receive in exchange therefor cash in accordance with Section 4.1(a) hereof, without any interest thereon. If any Company Certificates shall not have been surrendered prior to seven years after the Effective Time (or, immediately prior to such earlier date on which any Merger Consideration in respect of such Company Certificates would otherwise escheat to or become the property of any governmental authority), any such Merger Consideration in respect of the Shares represented by such Company Certificates shall, to the extent permitted by applicable laws, become the property of Acquiror.

                  (h) In the event that any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond in such reasonable amount as Acquiror may direct and/or an indemnification agreement as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or Acquiror, as the case may be) will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect of the Shares represented thereby pursuant to this Agreement.

                  (i) Acquiror shall be entitled to, or shall be entitled to cause the Exchange Agent to, deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Acquiror or the Exchange Agent and such sums shall be remitted by Acquiror to the appropriate taxing authorities.

         4.3 DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, at the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 4.1, of the Company Certificate or Certificates that, at the Effective Time, evidenced such Shares. All payments with respect to Dissenting Shares shall be paid by the Surviving Corporation with funds of the Company and not with funds provided by any of the Acquiror Companies. The Company shall give Acquiror (i) prompt notice of any written demands for appraisal of any Shares, any withdrawals of such demands and any other instruments served pursuant to the DGCL in connection therewith and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for appraisal of Common Stock or offer to settle or settle any such demands.

         4.4 RELATED SHARE EXCHANGES. Immediately prior to the Effective Time, not greater than 10 (unless Acquiror has otherwise agreed) stockholders of the Company shall have exchanged not less than 45% and not greater than 51% (unless Acquiror has otherwise agreed) of the outstanding Shares for a number of shares of Acquiror's Common Stock (the "Purchaser Shares"), equal to the quotient of
(a) the product of $5.00 times the number of Shares being exchanged, divided by
(b) the average of the daily last sales prices of Acquiror's Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive full trading days in which such shares are traded on the New York Stock Exchange ("NYSE") ending with the closing of trading on the date which is one trading day prior to the date of the Stockholder Meeting (as defined in Section 6.3), pursuant to Stock Purchase Agreements substantially in the form attached hereto as EXHIBIT A. The closing of such share exchanges (the "Share Exchanges") shall occur immediately prior to and in conjunction with the Closing. All Shares exchanged in the Share Exchanges shall not be deemed outstanding immediately prior to the Effective Time and, accordingly, shall not be entitled to receive Merger Consideration.

                   ARTICLE V - REPRESENTATIONS AND WARRANTIES

         5.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Acquiror and Merger Sub that (except to the extent set forth on the Disclosure Schedule previously delivered by the Company to Acquiror (the "Disclosure Schedule"), which Disclosure Schedule specifically references the lettered paragraph of this Section 5.1 to which any exceptions stated therein relate):

                  (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Company and its subsidiary Magnetic Technologies Europe Limited (the "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section 9.10) with respect to the Company and the Subsidiary. Each of the Company and the Subsidiary has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. Except for the Subsidiary, the Company has no subsidiaries or interests in other entities of any kind. The Company has heretofore made available to Acquiror complete and correct copies of its Certificate of Incorporation and By-Laws as currently in effect. Neither the Company nor the Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-Laws or other charter documents.

                  (b) CAPITALIZATION. The authorized capital stock of the Company consists of 15,000,000 Shares, of which, as of August 1, 1997, 2,786,515 Shares were issued and outstanding and no Shares were held in treasury. All of the outstanding shares of capital stock of the Company and the Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights. Except as set forth in
Section 5.1(b) of the Disclosure Schedule, no Shares are owned by any subsidiary of the Company. All outstanding shares of capital stock or other equity interests of the Subsidiary are owned by the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except for the Options and the Warrants, true, complete and correct copies of which have been delivered to Acquiror prior to the date hereof, and except as set forth in
Section 5.1(b) of the Disclosure Schedule, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or the Subsidiary is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or the Subsidiary. There are not as of the date hereof and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company (other than the Voting Agreements between certain stockholders of the Company and Acquiror).

                  (c)      APPROVALS; FAIRNESS OPINION.

                           (i) The Board of Directors of the Company at a
meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company and has approved the same,
(ii) resolved to recommend that the holders of the Shares approve this Agreement and the transactions contemplated hereby, including the Merger and (iii) taken all action necessary with respect to the transactions contemplated hereby so as to render inapplicable to such transactions, including, without limitation, the agreements to purchase Shares pursuant to the Stock Purchase Agreements and the purchase of such Shares, the restrictions on business combinations contained in
Section 203 of the DGCL.

                           (ii) The Board of Directors of the Company has
received an opinion from BlueStone Capital Partners ("BlueStone") to the effect that the Merger Consideration to be offered to the holders of Shares in the Merger is fair to such holders from a financial point of view and that the value of cash consideration payable hereunder and the stock consideration payable in connection with the Share Exchanges is substantially equivalent.

                  (d) AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to the approval of the Merger by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Shares in accordance with the DGCL and the Company's Certificate of Incorporation). This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Shares in accordance with the DGCL and the Company's Certificate of Incorporation). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Acquiror, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors, rights and to general principles of equity.


                  (e) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation (or other similar documents) or By-Laws (or other similar documents) of the Company or the Subsidiary; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other Person (including without limitation pursuant to the Hart-

Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder), except (A) in connection with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (B) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business,
(C) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, as set forth in Section 5.1(e) of the Disclosure Schedule, (D) the consents, approvals, orders, authorizations, registrations declarations and filings required under the laws of foreign countries (which consents, if any, it shall be the obligation of Acquiror to obtain), (E) the approval of the holders of a majority of the outstanding Shares required by the DGCL and the Company's Certificate of Incorporation, (F) such filings as may be required with the NASDAQ National Market or (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect with respect to the Company and the Subsidiary or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) except as set forth in Section 5.1(e) of the Disclosure Schedule, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or the Subsidiary or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or creations of lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect with respect to the Company or the Subsidiary or adversely affect the ability of the Company to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.1(e) are duly and timely obtained or made and the approval of the Merger and the approval of this Agreement by the Company's stockholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Subsidiary or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect with respect to the Company and the Subsidiary or adversely affect the ability of the Company to consummate the transactions contemplated hereby. Except as set forth in Section 5.1(e) of the Disclosure Schedule, the Company does not know of any pending or proposed legislation, regulation or order (other than those affecting businesses such as the Company's generally) applicable to the Company or the Subsidiary or to the conduct of the business or operations of the Company or the Subsidiary which, if enacted or adopted, could have a material Adverse Effect with respect to the Company or the Subsidiary.

                  (f) LITIGATION; COMPLIANCE WITH LAWS. Except as disclosed in the Company SEC Reports (as defined in Section 5.1(g)) filed and publicly available prior to the date of this Agreement or as disclosed in Section 5.1(f) of the Disclosure Schedule, there are no actions, suits, or proceedings pending or, to the best knowledge of the Company, threatened against the Company or the Subsidiary which could, individually or in the aggregate, if adversely determined, reasonably be expected to have a Material Adverse Effect with respect to the Company or the Subsidiary, nor is there any judgment, decree, injunction, rule or order of any governmental or regulatory authority or arbitrator outstanding against the Company or the Subsidiary, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or the Subsidiary. Except as set forth in Section 5.1(f) of the Disclosure Schedule, as of the date of this Agreement, no investigation or review by any governmental or regulatory authority with respect to the Company or the Subsidiary is pending or, to the knowledge of the Company, threatened, nor has the Company received any notice from any governmental or regulatory authority indicating an intention to conduct the same. Neither the Company nor the Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any governmental authority or regulatory agency applicable to its business or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company and the Subsidiary.

                  (g)      SEC REPORTS; FINANCIAL STATEMENTS

                           (i) Since January 1, 1992, the Company has filed all
forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (ii) The consolidated balance sheets and the related
consolidated statements of operations, stockholders' equity (deficit) and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the audited interim financial statements, to normal year-end adjustments). Except as set forth in Section 5.1(g) of the Disclosure Schedule, since July 31, 1996, there has not been any material change, or any application or request for any material change, by the Company or the Subsidiary in accounting principles, methods or policies for financial accounting purposes that have affected or will affect the Company's consolidated financial statements included in the Company SEC Reports or for tax purposes, except as required by concurrent changes in GAAP.

                  (h) UNDISCLOSED LIABILITIES; ABSENCE OF CERTAIN CHANGES OR EVENTS. Neither the Company nor the Subsidiary has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the best knowledge of the Company, there is no basis for the assertion of any claim or liability of any nature against the Company or the Subsidiary, which is not fully reflected in, reserved against or otherwise described in the financial statements included in the Company SEC Reports filed and publicly available prior to the date of this Agreement. Except as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement or in
Section 5.1(h) of the Disclosure Schedule, or as contemplated by this Agreement, since July 31, 1996, the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course and there has not been (i) any damage, destruction or loss, whether covered by insurance or not, which has, or insofar as reasonably can be foreseen in the future is reasonably likely to have, individually or in the aggregate, a material Adverse Effect with respect to the Company or the Subsidiary; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Shares or any redemption, purchase or other acquisition of the Shares; (iii) any change, occurrence or circumstance in the business, results of operations, properties, assets, liabilities, prospects or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect with respect to the Company or the Subsidiary; (iv) other than in the ordinary course of business consistent with past practice, any increase in the benefits payable under or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation or other amounts payable or to become payable to any directors, officers, key employees, representatives, consultants or advisers of the Company or the Subsidiary, (v) any amendment to the charter or By-Laws of the Company or the Subsidiary, (vi) any issuance or sale of any shares of capital stock of the Company or the Subsidiary, or securities convertible into, or options with respect to, or warrants to purchase the rights to subscribe to, any such shares, or any agreements obligating the Company or any Subsidiary to do any of the foregoing, (vii) any labor dispute affecting the Company or the Subsidiary, other than routine labor matters, (viii) any transaction between the Company or the Subsidiary on the one hand, and any affiliate of the Company (other than the Subsidiary), on the other hand, other than transactions in the ordinary course of business consistent with past practice, (ix) any commitment or transaction entered into by the Company or the Subsidiary other than in the ordinary course of its business consistent with past practice, (x) any change by the Company or the Subsidiary in accounting principles or methods, except insofar as may be required by a change in GAAP, or (xi) any other event or condition which is reasonably likely to have a Materially Adverse Effect with respect to the Company and the Subsidiary.

                  (i) EMPLOYMENT AGREEMENTS. Except as set forth in Section 5.1(i) of the Disclosure Schedule, an Employment Agreement to be entered into between the Company and Gordon H. McNeil as of the Closing Date and a covenant not to compete to be entered into by the Company and Isadore Diamond as of the Closing Date, the Company is not a party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other agreement providing for payments or benefits or the acceleration of payments or benefits upon the change of control of the Company (including, without limitation, any contract to which the Company is a party involving employees of the Company).

                  (j) BROKERS AND FINDERS. Except for the fees and expenses payable to BlueStone, which fees and expenses are reflected in its agreement with the Company, a true and complete copy of which (including all amendments) has been furnished to Acquiror, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                  (k) PROXY STATEMENT. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as such term is defined in Section 6.4) will at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting (as such term is defined in Section 6.3), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or the Subsidiary should occur which is required to be described in a supplement to the Proxy Statement, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will (only with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

                  (l)      TAXES.

                           (i) The Company and the Subsidiary, and each
affiliated group (within the meaning of the Code) of which the Company or the Subsidiary is or has ever been a member, has timely filed all federal income Tax Returns (as defined below) and all other material Tax Returns and reports required to be filed by it. All such Tax Returns are complete and correct in all material respects. The Company and the Subsidiary have paid (or the Company has paid on the Subsidiary's behalf) all Taxes (as defined below) shown due on such Tax Returns. The most recent consolidated financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by the Company and the Subsidiary for all taxable periods and portions thereof through the date of such financial statements.

                           (ii)  Except as disclosed on Section 5.1(1) of the
Disclosure Schedule, no material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or the Subsidiary that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and the Subsidiary, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority. No material issues relating to Taxes have been raised in writing by the relevant taxing authority during any presently pending audit or examination.

                           (iii)  No material liens for Taxes exist with respect
to any assets or properties of the Company or the Subsidiary, except for statutory liens for Taxes not yet due.

                           (iv)  Except as disclosed on Section 5.1(1) of the
Disclosure Schedule and other than with respect to contractual tax indemnity obligations of the Company and the Subsidiary involving claims for state and local Taxes which are not material in amount, neither the Company nor the Subsidiary is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

                           (v)  Neither the Company nor the Subsidiary has
taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                           (vi) The Company and the Subsidiary have complied in
all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

                           (vii) Except as disclosed in Section 5.1(1) of the
Disclosure Schedule, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any federal income or material state, local or foreign Taxes or Tax Returns of the Company or the Subsidiary and neither the Company nor the Subsidiary has received a written notice of any pending audit or proceeding.

                           (viii) Neither the Company nor the Subsidiary has
agreed to or is required to make any adjustment under Section 481(a) of the Code.

                           (ix) Neither the Company nor the Subsidiary has,
with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 141(f)(4) of the Code) owned by the Company or the Subsidiary.

                           (x)  No property owned by the Company or the
Subsidiary (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code. Neither the Company nor the Subsidiary is currently, has been within the past five years, or anticipates becoming a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

                           (xi)  For purpose of the Agreement (A) the terms
"Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement and (B) the term "Tax Return" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

                  (m) EMPLOYEE BENEFITS. Section 5.1(m) of the Disclosure Schedule contains an accurate and complete list of all Company Benefit Plans (as defined below). None of the Company Benefit Plans is a multiemployer plan as defined in Section 3(37) of the Employee Retirement Income Security Act, as amended ("ERISA") or a multiple employer plan covered by Section 4063 or 4064 of ERISA.

                           (i)  Except as disclosed in Section 5.1(m) of the
Disclosure Schedule, each Company Benefit Plan intended to qualify under Section 401 of the Code does so qualify and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code. Nothing has occurred with respect to the operation of such plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code.

                           (ii) True and correct copies of the following
documents with respect to each Company Benefit Plans have been made available or delivered to Acquiror by the Company: (A) any plans, and amendments thereto, (B) the most recent forms 5500 and any financial statements attached thereto, (C) the last Internal Revenue Service determination letter

(if any), (D) summary plan descriptions, (E) the two most recent actuarial reports, including any such reports for purposes of FASB 87, 106 and 112, and
(F) written descriptions of all materials, non-written agreements relating to the Company Benefit Plans.

                           (iii) The Company Benefit Plans have been maintained
in accordance with their terms and with all provisions of ERISA and other applicable law. Neither the Company nor the Subsidiary has any liability with respect to a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA.

                           (iv) Neither the Company nor any ERISA Affiliate
maintains any Company Benefit Plan subject to Title IV of ERISA which has unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

                           (v) Except as disclosed in Section 5.1(m) of the
Disclosure Schedule, neither the Company nor the Subsidiary maintains retiree life insurance or retiree health plans which are "welfare benefit plans" within the meaning of Section 3(l) of ERISA and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment where such participant was an employee of the Company or any subsidiary of the Company, other than as required by Part 6 of Title I of ERISA.

                           (vi) Except as disclosed in Section 5.1(m) of the
Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, bonus or other compensation severance, unemployment compensation, golden parachute or otherwise) becoming due to any employee of the Company under any Company Benefit Plan, any individual agreement or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in the acceleration of the time of payment or vesting of any such benefits.

                           (vii)  (A)     None of the employees of the Company
or the Subsidiary is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor the Subsidiary has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or the Subsidiary signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the best knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any subsidiary of the Company, nor has there ever been union representation involving employees of the Company and/or the Subsidiary.

                           (viii) For the purposes of this Agreement:  (A) the
term "Company Benefit Plan" shall include all employee benefit plans (as defined in Section 3(3) of ERISA) and all other employee benefit plans, arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, scholarship programs, deferred compensation, incentive compensation, stock option or restricted stock plans maintained by the Company or any ERISA Affiliate of the Company (whether formal or informal, whether for the benefit of a single individual or for more than one individual and whether for the benefit of current or former employees or their beneficiaries) on behalf of the Company or any of the employees of the Company or the Subsidiary or to which or under which or pursuant to which the Company or any ERISA Affiliate of the Company has contributed or is obligated to make contributions on behalf of the Company or any employees of the Company or the Subsidiary; (B) the term "ERISA" shall refer to the Employee Retirement Income Security Act of 1974, as amended; and (C) the term "ERISA Affiliate" shall refer to any trade or business (whether or not incorporated) under common control or treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

                  (n) TITLE TO PROPERTIES; ASSETS OTHER THAN REAL PROPERTY INTERESTS.

                           (i) The Company SEC Reports and Section 5.1(n) of
the Disclosure Schedule sets forth a complete list of all real property and interests in real property owned or leased by the Company or the Subsidiary, and indicates whether such property is owned or leased (each such owned property, an "Owned Property" and each such leased property, a "Leased Property", and collectively "Real Property"). Except as set forth in Section 5.1(n) of the Disclosure Schedule or the Company SEC Reports, each of the Company or the Subsidiary has good and marketable title to each Owned Property, or a valid leasehold interest in each Leased Property, in each case free and clear of all liens and except for easements, restrictive covenants and similar encumbrances of record that, individually or in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. Except as set forth in Section 5.1(n) of the Disclosure Schedule, each of the Company and the Subsidiary has complied in all material respects with the terms of all material leases to which it is a party, and all such leases are in full force and effect. Each of the Company and the Subsidiary enjoys peaceful and undisturbed possession under all such material leases.

                           (ii) Each of the Company or the Subsidiary has good
and valid title to all its properties and assets, in each case free and clear of all liens, except (A) such as are set forth in section 5.1(n) of the Disclosure Schedule, (B) mechanics', carriers', workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business, (C) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) liens for Taxes which are not due and payable or which may thereafter be paid without penalty, (E) liens which secure debt that is reflected as a liability on the most recent financial statement included in the Company SEC Reports filed and publicly available prior to the date of this Agreement and the existence of which is indicated in the notes thereto and (F) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Subsidiary. This paragraph (ii) does not relate to Real Property or interests in Real Property, such items being the subject of paragraph (i) above.

                           (iii) The occupancies and uses of the Real Property,
as well as the development, construction, management, maintenance, servicing and operation of the Real Property, comply in all material respects with all applicable laws, ordinances, rules, regulations, orders and requirements of all governmental authorities having jurisdiction and are not in material violation of any thereof; the certificate(s) of occupancy and all other licenses and permits required by law for the proper use and operation of the Real Property are in full force and effect; all approvals, consents, permits, utility installations and connections, curb cuts and street openings required for the development, construction, maintenance, operation and servicing of the Real Property have been granted, effected, or performed and completed (as the case may be), and all fees and charges therefor have been fully paid; and the Company has not received written notice of, and does not otherwise have knowledge of, any material violations, suits, orders, decrees or judgments relating to zoning, building use and occupancy, traffic, fire, health, sanitation, air pollution, ecological, environmental or other laws or regulations, against, or with respect to, the Real Property.

                           (iv) There is adequate access between each Owned
Property or Leased Property and public roads and there are no pending or threatened proceedings that could have the effects of impairing or restricting such access; there are sufficient parking spaces on material Owned Property or Leased Property to comply with all applicable provisions of any agreements to which such Real Property is subject to local zoning requirements and all other applicable laws and governmental requirements; the material improvements upon the Real Property contain no asbestos and there are no material defects in the roof, foundation, sprinkler mains, structural, mechanical and HVAC systems and masonry walls in any of the material improvements upon the Real Property and no significant repairs thereof are required, and all periodic maintenance has been done and is being done which is consistent with first class maintenance standard for Real Property of similar size and age in the vicinity of such Real Property.

                           (v) The assets and properties owned by the Company
and the Subsidiary are, in accordance with past practice, suitable and sufficient for the conduct of their businesses as heretofore conducted and will provide Acquiror with the capability to manufacture, use and sell the products and conduct the businesses of the Company and the Subsidiary in substantially the same manner as they have been conducted heretofore.

                  (o)      INTANGIBLE PROPERTY.

                           (i)  Section 5.1(o) of the Disclosure Statement sets
forth a list of each patent, trademark, trade name, service mark, brand mark, brand name, industrial design and copyright owned or used in business by the Company and the Subsidiary, as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively with any other intellectual property owned or used in the business by the Company and the Subsidiary, and all of the goodwill associated therewith, the "Intangible Property") and indicates, with respect to each item of Intangible Property listed thereon, the owner thereof and if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Except as set forth in Section 5.1(n) or (o) of the Disclosure Schedule or the Company SEC Reports, each of the foregoing is owned free and clear of any and all liens, mortgages, pledges, security interests, levies, charges, options or any other encumbrances, restrictions or limitations of any kind whatsoever and neither the Company nor the Subsidiary has received any notice to the effect that any other entity has any claim of ownership with respect thereto. To the best knowledge of the Company, the use of the foregoing by the Company and the Subsidiary does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, industrial design, copyright or any pending application therefor of any other entity. Except as set forth in Section 5.1(o) of the Disclosure Schedule, no claims have been made, and neither the Company nor the Subsidiary has received any notice that any of the foregoing is invalid, conflicts with the asserted rights of other entities, or has not been used or enforced (or has failed to be used or enforced) in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Intangible Property.

                           (ii) The Company and the Subsidiary possess all
Intangible Property, including, without limitation, all know-how, formulae and other proprietary and trade rights necessary for the conduct of their businesses as now conducted. Neither the Company nor the Subsidiary has taken or failed to take any action that would result in the forfeiture or relinquishment of any such Intangible Property used in the conduct of their respective businesses as now conducted.

                  (p) CERTAIN CONTRACTS. Section 5.1(p) of the Disclosure Schedule lists all of the following contracts to which the Company or the Subsidiary is a party or by which either of them or any of their properties or assets may be bound ("Listed Agreements"): (i) all employment or other contracts with any employee, consultant, officer or director of the Company or the Subsidiary (or any company which is controlled by any such individual) whose total rate of annual remuneration is estimated to exceed $50,000 in the fiscal year ended July 31, 1997; (ii) union, guild or collective bargaining contracts relating to employees of the Company or the Subsidiary; (iii) instruments for money borrowed (including, without limitation, any indentures, guarantees, loan agreements, sale and leaseback agreements, or purchase money obligations incurred in connection with the acquisition of property other than in the ordinary course of business) in excess of $250,000; (iv) underwriting, purchase or similar agreements entered into in connection with the Company's or the Subsidiary's currently existing indebtedness; (v) agreements for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets entered into within the last two years, as to which the transactions contemplated have been consummated or are currently pending; (vi) joint venture or partnership agreements entered into; (vii) material licensing, merchandising and distribution contracts; (viii) contracts granting any person or other entity registration rights; (ix) guarantees, suretyships, indemnification and contribution agreements in excess of $250,000; and (x) other contracts which materially affect the business, properties or assets of the Company and the Subsidiary taken as a whole, and are not otherwise disclosed in this Agreement or were entered into other than in the ordinary course of business. A true and complete copy (including all amendments) of each Listed Agreement has been made available to Acquiror. Neither the Company nor any subsidiary (i) is in breach or default under any of the Listed Agreements or (ii) has any knowledge of any other breach or default under any Listed Agreement by any other party thereto or by any other person or entity bound thereby, except in the case of (i) or (ii) breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company and the Subsidiary. At the Effective Time, no person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause the Company to appoint a person as, a director of the Company.

                  (q) INSURANCE. The Company and the Subsidiary have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated or otherwise required by law, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of the Company or the Subsidiary or any of the properties owned, occupied or controlled by the Company or the Subsidiary, in such amount as reasonably deemed necessary by the Company or the Subsidiary. To the extent the Company self-insures against such risks or damages, the liabilities reflected or reserved against in the Company's most recent financial statements (or the notes thereto) included in the Company SEC Reports filed and publicly available prior to the date of this Agreement are adequate to cover against such risks and damages.

                  (r)      WARRANTIES, ETC.

                           (i)  All products manufactured or sold by the
Company or its subsidiaries have been manufactured and sold in substantial conformity with the applicable contractual commitments and specifications.

                           (ii) There are no recalls of products produced by
the Company or any of its subsidiaries pending or threatened and, to the Company's knowledge, there is no basis for any material recall of any such products.

                  (s) UNLAWFUL PAYMENTS AND CONTRIBUTIONS. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company and its subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee;
(iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person or entity.

                  (t) LISTINGS. The Company's securities are not listed or quoted for trading on any U.S. domestic or foreign securities exchange, except the NASDAQ Small-Cap Issues Market.

                  (u) ENVIRONMENTAL MATTERS. Except as disclosed in Section 5.1(u) of the Disclosure Schedule or in the Company SEC Reports filed and publicly available prior to the date of this Agreement, (i) the Company and the Subsidiary and the operations thereof are in material compliance with all Environmental Laws (as defined below); (ii) there are no judicial or administrative actions, suits or proceedings pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, there are no investigations pending or threatened against the Company or any subsidiary or former subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor the Subsidiary has received notice from any governmental body or person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; and (iii) to the knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its subsidiaries or former subsidiaries or any real property currently or previously owned, operated or leased by the Company or any subsidiary or former subsidiary of the Company that could reasonably be expected to result in material Environmental Costs and Liabilities. For the purpose of this Section 5.1(u), the following terms have the following definitions. (A) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements anti expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (B) "Environmental Laws" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; (C) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance , material or waste which is defined as a "hazardous waste, "hazardous material," "hazardous substance", "toxic waste" or "toxic substance under any provision or Environmental Law and including but not limited to petroleum and petroleum products.

                  (v)      INVENTORIES; RECEIVABLES; PAYABLES.

                           (i) The inventories (after deducting the reserve
accounts as shown on the Company's financial statements) of the Company and the Subsidiary are in good and marketable condition, and are saleable in the ordinary course of business. Adequate reserves have been reflected on the most recent balance sheet included in the Company SEC Documents and, after the date of the most recent balance sheet included in the Company SEC Documents, will be reflected on the books of the Company, for shorts, drops, off-cuts, obsolete or otherwise unusable inventory, which reserves were calculated in accordance with GAAP consistently applied.

                           (ii) All accounts receivable of the Company and the
Subsidiary have arisen from bona fide transactions in the ordinary course of business. All accounts receivable of the Company and the Subsidiary reflected on the most recent balance sheet included in the Company SEC Documents are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in accordance with GAAP consistently applied. All accounts receivable arising after the date of the most recent balance sheet included in the Company SEC Documents are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in accordance with GAAP consistently applied.

                           (iii) All accounts payable of the Company and the
Subsidiary reflected on the most recent balance sheet included in the Company SEC Documents or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet overdue within their agreed-upon payment terms.

                  (w) TRANSACTIONS WITH AFFILIATES. Other than the transactions contemplated by this Agreement and except to the extent disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement, or as set forth in Section 5.1(w) of the Disclosure Schedule, since July 31, 1997, there have been no transactions, agreements, arrangements or understandings between the Company or the Subsidiary, on the one hand, and the Company's Affiliates (other than wholly owned subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                  (x) DISCLOSURE. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules or any certificate delivered by the Company to Acquiror pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading when taken together in light of the circumstances in which they were made, it being understood that as used in this Section 5.1(x) "material" means material to the Company and the Subsidiary taken as a whole.

         5.2 REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror and Merger Sub jointly and severally represent and warrant to the Company that:

                  (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Material Adverse Effect with respect to Acquiror and its subsidiaries. Each of Acquiror and Merger Sub has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. Acquiror has heretofore made available to the Company complete and correct copies of the Certificate of Incorporation and By-Laws of Merger Sub, which are the Certificate of Incorporation and By-Laws of Merger Sub which shall be in effect immediately prior to the Effective Time.

                  (b) CAPITALIZATION. All of the outstanding shares of capital stock of Acquiror have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of capital stock or other equity interests of the subsidiaries of Acquiror are owned by Acquiror or a direct or indirect wholly owned subsidiary of Acquiror, free and clear of all liens, charges, encumbrances, claims and options of any nature. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable and are owned by Acquiror, free and clear of all liens, charges, encumbrances, claims and options of any nature.

                  (c) AUTHORIZATION FOR ACQUIROR COMMON SHARES. Acquiror has taken all necessary action to permit it to issue the number of Acquiror Common Shares required to be issued in connection with the Share Exchanges as contemplated by Section 4.4. The Acquiror Common Shares issued pursuant to
Article IV will, when issued, be validly issued, fully paid and nonassessable and no person will have any preemptive right of subscription of purchase in respect thereof. Such Acquiror Common Shares will, when issued, be registered under the Exchange Act and the issuance thereof in the Share Exchanges will be exempt from registration under the Securities Act, and any applicable state securities laws and will, when issued, be listed on the NYSE, subject to official notice of issuance.

                  (d) AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Acquiror and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Acquiror and Merger Sub and by Acquiror as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding agreement of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                  (e) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by Acquiror and Merger Sub nor the consummation by Acquiror and Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the charter or the By-Laws of Acquiror or the Certificate of Incorporation or the By-Laws of Merger Sub; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other Person, except (A) pursuant to the applicable requirements of the Securities Act and the Exchange Act and regulations promulgated thereunder, (B) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (C) as may be required by any applicable state securities or takeover laws, (D) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (E) such filings, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country, (F) filings with, and approval of, the NYSE, or (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect with respect to Acquiror and its subsidiaries or adversely affect the ability of Acquiror or Merger Sub to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Acquiror or Merger Sub or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or creations of lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect with respect to Acquiror and its subsidiaries or adversely affect the ability of Acquiror or Merger Sub to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.2(e) are duly and timely obtained or made, violate any order, writ, injunction decree, statute, rule or regulation applicable to Acquiror or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect with respect to Acquiror and its subsidiaries or adversely affect ability of Acquiror or Merger Sub to consummate the transactions contemplated hereby.

                     (f) SEC REPORTS; FINANCIAL STATEMENTS.

                           (i) Since January 1, 1992, Acquiror has filed all
forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "Acquiror SEC Reports"). None of the Acquiror SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (ii) The consolidated balance sheets and the related
statements of income, stockholders' equity and cash flow (including the related notes thereto) of Acquiror included in the Acquiror SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of Acquiror and its consolidated subsidiaries as of their respective dates, and the results of its operations and its cash flow for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

                  (g) PROXY STATEMENT. None of the information to be supplied by Acquiror or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (h) OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

                ARTICLE VI - ADDITIONAL COVENANTS AND AGREEMENTS

         6.1      CONDUCT OF BUSINESS.

                  (a) The Company covenants and agrees that, during the period from the date of this Agreement to the Effective Time (unless Acquiror shall otherwise agree in writing, which agreement shall not be unreasonably withheld, and except as otherwise contemplated by this Agreement), the Company will, and will cause the Subsidiary to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or disclosed in
Section 6.1 of the Disclosure Schedule, prior to the Effective Time, neither the Company nor the Subsidiary will, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld:

                           (i)  (A)     declare, set aside or pay any
dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or, except pursuant to the exercise of options, warrants, conversion rights, exchange rights and other contractual rights existing on the date hereof, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, (C) purchase, redeem or otherwise acquire or amend any shares of capital stock or other equity interests of the Company or the Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares, interests or other securities or
(D) establish any new subsidiary;

                           (ii)  issue, deliver, sell, pledge or otherwise
encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting securities or convertible securities, including pursuant to any option plans of the Company or the Subsidiary, other than (A) the issuance of Shares upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms and (B) the issuance of Shares upon the exercise of the Warrants outstanding on the date of this Agreement in accordance with their present terms;

                           (iii)  amend its Certificate of  Incorporation,
By-Laws or other comparable charter or organizational documents;

                           (iv) acquire or agree to acquire (A)  by  merging
or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any asset requiring or involving an expenditure or purchase price in excess of $100,000, except (x) mergers and consolidations between or among one or more wholly owned subsidiaries of the Company that will not create adverse tax consequences to the Company or the Subsidiary, and (y) purchases of inventory in the ordinary course of business consistent with past practice;

                           (v)  sell, lease, license, mortgage or otherwise
encumber or subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

                           (vi)  (A)     other than incurrences of indebtedness
(which term shall be deemed not to include trade payables incurred in the ordinary course of business or draw-downs of the Company's existing bank and lease lines in the ordinary course of business) which, in the aggregate, do not exceed $50,000, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or the Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person other than to the Company, or any direct or indirect wholly owned subsidiary of the Company;

                           (vii)  pay, discharge, settle or satisfy any claims,
liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in accordance with their terms of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice since the date of such financial statements, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or the Subsidiary is a party;

                           (viii)   (A)  adopt, enter into, terminate or amend
any Company Benefit Plan or other arrangement for the benefit or welfare of any director, officer, current or former employee, representative, consultant or adviser of the Company or the Subsidiary, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any such director, officer, employee, representative, consultant or adviser except for normal increases or bonuses as contractually required pursuant to agreements disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement or in the ordinary course of business consistent with past practice to employees other than directors and executive officers of the Company and that, in the aggregate, do not result in any material increase in benefits or compensation expense to the Company and the Subsidiary relative to the level in effect prior to such action (but in no event shall the aggregate amount of the increases granted to any such director, officer or employee exceed 5% of the aggregate annualized compensation of such director, officer or employee and in no event shall the aggregate amount of all such increases exceed 1% of the aggregate annualized compensation expense of the Company and the Subsidiary reported in the most recent consolidated financial statements of the Company included in the Company SEC Reports filed and publicly available prior to the date of this Agreement) and except as contractually required pursuant to agreements included as part of a Company SEC Reports filed and publicly available prior to the date of this Agreement, (C) pay any benefit not provided for under any Company Benefit Plan, (D) except for payments or awards in cash permitted by clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any company Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan;

                           (ix)  make or agree to make any capital expenditure
or expenditures other than for maintenance purposes in excess of $25,000;

                           (x)  modify, amend or terminate any contract or
agreement set forth in the Company SEC Reports or any real property lease to which the Company or the Subsidiary is a party, or waive, release or assign any material rights or claims thereunder;

                           (xi)  take or agree to take any action that would
prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code;

                           (xii)  conduct its business in a manner or take, or
cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay the Company, Merger Sub or Acquiror from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder); or

                           (xiii)  agree to take any of, the foregoing actions.

                  (b) Acquiror covenants and agrees that, during the period from the date of this Agreement to the Effective Time, neither Acquiror or the Subsidiary will, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

                           (i) take or agree to take any action that would
prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code;

                           (ii)  conduct its business in a manner or take, or
cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay Acquiror, Merger Sub or the Company from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder); or

                           (iii) agree to take any of the foregoing actions.

                  (c) During the period of time from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature, except as provided in or contemplated by this Agreement.

                  6.2      NO SOLICITATION.

                   (a) The Company, the Subsidiary and their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or the Subsidiary) (collectively, the "Company's Representatives") shall immediately cease any discussions or negotiations with any party that may be ongoing with respect to a Competing Transaction (as defined below). From and after the date hereof until the termination of this Agreement, neither the Company nor the Subsidiary will, nor will the Company authorize or permit the Subsidiary or any of the Company Representatives to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or participate in any discussions or negotiations regarding any Competing Transaction or agree to or endorse any Competing Transaction, and the Company shall notify Acquiror orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or the Subsidiary or any such Company Representative may receive relating to any such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Acquiror a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this Section 6.2 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Exchange Act Rule 14e-2 or (ii) making any disclosure to its stockholders that, in the good faith judgment of its Board of Directors, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), is required under applicable law; provided, further, that until September 7, 1997 nothing contained in this Section 6.2 shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that after the date hereof and prior to September 7, 1997 states in an unsolicited writing that it has a bona fide serious interest to make a Superior Proposal (as defined below) if (1) (x) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel) determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (y) after consultation with and based upon the advice of an independent financial advisor (who may be the Company's regularly engaged independent financial advisor) determines in good faith that such person or entity is capable of making, financing and consummating a Superior Proposal and
(2) prior to taking such action, the Company (x) provides at least two business days' notice to Acquiror to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement on terms no less restrictive than the Confidentiality Agreement (as defined below). For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions between the Company, Merger Sub and Acquiror contemplated hereby) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a substantial portion of the assets of the Company and the Subsidiary, taken as a whole, or of more than 25% of the equity securities of the Company or the Subsidiary, in any case in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.


                  (b) Except as permitted by this Section 6.2, the Board of Directors of the Company shall not, on or prior to September 7, 1997, (i) withdraw or modify, or propose to withdraw or modify in a manner adverse to Acquiror, the approval or recommendation by such Board of Directors of this Agreement or the merger, or (ii) approve or recommend, or cause the Company to enter into any agreement with respect to, any Competing Transaction. Notwithstanding the foregoing, if prior to September 7, 1997 the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Board of Directors of the Company, prior to September 7, 1997, may modify or withdraw its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only after providing at least two business days' written notice to Acquiror (a "Notice of Superior Proposal") advising Acquiror that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Competing Transaction, it shall concurrently with entering into such an agreement pay, or cause to be paid, to the Acquiror the fee required by Section 8.5(b) hereof. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or substantially all the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of BlueStone or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and the related Share Exchanges.

         6.3 MEETING OF STOCKHOLDERS. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders (the "Stockholder Meeting") as soon as practicable after the date hereof and in any case not later than October 30, 1997 to consider and vote upon the approval of this Agreement. Subject to the fiduciary duties of the Company's Board of Directors under applicable law after consultation with and based upon the advice of independent legal counsel, except as otherwise provided in Section 6.2, the Board of Directors of the Company shall recommend and declare advisable such approval and the Company shall use its best efforts to solicit, and use its best efforts to obtain, such approval.

         6.4 PROXY STATEMENT. The Company will, as promptly as practicable, prepare and file with the SEC a proxy statement and a form of proxy, in connection with the vote of the

Company's stockholders with respect to this Agreement (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement"). The Company will give Acquiror and its counsel a reasonable opportunity to review and comment upon the Proxy Statement prior to its being filed with the SEC and shall give Acquiror and its counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC and, in the case of the Proxy Statement and any amendments or supplements thereto, prior to its being disseminated to holders of shares of Common Stock. The Company will cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date and in any case not later than September 20, 1997, subject to the approval of the same by the SEC or the lapse of any waiting period under applicable SEC rules, and will coordinate and cooperate with Acquiror with respect to the timing of the Stockholder Meeting.

         6.5 ACCESS TO INFORMATION. Upon reasonable notice, the Company shall (and shall cause each of the Subsidiary to) afford to officers, employees, counsel, accountants and other authorized representatives of Acquiror ("Acquiror's Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, records and customers (including, without limitation, Xerox Corporation) and, during such period, shall (and shall cause each of the Subsidiary to) furnish promptly to Acquiror's Representatives all information concerning the business, properties and personnel of the Company and the Subsidiary as may reasonably be requested, provided that no investigation pursuant to this Section 6.5 shall affect or be deemed to modify any of the representations or warranties made by the Company. Acquiror agrees that it will not, and will cause Acquiror's Representatives not to, use any information obtained pursuant to this Section
6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. In connection with the foregoing, the Company agrees to cause the Company's independent accountants to provide their workpapers to Acquiror upon the terms and subject to the conditions on which such workpapers have previously been provided to Acquiror. The Non-Disclosure Agreement, dated July 30, 1997 (the "Confidentiality Agreement"), between Acquiror and the Company shall apply with respect to the information furnished hereunder and survive any termination of this Agreement, subject to the terms and conditions set forth in such Confidentiality Agreement.

         6.6 PUBLICITY. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and the other transactions contemplated hereby in order to seek to agree upon the text of any such press release or the making of such public announcement.

         6.7      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  (a) From and after the Effective Time and for a period of seven years thereafter, Acquiror shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or the Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys, fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or the Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including, without limitation, all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided, however, that all right to indemnification in respect of any claim asserted or made within such period shall continue until the disposition of such claim. In the event of an Indemnified Liability, (i) Acquiror shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Acquiror, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by applicable law and upon receipt of any affirmation and undertaking required by applicable law, (ii) Acquiror will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable law shall be made by independent counsel mutually acceptable to Acquiror and the Indemnified Party; provided, however, that Acquiror shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and that Acquiror shall be liable for the fees and expenses of only one law firm for all Indemnified Parties with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

                  (b) This Section 6.7 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Acquiror, the Company and the Surviving Corporation.

         6.8 TAXES. In respect of Tax Returns of the Company or any subsidiary not required to be filed prior to the date hereof, the Company shall, to the extent permitted by law without any penalty, delay (or cause such subsidiary to delay) the filing of any such Tax Returns until after the Effective Time; provided, however, that the Company shall notify Acquiror of its intention to delay (or cause such subsidiary to delay) any such filing and shall not so delay the filing of a Tax Return if a penalty or interest would result therefrom or if Acquiror and the

Company agree that so delaying the filing of such Tax Return is not in the best interests of either the Company or Acquiror. If any such Tax Return is required to be filed on or prior to the Effective Time, the Company or the Subsidiary, as the case may be, shall prepare and timely file such Tax Return in a manner consistent with prior years and all applicable laws and regulations; provided, however, that Acquiror shall be notified and given an opportunity to review and to comment, prior to the filing thereof, on any such Tax Return.

         6.9 MAINTENANCE OF INSURANCE. Between the date hereof and through the Effective Time the Company will maintain in full force and effect all of its presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

         6.10 REPRESENTATIONS AND WARRANTIES. None of the Company, Acquiror or Merger Sub will take any action that would cause any of the representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct (subject to the standard set forth in the provision of Section 7.1(a) or 7.2(a), respectively) at and as of the Effective Time.

         6.11     REASONABLE BEST EFFORTS; OTHER ACTION.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and operate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all applicable governmental and regulatory authorities and the making of all necessary registrations and filings (including filings with governmental and regulatory authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental and regulatory authority, (ii) the obtaining of all necessary consents, approvals or waivers from all other Persons, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental or regulatory authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each party hereto will notify the other party promptly of the receipt of any comments from the SEC or its staff and of any other governmental officials for amendments or supplements to the Proxy Statement or any other filing described in or made pursuant this Section 6.11 and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, its staff or any other governmental officials, on the other hand, with respect to the Proxy Statement or such other filings.

         6.12 NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Merger Sub and Acquiror shall give prompt notice to one another of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of it to which it is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (c) any material adverse change in its (together with its subsidiaries taken as a whole) businesses, results of operations, properties, assets, liabilities, prospects or condition (financial or otherwise), other than changes resulting from general economic conditions, (d) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect (including in the case of representations or warranties by the Company or Acquiror, as applicable, such party's receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of such party to be or become untrue or inaccurate in any material respect) or
(e) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                            ARTICLE VII - CONDITIONS

         7.1 CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligations of Acquiror and Merger Sub to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Acquiror to the extent permitted by applicable law.

                  (a) CERTIFICATE. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except to the extent they relate to a particular date), the Company shall have performed in all material respects all of its material obligations under this Agreement theretofore to be performed, and Acquiror and Merger Sub shall have received at the Closing Date a certificate to that effect dated the Closing Date, and executed by the Chief Executive Officer/President of the Company, provided, however, that no representation or warranty of the Company contained in Section 5.1 hereof shall be deemed untrue or incorrect as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts circumstances or events inconsistent with any paragraph of Section 5.1 has had or is expected to have a Material Adverse Effect with respect to the Company and the Subsidiary.

                  (b) COMPANY STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the holders of a majority of the votes entitled to be cast by the holders of Shares at the Stockholder Meeting, in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company.

                  (c) NO LITIGATION. There shall not be pending or threatened by any governmental authority or regulatory agency, any suit, action or proceeding
(A) challenging or seeking to restrain or prohibit the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Acquiror or the Company or any of their respective subsidiaries in connection with the Merger any material damages, (B) seeking to prohibit or limit the ownership or operation by Acquiror or the Company or any of their respective subsidiaries of any material portion of the business or assets of Acquiror or the Company or any of their respective subsidiaries, or to compel Acquiror, the Company or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Acquiror, the Company or any of their respective subsidiaries in each case as a result of the Merger or any of the other transactions contemplated by this Agreement, (C) seeking to impose limitations on the ability of Acquiror to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company, (D) seeking to prohibit Acquiror or the Subsidiary from effectively controlling in any material respect the business or operations of the Company or the Subsidiary or
(E) which otherwise is reasonably likely to have a Material Adverse Effect with respect to the Company and the Subsidiary or Acquiror and its subsidiaries. There shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated.

                  (d) GOVERNMENTAL FILINGS AND CONSENTS. Subject in each case to the provisions of Section 7.1(c), all governmental filings required to be made prior to the Effective Time by the Company with, and all governmental consents required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to make such filing or obtain such consent would not reasonably be expected to have a Material Adverse Effect with respect to the Company and the Subsidiary taken as a whole (assuming the Merger had taken place).

                  (e) THIRD-PARTY CONSENTS. All required authorizations, consents and approvals of any Person (other than a governmental authority), the failure to obtain which would have a Material Adverse Effect with respect to the Company and the Subsidiary taken as a whole (assuming the Merger had taken place), shall have been obtained.

                  (f) EMPLOYMENT AND NON-COMPETITION AGREEMENT. The Company and Acquiror shall have entered into an Employment and Non-Competition Agreement with Mr. Gordon H. McNeil and a covenant not to compete with Isadore Diamond, in each case on mutually satisfactory terms, and such agreements shall be in full force and effect.

                  (g) SHARE EXCHANGES. The Share Exchanges shall have been consummated concurrently with one another immediately prior to the Effective Time.

                  (h) OPTIONS AND WARRANTS. All Options listed in Section 4.1(d) of the Disclosure Schedule shall have been exercised or terminated either in accordance with their terms or pursuant to option termination agreements in form and substance satisfactory to Acquiror. All Warrants listed in Section 4.1(d) of the Disclosure Schedule shall have been exercised or terminated in accordance with their terms. No options, warrants or similar rights to subscribe for or to purchase equity securities of the Company or the Surviving Corporation shall be outstanding and the Company shall have delivered to Acquiror a certificate to the foregoing effect.

                  (i) DUE DILIGENCE. Acquiror shall have completed its due diligence review of the Company and its affairs and in connection therewith shall not have (A) identified any matter or matters not identified on the Disclosure Schedule that in its reasonable judgement is reasonably likely to give rise to a Material Adverse Effect on the Company and the Subsidiary taken as a whole or that materially affects its valuation of the Company and (B) given notice thereof to the Company within 30 days after the date hereof. Acquiror shall have had the opportunity to have discussions with Xerox Corporation and following such discussions shall not have notified the Company, in writing, within 30 days after the date hereof, of Acquiror's determination to terminate this Agreement due to its failure to be reasonably satisfied as to the continuation of the Company's relationship with Xerox Corporation, the continuing technological viability of the Company's products or the absence of any current plan or intention of Xerox Corporation to replace the Company or materially diminish its role as a key supplier subsequent to the Effective Time.

                  (j) DISSENTING SHARES. As of the Effective Time, Dissenting Shares shall aggregate no more than 1% of the then outstanding shares of Common Stock.

                  (k) TAX OPINION. Acquiror shall have received a written opinion, in form and substance satisfactory to Acquiror, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

                  (l) OUTSTANDING SHARES. There shall be outstanding as of the Effective Time less than 3,000,000 shares of the Company's Common Stock.

         7.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

                  (a) CERTIFICATES. The representations and warranties of Acquiror and Merger Sub shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except to the extent they relate to a particular date), Acquiror and Merger Sub shall have performed in all material respects all of their respective obligations under this Agreement theretofore to be performed, and the Company shall have received at the Closing Date certificates to that effect dated the Closing Date and executed by the Chief Executive Officer or President of each of Acquiror and Merger Sub, provided, however, that no representation or warranty of Acquiror contained in Section 5.2 hereof shall be deemed untrue or incorrect as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent. with any paragraph of Section 5.2 has had or is expected to have a Material Adverse Effect with respect to Acquiror and its subsidiaries.

                  (b) COMPANY STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the holders of a majority of the votes entitled to be cast by the holders of Shares at the Stockholder Meeting, in accordance with applicable law and the Certificates of Incorporation and By-Laws of the Company.

                  (c) INJUNCTION. There shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the Transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition the Company shall use its best efforts to have such injunction or order vacated.

                           ARTICLE VIII - TERMINATION

         8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, either by the mutual written consent of Acquiror and the Company, or by mutual act of their respective Boards of Directors.

         8.2 TERMINATION BY EITHER ACQUIROR OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Acquiror or the Company if (i) the Merger shall not have been consummated by December 31, 1997 (provided that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

         8.3 TERMINATION BY ACQUIROR. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Acquiror, if (i) Acquiror so elects by September 7, 1997 pursuant to Section 7.1(i), (ii) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed or fulfilled by the Company at or prior to such date of termination, which failure to comply has not been cured within fifteen business days following receipt by the Company of notice of such failure to comply, (iii) any representation or warranty of the Company contained in the Agreement shall not be true in all material respects when made (provided such breach has not been cured within fifteen business days following receipt by the Company of notice of the breach) or (except to the extent they relate to a particular date) on and as of the Effective Time as if made on and as of the Effective Time (in each case subject to the standard set forth in the proviso of Section 7.1(a)), (iv) (A) the Board of Directors of the Company withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Acquiror, (B) the Board of Directors of the Company participates in (or authorizes participation in) negotiations of the type described in Section 6.2 regarding the substantive terms of a proposal for a Competing Transaction or approves or recommends a competing transaction, (C) the Company shall have entered into any agreement with respect to any Competing Transaction or (D) the Board of Directors of the Company shall resolve to do any of the foregoing, or (v) the Merger shall have been voted on by stockholders of the Company at a meeting duly convened therefor and the vote shall not have been sufficient to satisfy the conditions set forth in Sections 7.1(b) and 7.2(b).

         8.4 TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of the Company, if (i) Acquiror or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed or fulfilled by Acquiror or Merger Sub at or prior to such date of termination, which failure to comply has not been cured within fifteen business days following receipt by the breaching party of notice of such failure to comply, (ii) any representation or warranty of Acquiror or Merger Sub contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within fifteen business days following receipt by the breaching party of notice of the breach) or (except to the extent they relate to a particular date) on and as of the Effective Time as if made on and as of the Effective Time (in each case subject to the standard set forth in the proviso of Section 7.2(a)) or (iii) on or prior to September 7, 1997, the Company enters into a definitive agreement relating to a Superior Proposal in accordance with Section 6.2(b), provided it has complied with all of the provisions thereof and has made payment of the fee required by Section 8.5(b) hereof.

         8.5      EFFECT OF TERMINATION AND ABANDONMENT.

                  (a) In the event of termination of this Agreement by either the Company or Acquiror as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub, the Company or their respective affiliates, officers, directors or stockholders except pursuant to this Section 8.5 and except to the extent that such termination results from a willful breach by a party hereto or any of its representations or warranties, or any of its covenants or agreements, in each case, as set forth in this Agreement.

                  (b) In the event that this Agreement shall be terminated pursuant to Section 8.3 (ii) or (iii) (each in the case of a willful breach),
Section 8.3(iv) or (v), or Section 8.4(iii), then the Company shall pay to Acquiror an amount equal to $480,000.

                  (c) Any payment required to be made pursuant to this Section
8.5 shall be made as promptly as practicable but not later than two business days after the occurrence of the event giving rise to such payment (or the date required by Section 6.2(b), if applicable) and shall be made by wire transfer of immediately available funds to an account designated by Acquiror.

                     ARTICLE IX - MISCELLANEOUS AND GENERAL

         9.1 PAYMENT OF EXPENSES. Whether or not the Merger shall be consummated, except as otherwise provided in Section 8.5, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         92 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

         9.3 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, Acquiror, Merger Sub and the Company may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of Acquiror, Merger Sub and the Company; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders.

         9.4 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.5 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

         9.7 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

                  (a)      if to the Company, to

                           Magnetic Technologies Corporation
                           770 Linden Avenue
                           Rochester, NY  14625
                           Attention:  Gordon H. McNeil, President
                           Telephone:  (716) 385-8711
                           Facsimile:   (716) 385-5625

                           with a copy to:

                           Gerald B. Fincke
                           Attorney at Law
                           2300 E. Graves Avenue
                           Orange City, FL  32763
                           Telephone:  (904) 775-0221
                           Facsimile:   (904) 775-1343

                  (b)      if to Acquiror or Merger Sub, to

                           SPS Technologies, Inc.
                           101 Greenwood Avenue, Suite 470
                           Jenkintown, PA  19046-2611
                           Attention: James D. Dee, Esq.
                                      William Shockley
                           Telephone:   (215) 517-2000
                           Facsimile:   (215) 517-2030
                           with a copy to:

                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston, MA  02109
                           Attention:  John R. LeClaire, P.C.
                           Telephone:  (617) 570-1000
                           Facsimile:   (617) 523-1231

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

         9.8 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, including the Disclosure Schedule and Exhibits and the Confidentiality Agreement, (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Acquiror, provided that such subsidiary makes the representations and warranties made by Merger Sub hereunder and that no such assignment shall relieve Merger Sub of any of its obligations hereunder.

         9.9 PARTIES IN INTEREST. Subject to Section 9.8, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.7 shall inure to the benefit of and be enforceable by the Indemnified Parties.

         9.10     CERTAIN DEFINITIONS.  As used herein:

                  (a) "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.

                  (b) "Material Adverse Effect" shall mean, with respect to any person, any change or effect (or any development that, insofar as can reasonably by foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of such party and its subsidiaries taken as a whole, other than changes or effects which result from the execution and delivery of this Agreement or the consummation of any transactions contemplated hereby; provided, however, that no single event or adjustment having a financial effect of less than $75,000 nor any combination of events and adjustments having a combined financial effect of less than

$150,000 shall be deemed to constitute a condition which is "materially adverse."

                  (c) "Person" shall mean an individual corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

         9.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         9.12 SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

         9.13 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto and shall be effective as of the date first hereinabove written.

                                          SPS TECHNOLOGIES, INC.

                                          By:  /s/ William Shockley
                                             ---------------------------------
                                          Name:      William Shockley
                                          Title:     Vice-President

                                          MTC ACQUISITION CORP.

                                          By:  /s/ James D. Dee
                                             ---------------------------------
                                          Name:      James D. Dee
                                          Title:     Vice-President

                                          MAGNETIC TECHNOLOGIES CORPORATION

                                          By:  /s/ Gordon H. McNeil
                                             ---------------------------------
                                          Name:      Gordon H. McNeil
                                          Title:     President & CEO

                            [EXHIBIT A AND EXHIBIT B]
                            -------------------------

             Forms of Stock Purchase Agreement and Voting Agreement

                            STOCK PURCHASE AGREEMENT
                            ------------------------


         This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August __, 1997, is between SPS Technologies, Inc., a Pennsylvania corporation ("Purchaser"), and __________________________ ("Stockholder").

                                    RECITALS
                                    --------

         WHEREAS, Purchaser, MTC Acquisition Corp., a Delaware corporation ("Acquisition"), and Magnetic Technologies Corporation, a Delaware corporation (the "Company") have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 7, 1997, pursuant to which Purchaser, Acquisition and the Company have agreed to engage in a merger transaction (the "Merger"); and

         WHEREAS, Stockholder is a stockholder of the Company holding the number of shares (the "Stockholder Shares") of the Company's common stock, par value $.15 per share ("Company Common Stock"), set forth on the signature page hereto; and

         WHEREAS, in connection with the Merger Agreement and the Merger, Purchaser wishes to acquire and Stockholder wishes to sell to Purchaser, Stockholder Shares on the terms and conditions set forth herein.

         NOW, THEREFORE, Purchaser and Stockholder agree as follows:

         1. PURCHASE AND SALE OF STOCKHOLDER SHARES. On the Closing Date (as hereinafter defined), (i) Stockholder shall transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Stockholder, the number of Stockholder Shares set forth on the signature page hereof and (ii) in consideration therefor, Purchaser shall issue or cause to be issued to Stockholder that number of shares of Common Stock of Purchaser ("Purchaser Shares") equal to the quotient of (a) the product of $5.00 times the number of Stockholder Shares being exchanged pursuant hereto, divided by (b) the daily last sales prices of Purchaser's Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive full trading days in which such shares are traded on the NYSE ending with the closing of trading on the date which is one trading day prior to the date of the Stockholder Meeting (as defined in the Merger Agreement).

         2. CLOSING. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Stockholder Shares (the "Closing") shall take place (a) at the offices of the Company in Rochester, New York at 10:00 a.m., local time, immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, or (b) at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." At the Closing, Stockholder shall deliver to Purchaser (i) a certificate or certificates representing the Stockholder Shares being purchased hereunder, duly endorsed for transfer or accompanied by stock powers duly executed in blank and (ii) a certificate dated the Closing Date and certifying that Stockholder has no plan or intention to sell, exchange or otherwise dispose of the Purchaser Shares received in consideration for the Stockholder Shares transferred to Purchaser hereunder, against delivery by Purchaser to Stockholder of a certificate or certificates representing the number of Purchaser Shares determined in accordance with Section 1.

         3. REPRESENTATION AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Stockholder that the Purchaser Shares will be validly issued, fully paid, non-assessable, listed on the New York Stock Exchange, registered under the Securities and Exchange Act of 1934, and exempt from registration under the Securities Act of 1933, when issued to Stockholder.

         4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Purchaser as follows:

                  (a) OWNERSHIP OF SHARES. Stockholder owns of record and beneficially the Stockholder Shares. Stockholder will not sell or transfer any Stockholder Shares prior to the Closing. Upon transfer and delivery by Stockholder to Purchaser of the Stockholder Shares owned by Stockholder provided for herein, Purchaser shall acquire good and valid title to such shares, free and clear of all claims, liens, charges, proxies (other than any agreement with Purchaser), encumbrances and security interests (other than any created by Purchaser).

                  (b) POWER AND AUTHORIZATION. Stockholder has full legal right to perform its obligations under this Agreement and the other agreements and documents required to be delivered by it hereunder. This Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against him or her in accordance with its terms, and the execution and performance of this Agreement by Stockholder will not violate any of the terms, conditions or provisions of any contract which Stockholder is a party.

                  (c) NO BROKERS. Stockholder has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Purchaser to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.

                  (d) INVESTMENT REPRESENTATION. Stockholder represents that he or she is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), inasmuch as Stockholder has an individual or joint (with spouse) net worth of $1 million, or had an individual income of $200,000 in the last two years or joint income with Stockholder's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. Stockholder has had an opportunity to ask questions and to receive all relevant information in connection with his or her investment on the Purchaser Shares and has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment in the Purchaser Shares contemplated by this Agreement and making an informed investment decision with respect thereto. Stockholder is purchasing the Purchaser Shares for his or her own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law, including pursuant to Rule 144 under the Securities Act. Stockholder acknowledges that the Purchaser Shares to be acquired have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. Stockholder has no plan or intention to sell, exchange or otherwise dispose of the Purchaser Shares received in consideration for the Stockholder Shares transferred to Purchaser hereunder.

         5. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to enter into and consummate the transactions contemplated hereby is subject to (a) the continuing effectiveness of the Merger Agreement and the satisfaction or waiver by the parties to the Merger Agreement of the conditions set forth in Article VII of the Merger Agreement (other than the conditions set forth in Section 7.1(g) thereof), (b) consummation of concurrent Share Exchanges, (as defined in the Merger Agreement) and (c) the continuing accuracy of the representations and warranties of Stockholder contained in this Agreement on and as of the date hereof and on and as of the Closing Date.

         6. CERTAIN CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDER. The obligation of Stockholder to enter into and complete the transactions contemplated hereby is subject to the fulfillment (or waiver in writing by Stockholder in its sole discretion) on or prior to the Closing Date of the conditions that (a) the representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the date hereof and in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the

Closing Date and (b) Stockholder shall have received a written opinion from Purchaser to the effect that the Merger constitutes a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.


         7. FURTHER ACTION. Stockholder and Purchaser shall, subject to the fulfillment at or before the Closing Date of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the transactions contemplated hereby.

         8. ASSIGNMENT. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, assigns, administrators, executors and estates.

         9. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered personally or transmitted by telex, fax or telegram, to the respective parties at the addresses following their names on the signature page hereof or to such other address as any party may have furnished to the others in writing.

         10. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware.

         11. SURVIVAL. All representations, warranties, covenants and agreements of the parties hereto shall survive indefinitely after the Closing and shall not be merged therewith.

         12. TERMINATION.

                  (a) This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

                           (i) by Purchaser if the Merger Agreement shall have been terminated (other than due to the failure of Purchaser to perform its obligations under the Merger Agreement or any other agreement required to be performed at or prior to the Closing);

                           (ii) by mutual consent of Purchaser and Stockholder;

                           (iii) by Purchaser or Stockholder, in the event the purchase of Stockholder Shares hereunder shall not have occurred by December 31, 1997;

                           (iv) by Stockholder, if Purchaser has failed to perform in any material respect any of its respective obligations required to be performed by it under this Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by Stockholder; or

                           (v) by Purchaser, if Stockholder shall have failed to perform in any material respect any of the obligations required to be performed by Stockholder under this Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by Purchaser.

                  (b) A party terminating this Agreement pursuant to this
Section 12 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party; PROVIDED, however, that if such termination is by Purchaser pursuant to Section 12(a)(v) or if such termination is by Stockholder pursuant to Section 12(a)(iv), nothing herein shall affect the non-breaching party's or parties' right to damages on account of such other party's or parties' breach.


                  (c) Stockholder acknowledges that the Stockholder Shares are unique and that Purchaser will not have an adequate remedy at law if Stockholder fails to perform any of its obligations hereunder, and Stockholder agrees that Purchaser shall have the right, in addition to any other right it has, to specific performance or equitable relief by way of injunction if Stockholder fails to perform any of its obligations hereunder. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived.

         13. EXPENSES. Each of Purchaser and Stockholder shall pay the fees and expenses it incurs in connection with this Agreement, other than as a result of the breach hereof by the other party hereto.

         14. CONDITION SUBSEQUENT. If for any reason the Merger does not become effective within five business days after the Closing Date, the transactions contemplated hereby shall be automatically rescinded, the parties shall return any consideration they received to the parties who provided such consideration (with duly executed stock powers, if appropriate).

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written.




                           SPS TECHNOLOGIES, INC.



                           By:
                               ---------------------------------------
                                Name:
                                Title:

                           Address:

                                101 Greenwood Avenue, Suite 470
                                Jenkintown, PA  19046-2611



                           STOCKHOLDER



                           ---------------------------------------


                           Address:

                               ---------------------------------------

                               ---------------------------------------


                           Number of Stockholder Shares sold hereunder: ________

                                VOTING AGREEMENT



         VOTING AGREEMENT, dated as of August __, 1997 (the "Agreement"), among SPS Technologies Inc., a Pennsylvania corporation ("Acquiror"), MTC Acquisition Corp., a Delaware corporation ("Acquisition"), and the undersigned beneficial owner (the "Stockholder") of Common Stock, par value $.15 per share ("Company Common Stock"), of Magnetic Technologies Corporation, a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, Acquiror, Acquisition and the Company are contemporaneously herewith entering into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing for the merger of the Company with and into Acquisition pursuant to the terms and conditions of the Merger Agreement; and

         WHEREAS, Stockholder (i) is the beneficial owner of and has the power to vote an aggregate of _______ shares (the "Shares") of Company Common Stock and (ii) at the request of Acquiror, desires to enter into this Agreement in order to induce Acquiror and Acquisition to enter into the Merger Agreement, and as a condition to their willingness to do so; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

         1. AGREEMENT TO VOTE SHARES. Stockholder agrees to vote all of the Shares, as well as any and all other shares of the Company Common Stock as to which Stockholder then possesses the power to vote or to direct the voting (collectively, the "Voting Shares"), (a) in favor of adopting and approving the Merger Agreement, the Merger and the transactions contemplated thereby at such time as the Company conducts a meeting of, solicits written consents from or otherwise seeks a vote of, its stockholders for the purpose of adopting and approving the Merger Agreement, the Merger and the transactions contemplated thereby and (b) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of any of its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (iii) any change in the management or board of directors of the Company, except as agreed to in writing by Acquiror; (iv) any material change in the present capitalization or dividend policy of the Company; (v) any amendment of the Company's charter documents; or (vi) any other material change in the Company's corporate structure, management or business.

         2. TERMINATION OF AGREEMENT. This Agreement shall terminate upon the earlier of consummation of the Merger or December 31, 1997.

         3. EXCEPTIONS TO OBLIGATIONS. Except for the agreement of Stockholder to vote the Shares in accordance with Section 1 hereof, nothing in this Agreement shall: (a) require the Stockholder to acquire additional shares of Company Common Stock; (b) require the Stockholder, in his or her capacity as a director or officer of the Company, to refrain from taking any action consistent with the provisions of Section 6.2 or 8.4(iii) of the Merger Agreement or take or refrain from taking any action that would otherwise cause such person to violate his or her fiduciary duties to the Company's shareholders under applicable law; or (c) require Stockholder to take any action that would prevent or impede the Company's ability to exercise its rights or fulfill its obligations under Section 6.2 of the Merger Agreement.

         4. COVENANTS OF STOCKHOLDER. Except in accordance with the provisions of this Agreement, Stockholder agrees, until this Agreement has been terminated in accordance with Section 2 hereof, or as a result of death or otherwise by operation of law, not to:

                  (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any of the Shares except pursuant to the Stock Purchase Agreement;

                  (b) except as may be required to vote the Voting Shares in accordance with Section 1 hereof, grant any consents or proxies, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares;

                  (c) take any action or omit to take any action (reasonably within the control of Stockholder) which would prohibit, prevent or preclude the Company from performing its obligations under the Merger Agreement; or

                  (d)(1) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act")) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with, impede, interfere with or attempt to discourage the Merger or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (2) directly or indirectly encourage, initiate or cooperate in a stockholders' vote or action by consent of the Company's stockholders in opposition to or in competition with the consummation of the Merger, or (c) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger.

         5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Acquiror and Acquisition as follows:

                  (a) Stockholder has all requisite power to deliver and perform this Agreement and to vote the Voting Shares in accordance with Section 1 hereof. This Agreement has been duly executed and delivered by Stockholder and is a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, and the execution, delivery and performance of this Agreement by Stockholder do not violate any contract to which Stockholder is a party or by which the Voting Shares are affected, and will not require the consent of any third party.

                  (b) The Shares are not and, except in the event of the Stockholder's death or as a result of operation of law, will at all times during the term of this Agreement be held of record and owned beneficially by the Stockholder free and clear of all liens, claims, security interests or any other encumbrances whatsoever, other than restrictions upon resale which may be imposed by federal or state securities laws.

         6. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION. Each of Acquiror and Acquisition hereby represents and warrants to Stockholder that it has the corporate power and authority to execute, deliver and perform this Agreement; such execution, delivery and performance have been duly authorized by all necessary corporate action; and this Agreement has been duly executed and delivered by each of Acquiror and Acquisition and constitutes the valid and binding agreement of Acquiror and Acquisition, enforceable against each of them in accordance with its terms.

         7. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement, including, without limitation, the agreement of Stockholder to vote the Voting Shares in accordance with Section 1 hereof, were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in the event of a breach of this Agreement, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties are entitled at law or in equity.


         8. FURTHER ASSURANCES. Stockholder, Acquiror and Acquisition agree to execute and deliver all such further documents and instruments and take all such further reasonable action as may be necessary or appropriate, including cooperation in obtaining any and all required regulatory approvals, in order to consummate the transactions contemplated hereby, including, without limitation, the agreement of Stockholder to vote the Voting Shares in accordance with
Section 1 hereof.

         9. EXPENSES. Except as may otherwise be provided herein, no party hereto shall be responsible for the payment of any other parties' expenses incurred in connection with this Agreement.

         10. THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person or entity.

         11. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service, postage or fees prepaid to the addresses on the signature page hereof.

         12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws).

         13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

                                    SPS TECHNOLOGIES INC.



                                    By:
                                       ----------------------------------------
                                          NAME:
                                          TITLE:

                                    Address:

                                          101 Greenwood Avenue, Suite 1170
                                          Jenkintown, Pennsylvania  19046-2611



                                    MTC ACQUISITION CORP.



                                    By:
                                       ----------------------------------------
                                          NAME:
                                          TITLE:

                                    Address:

                                          c/o SPS Technologies, Inc.
                                          101 Greenwood Avenue, Suite 470
                                          Jenkintown, Pennsylvania  19046-2611



                                    STOCKHOLDER


                                         ---------------------------------------
                                    Name:

                                    Address:

                                         --------------------------------------

                                         --------------------------------------

                                                                      Appendix B




August 7, 1997


Board of Directors
Magnetic Technologies Corporation
770 Linden Avenue
Rochester, New York 14625-2764

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Magnetic Technologies Corporation, Inc. (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary of SPS Technologies, Inc. (the "Buyer"). Pursuant to a draft of the Agreement and Plan of Merger, dated as of August 7, 1997 (the "Agreement"), among the Company and the Buyer, the Company shall be merged into a wholly-owned subsidiary of the Buyer which shall continue as the surviving corporation. We are assuming the final copy of the Agreement and Plan of Merger will be substantially similar to the Agreement. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code 1986, as amended. We are not qualified to, and do not, express any opinion as to the tax treatment of the proposed Merger.

Pursuant to the Agreement, shareholders of the Company shall receive for each share of Common Stock of the Company held by them, consideration equal to $5.00. Certain holders (as set forth in the following paragraph) of shares of the Company's Common Stock are entering, or shall enter, into Stock Purchase Agreements with the Buyer as to the form of consideration for their shares. All other holders of the Company's Common Stock shall receive cash consideration of $5.00 per share for each share of the Company's Common Stock.

Immediately prior to the effective time of the Merger, not greater than 10 (unless the Buyer has otherwise agreed) holders or not less than 45% and not greater than 51% (unless the Buyer has otherwise agreed) of the outstanding shares of Common Stock shall have exchanged their shares for a number of shares of Buyer's Common Stock (the "Purchaser Shares"), equal to the quotient of (a) the product of $5.00 times the number of shares being exchanged, divided by (b) the average of the daily last sales prices of the Buyer's Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive full trading days in which such shares are traded on the New York Stock Exchange ending with the closing of trading on the date which is one trading day prior to the stockholder meeting. The Purchaser Shares will not be registered under the Securities Act of 1933, as amended, and we understand that such shares may not be freely tradeable. The closing of such share exchanges (the "Share Exchanges") shall occur immediately prior to and in conjunction with the Closing. All shares exchanged in the Share Exchanges shall not be deemed outstanding

BOARD OF DIRECTORS
MAGNETIC TECHNOLOGIES CORPORATION
AUGUST 7, 1997
PAGE 2


immediately prior to the effective time and, accordingly, shall not be entitled to receive merger consideration.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices and trading volume of the common stock of the Company; (v) the audited financial statements of the Company for the fiscal year ended July 31, 1996 and the quarterly financial statements of the Company for the nine months ended April 30, 1997; (vi) certain financial analyses and forecasts prepared by the Company and its management; and (vii) the terms of the Merger that we deemed relevant.

In addition, we have held discussions with certain members of management of the Company with respect to certain aspects of the Merger and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other matters we believed necessary or appropriate to our inquiry, including such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us. We do not assume any responsibility or liability for the inaccuracy or incompleteness of any such information. We have not conducted any valuation or appraisal of any assets or liabilities of the Company, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed, without verification, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. In rendering our opinion, we have assumed that holders of the Company's Common Stock shall receive cash of $5.00 or Buyer Common Stock valued at $5.00 per share, notwithstanding any restrictions on such sale of Buyer Common Stock, any tax effect of receiving Buyer Common Stock in lieu of cash consideration, or any fluctuation in the price of Buyer's Common Stock between the date hereof and the Effective Date, as defined in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of Company counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us, as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Buyer's Common Stock will trade at any future time, any restrictions thereon or any

BOARD OF DIRECTORS
MAGNETIC TECHNOLOGIES CORPORATION
AUGUST 7, 1997
PAGE 3


tax effect from receiving stock in lieu of cash consideration. The opinion is limited to the fairness, from a financial point of view, to the shareholders of the Company of the consideration to be paid in the Merger and we express no other opinion, including as to the merits of the underlying business decision by the Company to engage in the Merger, as to the relative merits of the Merger and alternative potential strategies or transactions, or as to any matters of a legal, regulatory, tax or accounting nature.

For issuing an opinion of fairness on the Merger, we will receive a fee from the Company for our service, which is not contingent on the consummation of the transaction. In the ordinary course of their businesses, we or our affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities. As you know, we have not participated in negotiating or structuring the Merger. We were not retained to, nor did we, solicit any bids for the Company.

On the basis of, and subject to, the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger as described above is fair, from a financial point of view, to such stockholders and that those stockholders receiving cash are receiving no less than the substantial equivalent of those holders of the Company's Common Stock who are receiving Buyer Common Stock in exchange for their shares.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance, except that the Company may include a copy of this opinion, in full, in any proxy statement used to solicit the approval of the Company's stockholders of the Merger, provided that the Company furnishes BlueStone with a final proxy statement three business days prior to mailing same to the Company's stockholders.


Very truly yours,


BLUESTONE CAPITAL PARTNERS, L.P.

By:      /s/ Matthew Castagna
         ---------------------
         Name:    Matthew Castagna
         Title:   Managing Director

                                                                      Appendix C


                     DELAWARE - GENERAL CORPORATION STATUTE
                     --------------------------------------


Section 262 APPRAISAL RIGHTS (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation: and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,0002 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register of Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder who name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the

Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                               Appendix D

                    U. S. Securities and Exchange Commission
                            Washington, D.C.  20549

                                  FORM 10-KSB


         [ X ] ANNUAL REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                    For the fiscal year ended July 31, 1995

         [   ]   TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES
                 EXCHANGE ACT OF 1934  [NO FEE REQUIRED]

                           Commission File No. 0-4277

                       MAGNETIC TECHNOLOGIES CORPORATION

          Incorporated in Delaware       I.R.S.  Employer No. 16-0961159
                770 Linden Avenue, Rochester, New York  14625
                          Telephone No. (716) 385-8711

        Securities registered under Section 12(b) of the Exchange Act:

     Title of each class           Names of exchanges on which registered
     -------------------           --------------------------------------
            None                                    None

        Securities registered under Section 12(g) of the Exchange Act:
                   Common Stock (Par Value $.15 per share)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the past twelve months (or for such shorter period that the registrant was required to file such reports), and
(2) has been subject to such filing requirements for the past 90 days.

                                   Yes[X]               No[ ]

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form
10-KSB or any amendment to this Form 10-KSB.           [     ]

The registrant's revenues for its most recent fiscal year ended July 31, 1995 were $22,209,634.

The aggregate market value of the registrant's voting common stock held by nonaffiliates as of October 2, 1995 was approximately $10,879,649 (2,246,121 shares x $4.84375 average of bid and asked prices).

2,786,650 shares of the registrant's common stock were outstanding as of October 2, 1995.

                      DOCUMENTS INCORPORATED BY REFERENCE:

The registrant's proxy statement for the December 14, 1995 Annual Meeting of Stockholders is incorporated by reference into Part III, Items 9, 10, 11 and 12 of this report.

Transitional Small Business Disclosure Format (check one)  Yes [ ]    No [X]

                                     PART I

ITEM 1.          DESCRIPTION OF BUSINESS

    (a)          Business Development

    Magnetic Technologies Corporation (the Company) is engaged in contract manufacturing. Incorporated in 1969, the Company has historically concentrated on designing and manufacturing magnetic, electronic and mechanical subassemblies of copiers and printers for the electronic office equipment manufacturing industry. Although the Company's Magnetic Assembly Group constitutes its core business, in the past three years the Company has taken the following actions both to diversify beyond magnetic assembly manufacturing and to reduce its reliance on a single customer which previously accounted for more than 90% of its revenues:


     - In its fiscal year ended July 31, 1993 (fiscal 1993), the Company purchased its Austro Mold Group, which designs and builds plastic molds and manufactures custom injection molded plastic parts and assemblies.


     - In fiscal 1993, the Company licensed its European magnetic assembly business to an English corporation in exchange for a one-time licensing fee and equipment sale, plus a 25% passive interest in the newly formed company, Magnetic Technologies Europe Limited (MTE).


     - The Company has offered remanufacturing services in an effort to obtain magnetic assembly business from office equipment manufacturers with which it had obtained little or no business in the past.

    The above actions, coupled with a $2,075,000 decline in magnetic assembly deliveries in its fiscal year ended July 31, 1994 (fiscal 1994), served to reduce the portion of the Company's revenues attributable to the single customer (Xerox Corporation and its English subsidiary) to 66% in fiscal 1993 and 61% in fiscal 1994. However, two positive achievements during the Company's most recent fiscal year ended July 31, 1995 (fiscal 1995) had the ancillary effect of increasing the portion of the Company's business attributable to Xerox to 74%.

    1. The Company's core business experienced a sales rebound in fiscal 1995. Magnetic Assembly Group revenues, including remanufacturing business, climbed $4,446,000, or 36%, due to new Xerox orders.

    2. In the third quarter of fiscal 1995, the Company reacquired its European business by purchasing the remaining 75% interest in MTE at a purchase price considerably below the licensing fee originally received by the Company for that business. (The terms of the MTE acquisition were reported by the Company in a Form 8-K Report dated March 31, 1995.) Although MTE has diversified its customer base and it is expected to further diversify, much of MTE's fiscal 1995 sales were to a Xerox subsidiary.

    On the negative side, the Austro Mold acquisition has not been a success to date. In fiscal 1994, the Austro Mold Group suffered both a sales decline and cost overruns, resulting in a $836,000 operating loss for the Group. At the beginning of fiscal 1995, the Company replaced the Vice President in charge of the Austro Mold Group with an experienced plastics industry executive. Since then, management has taken corrective actions with respect to controlling costs, and has closed Austro Mold's Florida plant. Although Austro Mold's tooling operation returned to profitability in fiscal 1995, its plastics molding operation did not, and total Austro Mold sales declined further, with the Group incurring a $1,250,000 loss. In the short term, management is concentrating attention on Austro Mold's plastics molding operations. In the longer term, management views the current fiscal year as a defining, or pivotal, year in which the future of Austro Mold will be determined.

    In fiscal 1994, magnetic assembly operating profits were insufficient to offset the Austro Mold Group losses; however, the Company also recorded $676,000 of nonrecurring income due to a change in accounting principle related to income taxes, resulting in a modest net profit for the Company. During fiscal 1995, the Magnetic Assembly Group operating profits increased consistent with sales, but this increase was more than offset by the Austro Mold Group loss. In addition, in connection with its acquisition of MTE, the Company recorded a $312,000 write-down related to an impairment in asset value and costs related to the acquisition, plus MTE incurred a $98,000 operating loss for the five month period ended July 31, 1995. In total, while the Company's revenues increased 26% to $22,210,000 in fiscal 1995, the Company incurred a $775,000 net loss.

    (b)          Business of Issuer

    The Company's contract manufacturing business consists of the development, manufacture and assembly of products to the OEM market in various stages, from engineering and design, to prototypes, to production runs. The products currently consist of (1) precision magnetic, electronic and mechanical devices,
(2) the remanufacturing of components and subassemblies for reuse by office equipment manufacturers, (3) precision plastic molds (tooling) and (4) custom injection molded plastic parts and assemblies.

    The Magnetic Assembly Group, including the Company's remanufacturing operations, operates out of the Company's main facility in Rochester, New York, marketing its products primarily to United States original equipment manufacturers by direct sales. The Austro Mold Group operates out of a separate Rochester plant utilizing a combination of direct sales and manufacturers' representatives. The Company's wholly-owned European subsidiary, MTE, operates out of a facility in Rochester, England, marketing magnetic assemblies to European manufacturers by direct sales. The Company promotes business by providing engineering, design and prototype services to assist manufacturers in the development of new products. These services often result in the Company obtaining production orders after the related products evolve from prototype stages.

    The Company's magnetic assembly business competition includes Hitachi in Japan, GenCorp in the United States and several smaller service companies; however, more competition is provided by the in-house capabilities of the Company's customers. Quality and price are both important factors in the marketplace. In the area of quality, the Magnetic Assembly Group has historically been able to compete with the high standards established by the Japanese, but has faced not only pricing pressure from competitors but also continual pressure from its principal customer to lower prices. Management believes that the Company's proprietary "reaction in mold" (RIM) injection molding process utilized in the manufacture of magnetic brush cores provides it with a competitive advantage.

    The Austro Mold Group has numerous competitors in both plastic mold tooling and plastic injection molding. Previously, management believed that Austro Mold held a competitive edge based upon its ability to offer customers both the precision design and manufacture of custom molds as well as thermoplastic injection molding of parts and assembly services. However, Austro Mold's performance during the past two fiscal years suggests that the combination of tooling and plastic molding services may not provide a significant competitive edge or, if so, that any such advantage is outweighed by other competitive deficiencies which have prevented Austro Mold from retaining or obtaining sufficient volume at adequate margins to cover its overhead.

    As a result of the Company's acquisition of all of the outstanding shares of MTE in the third quarter of fiscal 1995, MTE's operating results for five months were included with the Company's fiscal 1995 results. MTE is currently operating at a sales volume of approximately $150,000 per month. It has obtained business from the Company's prior European customer, a Xerox subsidiary, but has also generated orders from new European customers. Management expects MTE to operate on a break-even basis by the end of the current fiscal year.

    Magnets, the Company's key raw material for magnetic assemblies, are available through six suppliers, no one of which dominates the industry. Two of the suppliers (Stackpole Corporation and GenCorp) are located in the United States, while the other four are Japanese firms. All of the vendors deliver acceptable quality materials, and in recent years supplies of magnets have generally been readily obtainable. The basic components for manufacturing plastic molds and injection molded plastic parts are various metals and engineered thermoplastic resins, commodities that are available from numerous sources.

    Since Xerox Corporation continues to be a major customer of the Company [see Item 1 (a) of this report] the loss of Xerox as a customer would have a material adverse impact on the Company and would create a substantial burden to replace the lost business. The Company is continuing to work with Xerox in finding methods of reducing their mutual reliance upon each other.

    The Company has no material patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts. However, the Company's proprietary RIM process is important to its business. No material portion of the Company's products or services is dependent upon governmental approvals, nor do existing or probable governmental regulations materially affect the Company's business. Compliance with environmental statutes and regulations has not had a material effect on the Company's capital expenditures, earnings or competitive position in the past three fiscal years.

    The Company does not invest a significant amount in company-sponsored research and development activities, having spent $6,000, $50,000, and $110,000 on such activities in fiscal years 1995, 1994, and 1993, respectively. Because of the integration of its engineering and manufacturing operations, the Company cannot readily identify the amounts spent on customer-sponsored research and development activities.

    The Company had 117 full-time employees at October 2, 1995.


ITEM 2.  DESCRIPTION OF PROPERTY

    The Company operates out of three leased facilities, as described below.

    The Company's corporate headquarters, core engineering staff and domestic magnetic assembly manufacturing operations, including remanufacturing operations, are located in a 70,000 square foot building at 770 Linden Avenue, Rochester, New York. The facility is in good condition and management believes that it has sufficient capacity to house between $18,000,000 to $20,000,000 of sales volume per year. Under the terms of its lease expiring October 31, 2000, the Company pays rent of $30,468 per month. The landlord of the building is Linden Properties, a partnership in which one partner is the Chairman of the Company's Board of Directors and holder of more than 5% of the Company's common stock and the other partner is also an owner of more than 5% of the Company's common stock.

    Prior to the Company's termination of its Florida operation during fiscal 1995, the Austro Mold Group was housed in two facilities, both under leases with the former owners of that business. Austro Mold's only current facility consists of three buildings aggregating 40,000 square feet and located at 3 Rutter Street, Rochester, New York. The rent is $13,650 per month through December 1997. The Company has two five-year renewal options with rental adjustments based upon fluctuations in the cost of living index. These buildings are in good condition and are adequate to support the Company's plastic mold tooling and injection molding operations up to approximately $7,500,000 of sales volume per year. The Company has a right of first refusal to match any purchase offer for the property received by the landlord at any time during the lease term and also has an option to purchase the property at the end of the initial lease term at the then appraised value. The lease for Austro Mold's former Florida facility in Clearwater expires on December 31, 1995, with a rental of $3,326 per month. The remainder of the noncancelable rental expense associated with the Florida facility is accrued at July 31, 1995.

    MTE operates out of an 8,350 square foot facility in Rochester, England as a tenant at will terminable by either party upon 30 days notice. The location is adequate to house up to approximately $4,000,000 of annual sales volume; more than twice its current volume. Because the MTE operation is presently relatively small, it could be easily moved to a more permanent location in England if a substantial volume increase made such a move necessary or desirable.


ITEM 3.  LEGAL PROCEEDINGS

    Not applicable.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    Not applicable.

                                    PART II

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    (a)  Market Information

    The Company's common stock is traded on the over-the-counter market and is reported under the symbol "MTCC" on the National Association of Securities Dealers Automated Quotation System (NASDAQ). The high and low bid prices of the Company's common stock for each quarter during the past two fiscal years were as follows:

                                                      FISCAL 1995              FISCAL 1994
                                                    ----------------         ----------------
                                                    HIGH        LOW          HIGH        LOW
                                                    ----        ----         ----        ----
             First Quarter (August - October)       $5.50       $4.00        $7.09       $3.83
             Second Quarter (November - January)    $5.38       $4.25        $7.00       $5.00
             Third Quarter (February - April)       $5.38       $4.25        $7.00       $5.00
             Fourth Quarter (May - July)            $5.88       $4.75        $5.38       $4.00




              Note: The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. Quotations for the first two quarters of fiscal 1994 have been restated to reflect the effect of a subsequent three-for-two stock split.

    (b)  Holders

    On October 2, 1995, the Company had 4,655 stockholders of record, plus an unknown number having their shares registered in "street name" or in the name of a nominee.

    (c)  Dividends

    The Company paid no cash dividends on its common stock during the past two fiscal years and is unlikely to do so in the near future. Future profits are more likely to be utilized to improve the Company's working capital base or to fund an acquisition. Under its current loan arrangements, the Company cannot pay cash dividends without approval of its bank.


ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS

    The Company experienced a $4,593,000, or 26%, sales increase in fiscal 1995, most of which was attributable to its Magnetic Assembly Group. Magnetic assemblies, including remanufacturing, had revenues of $16,969,000, a $4,446,000 increase over fiscal 1994. The Company's total fiscal 1995 revenues were $22,210,000 versus $17,616,000 the prior year. Included are Austro Mold Group sales of $4,683,000 and $5,094,000 in fiscal 1995 and fiscal 1994, respectively. MTE contributed $558,000 of sales in the last five months of fiscal 1995 following its acquisition by the Company. The Company's fiscal 1995 gross margin decreased to 13.1% from 13.5% the previous year.

    Selling, general and administrative expenses increased $504,000, or 18%, from fiscal 1994; however, as a percentage of net sales, these expenses decreased from 16% to 15%. Included in selling, general and administrative expenses was a $312,000 write-down recorded in connection with the acquisition of MTE, primarily related to the write-off of previously recognized profit in equipment manufactured by the Magnetic Assembly Group and sold to MTE, as well as various costs associated with the acquisition. Excluding the impact of the MTE write-down, the selling, general and administrative costs of the Company decreased to 14% of net sales. The decline was a result of successful cost management efforts in fiscal 1995. Interest expense increased $106,000, or 66%, as a result of increased borrowings and interest rates. Total other income and expenses of $87,000 for fiscal 1995 included losses of $107,000 on the disposition of fixed assets.

    The Company incurred a net loss of $775,000 for fiscal 1995, compared with a modest profit of $61,000 for fiscal 1994. Included in fiscal 1994 net income was $676,000 of nonrecurring income representing the cumulative effect of a change in accounting principle relating to income taxes. Excluding that adjustment to income, fiscal 1994 resulted in an operating loss of $462,000. The Company's loss before income taxes and extraordinary items was $774,000 and $614,000 in fiscal years 1995 and 1994, respectively. The net loss in fiscal 1995 resulted from sizable losses at the Austro Mold Group as well as a net loss of $98,000 for the MTE start-up operation. The rebound in sales and profit performance of the Company's Magnetic Assembly Group was insufficient to return the Company to profitability in the face of Austro Mold's continued lower sales levels and operational problems.

    During the fourth quarter of fiscal 1995, the Company recorded sales of $5,887,000, compared with sales of $4,323,000 for the fourth quarter of fiscal 1994, an increase of $1,564,000, or 36%. The increase is attributable to the Magnetic Assembly Group remanufacturing business. In fiscal 1995, the fourth quarter gross margin was 13% compared with 7% in the fourth quarter of fiscal 1994. The net loss for the fiscal 1995 fourth quarter was $215,000 compared with a net loss of $627,000 in the fourth quarter of the previous year.

    In fiscal 1994, the Company experienced a sales decline of $2,178,000 as a result of (1) the sale of the Company's European magnetic assembly business in the third quarter of fiscal 1993, (2) the loss of business at Austro Mold and
(3) customer extensions of magnetic assembly delivery schedules. The sales decline, coupled with cost overruns and other inefficiencies at Austro Mold, significantly impacted fiscal 1994 profitability. The Company's gross margin for fiscal 1994 decreased to 14% versus 18% in fiscal year 1993.

    Selling, general and administrative expenses increased $311,000, or 12%, from fiscal 1993 to 1994. As a percentage of net sales, these expenses increased from 13% to 16%. Of the increase, $230,000 is attributable to the fact that fiscal 1993 included only nine months of Company ownership of the Austro Mold Group. The remaining increased costs in this area related to increased sales commissions expenses, costs for changes in management for Austro Mold, state sales tax audit adjustments, a nonrecurring administrative fee for the Company's 401(k) plan and increased travel expenses. Interest expense decreased $29,000 as a result of lower interest rates.

    Fiscal 1994 net profits were $61,000, including $676,000 of nonrecurring income representing the cumulative effect of a change in accounting principle relating to income taxes; whereas fiscal 1993 had resulted in a net profit of $1,663,000, including $984,000 of nonrecurring income from the European sale of technology and $640,000 of extraordinary income from the reduction of income taxes resulting from realization of net operating loss carryforwards. Therefore, excluding the nonrecurring income items, operating results declined from an operating profit of $973,000 in fiscal 1993 to an operating loss of $462,000 in fiscal 1994, a decrease of $1,435,000. The Company's results before nonrecurring income, income taxes and extraordinary items was a loss of $614,000 for fiscal 1994 versus a profit of $811,000 for fiscal 1993.

    Along with its fiscal 1995 sales increase of 36%, the Magnetic Assembly Group maintained the approximate 17% gross margin experienced in the prior two fiscal years. The increased sales were primarily attributable to increased remanufacturing operations with the Company's largest customer. Magnetic Assembly's selling, general and administrative expenses increased $264,000 over fiscal 1994 due to the $312,000 write-down recorded in connection with the MTE acquisition, which was partially offset by a $48,000 decrease attributable to successful cost management efforts. As a percentage of sales, selling, general and administrative costs decreased from 15% in fiscal 1994 to 13% in fiscal 1995 for the Group. Excluding the nonrecurring write-down for the MTE acquisition, the percentage decreased even further to 11% of net sales. As a result, the magnetic assemblies operation (including remanufacturing, but excluding MTE) increased its contribution to operating profits to $805,000 as compared with $374,000 in fiscal 1994.

    In fiscal 1995, Austro Mold's Rochester, New York tooling operation returned to profitability, but its plastics molding operation and its Clearwater, Florida tooling operation did not. At the time of its acquisition, the Austro Mold Group had annual revenues of approximately $6,500,000, versus $4,683,000 and $5,094,000 in fiscal 1995 and 1994, respectively. The entire Group had an overall negative gross margin of 3% in fiscal 1995, versus a positive gross margin of 4% in fiscal 1994.

    Austro Mold's Rochester tooling operation had total sales of $2,139,000 for fiscal 1995, compared with $1,834,000 the previous year, an increase of $305,000, or 17%. It contributed $227,000, or 11% of gross margin versus $145,000, or 8% the year prior. The plastic molding operation recorded sales of $2,236,000 and $2,792,000 in fiscal 1995 and 1994, respectively, a decrease of $556,000, or 20%. The molding operation recorded a negative margin of $244,000 for fiscal 1995 versus a positive gross margin of $268,000 for fiscal 1994. The Austro Mold Florida tooling operation was closed during fiscal 1995. It contributed $308,000 in net sales at a negative gross margin of $103,000 prior to its closing. The Florida operation recorded sales of $468,000 and a negative gross margin of $221,000 in fiscal 1994.

    The Austro Mold Group's selling, general and administrative expenses totaled $1,004,000 in fiscal 1995, compared with $1,028,000 in fiscal 1994. These costs include $202,000 of annual expense related to the amortization of the noncompete agreement with the previous owners of Austro Mold. Austro Mold also incurred $107,000 of costs related to the disposition of fixed assets, including $35,000 related to the closing of the Florida plant and $71,000 for the disposal of nonoperational equipment in the plastics molding operations. Thus, Austro Mold made no contribution to its own Group's selling, general and administrative overhead of $1,004,000, or the asset disposal costs, and incurred a net loss of $1,250,000.

    The Company has taken, and continues to take, what it believes are corrective actions relative to the Austro Mold Group, including the replacement of management personnel, the termination of its unprofitable Florida operations and the elimination of smaller volume molding orders with insufficient margins. Due to the fact that the plastics molding losses have been caused by a myriad of operational problems, management cannot say with certainty that the molding operation can be returned to profitability, and therefore survive in its current form.

    The Company's management does not believe that the losses which the Company experienced in fiscal 1995 and fiscal 1994 represent a pattern or continuing trend. Management believes that the Company's magnetic assembly operations have been considerably strengthened due both to additional remanufacturing business and the acquisition of MTE's European business. The Company's backlog at July 31, 1995 was $12,667,000 compared with $7,000,000 at July 31, 1994.
Excluding MTE's backlog of $1,849,000 for 1995, the Company's backlog increased $3,818,000 over the previous year. Furthermore, the current fiscal year 1996 will be the pivotal year for determining the future size and role of the Austro Mold Group within the Company.

    As a result of the fiscal 1995 and 1994 operating losses, the Company's liquidity has deteriorated. As of July 31, 1995, cash was $746,000, versus $400,000 at July 31, 1994 and $1,042,000 at July 31, 1993; working capital was
$2,623,000, versus $2,854,000 and $3,446,000 at July 31, 1994 and 1993, respectively; the current ratio was 1.5 to 1.0 at July 31, 1995, versus 2.0 to
1.0 and 2.2 to 1.0 at July 31, 1994 and 1993, respectively. Due to increased borrowings to meet its cash needs plus prime rate increases, the Company's interest expense increased $106,000 in fiscal 1995, despite better loan terms which the Company obtained in a mid-year refinancing.

    Even though the Company's debt increased by reason of the acquisition of MTE in March 1995 and the acquisition of its Austro Mold Group in November 1992, its current cash flow position should be adequate to fund the related noncompete agreement payments as well as the interest and principal on the current portion of long-term debt.

    Operating cash flows decreased $229,000 for fiscal 1995 over the comparable period in fiscal 1994. The variance is primarily the result of the Company's operating loss of $775,000 for the year. This loss includes a write-down of $312,000 to account for an impairment in asset value in connection with the acquisition of MTE. In addition, accounts receivable, inventories and accounts payable balances increased due to higher volumes of sales activity in fiscal 1995.

    Cash used by investing activities increased $48,000 for fiscal 1995 over the prior year. The increase is due to two factors; increased capital expenditures for production equipment and vehicles and the acquisition of MTE. The increase was partially offset by the noncash write-down of $312,000 in connection with the acquisition, as well as $160,000 of cash received for the sale of the Florida plant equipment and other fixed asset disposals.

    Cash provided by financing activities increased by $1,267,000 for fiscal 1995 over the prior year. The variance was primarily due to advances on the Company's line of credit and revolving bank note. The Company incurred additional borrowings of $305,000 in connection with the MTE acquisition which are not reflected in the consolidated statement of cash flows for fiscal 1995 since the borrowing represents a noncash transaction. In addition, proceeds from the exercise of stock options increased by $107,500 over the prior year.

    In fiscal 1995, the Company was offered improved loan rates on its then-existing bank debt, and therefore changed banks. The new loan accommodation remains secured by the assets of the Company and includes both a $2,000,000 revolving loan convertible into a term loan on March 1, 1997, as well as a $1,250,000 line of credit. At July 31, 1995, the Company had $1,807,000 of principal outstanding on the revolving note and $826,000 on the line of credit. In connection with the MTE reacquisition, the Company has a loan with the Calder Group with an outstanding balance of $283,000 at July 31, 1995. The Company also has other long-term debt totaling $91,000 outstanding at July 31, 1995, and approximately $645,000 of equipment on lease with another bank and an equipment leasing organization.

    Capital expenditures totaled $1,014,000 in fiscal 1995, as compared with $1,207,000 in fiscal 1994. Included in capital expenditures were $112,000 and $614,000 in fiscal 1995 and fiscal 1994, respectively, of equipment financed with proceeds from the master lease line of credit. The remaining fiscal 1995 capital expenditures were financed with proceeds from the Company's revolving bank note, line of credit borrowings, sales of fixed assets and proceeds from stock options exercises. Management estimates that capital expenditures will approximate $600,000 in fiscal 1996, a portion of which is expected to be financed with capital lease financing.

ITEM 7.  FINANCIAL STATEMENTS

    Following is an index to the consolidated financial statements filed as part of this report.

Financial Statements                                                    Page No.
--------------------                                                    --------

      Report of Independent Accountants                                    12

      Consolidated Balance Sheets at July 31, 1995 and 1994                13

      Consolidated Statements of Income for the three years ended
       July 31, 1995                                                       14

      Consolidated Statements of Changes in Stockholders' Equity
       for the three years ended July 31, 1995                             15

      Consolidated Statements of Cash Flows for the three years
       ended July 31, 1995                                                 16


      Notes to Consolidated Financial Statements                         17 - 28



ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

    Not applicable.


                                    PART III

    The information required by Items 9, 10, 11 and 12 of PART III of this report is incorporated herein by reference to the Company's Proxy Statement issued in connection with the Annual Meeting of Stockholders of the Company to be held December 14, 1995, under the headings entitled "Voting Securities", "Election of Directors", "Transactions Involving Directors and Executive Officers", "Executive Compensation" and "Securities Reporting Requirements", which Proxy Statement will be filed within 120 days after the end of fiscal 1995.

ITEM 13.           EXHIBITS AND REPORTS ON FORM 8-K

    The financial statements filed as a part of this report are listed in Item 7 above.

    The exhibits filed with this report are listed on the Index to Exhibits on page 11 following the signature page and are numbered in accordance with Item 601 of Regulation S-B.

  The Company did not file any reports on Form 8-K during the last quarter of fiscal 1995.

                                   SIGNATURES

    In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        MAGNETIC TECHNOLOGIES CORPORATION





Date: October 23, 1995                  By:  /s/  Gordon H. McNeil
                                           ------------------------------------
                                                  Gordon H. McNeil, President


    In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.




Date: October 23, 1995                  By: /s/  Gordon H. McNeil
                                           -----------------------------------
                                                 Gordon H. McNeil, Director,
                                                 President and Principal
                                                 Executive Officer





Date: October 23, 1995                  By: /s/  Isadore Diamond
                                           -----------------------------------
                                                 Isadore Diamond, Director,
                                                 Chairman of the Board,
                                                 Treasurer and Principal
                                                 Financial Officer





Date: October 23, 1995                  By: /s/  Dana L. Limperis
                                           -----------------------------------
                                                 Dana L. Limperis, Controller
                                                 and Principal Accounting
                                                 Officer





Date: October 23, 1995                  By: /s/  John B. Biemiller
                                           -----------------------------------
                                                 John B. Biemiller, Director





Date: October 23, 1995                  By: /s/  G. Thomas Clark
                                           -----------------------------------
                                                 G. Thomas Clark, Director





 Date: October 23, 1995                 By: /s/  Bernard Kozel
                                           -----------------------------------
                                                 Bernard Kozel, Director

                               INDEX TO EXHIBITS




    EXHIBIT                                                            STATUS OR INCORPORATION
      NO.                      DESCRIPTION                                BY REFERENCE (IBR)
--------------   ------------------------------------------   -------------------------------------------
 (3) (a)         Certificate of Incorporation as amended to   IBR to Exhibit A of Form 10-KSB for fiscal
                 date                                         year ended July 31, 1994

 (3) (b)         By-Laws                                      Exhibit A to this Report

 (10) (a)        Consulting Agreements and Covenants Not to   IBR to Exhibits 2, 3 and 4 of Form 8-K as
                 Compete and Security Agreement with the      amended dated January 28, 1992
                 former owners of Austro Mold, Inc.

 (10) (b)        Sublease Agreement with Linden Properties    IBR to Exhibit A of Form 10-KSB for fiscal
                 effective November 1, 1993                   year ended July 31, 1993

 (10) (c)        Amendment to Sublease Agreement with Linden  IBR to Exhibit B of Form 10-KSB for fiscal
                 Properties dated October 7, 1994             year ended July 31, 1994

 (10) (d)        Lease of Austro Mold facility, Rochester,    IBR to Exhibit 5 of Form 8-K as amended
                 New York                                     dated January 28, 1992

 (10) (e)        Share Purchase Agreement relative to the     IBR to Exhibit 1 of Form 8-K as amended
                 acquisition of Magnetic Technologies Europe  dated March 31, 1995
                 Limited

 (10) (f)        Credit Agreement, General Security           IBR to Exhibit 3 of Form 8-K as amended
                 Agreement, Revolving Line of Credit Note     dated March 31, 1995
                 and Commercial Line of Credit Note with
                 First National Bank of Rochester

 (10) (g)        Stock Option Contract held by G. Thomas      IBR to Exhibit E of Form 10-K for fiscal
                 Clark (a Director) dated September 18, 1992  year ended July 31, 1992

 (10) (h)        Stock Option Contract held by Gordon H.      IBR to Exhibit D of Form 10-K for fiscal
                 McNeil (President and Chief Executive        year ended July 31, 1992
                 Officer) dated May 19, 1992

 (10) (i)        Stock Option Contract held by Gordon H.      IBR to Exhibit B of Form 10-KSB for fiscal
                 McNeil (President and Chief Executive        year ended July 31, 1993
                 Officer) dated January 7, 1993

 (10) (j)        Stock Option Contract held by Bernard Kozel  Exhibit B to this Report
                 (a Director) dated March 8, 1995

 (21)            Subsidiaries of the Registrant               Exhibit C to this Report

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and
Board of Directors of
Magnetic Technologies Corporation

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Magnetic Technologies Corporation at July 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three fiscal years in the period ended July 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 11 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, in fiscal year 1994.



/s/ Price Waterhouse LLP
------------------------------------
PRICE WATERHOUSE LLP
Rochester, New York
October 10, 1995

                       MAGNETIC TECHNOLOGIES CORPORATION

                          CONSOLIDATED BALANCE SHEETS



                                                                                        JULY 31,
                                                                            ---------------------------------
                                  ASSETS                                         1995               1994
                                                                            ---------------    --------------
 Current assets:
    Cash, including interest-bearing deposits of $490,445 and $312,000 at
      July 31, 1995 and 1994, respectively                                    $    746,434       $   399,861
    Accounts receivable, less allowance for doubtful accounts of $31,500
      and $15,000 at July 31, 1995 and 1994, respectively                        2,265,794         2,032,020
    Inventories                                                                  4,182,773         2,602,256
    Costs and estimated earnings in excess of billings on contracts in
       process                                                                     291,288           314,322
    Deferred income taxes                                                          278,000           309,900
    Prepaid taxes, expenses and other current assets                               109,613           101,913
                                                                            ---------------    --------------
                               Current assets                                    7,873,902         5,760,272
 Property, plant and equipment, net                                              3,877,951         3,636,153
 Excess of cost over net assets acquired, net of accumulated amortization of $127,154 and $117,748 at July 31, 1995
    and 1994, respectively                                                          56,438            65,844
 Investment in affiliate                                                                             250,000
 Deferred income taxes                                                             514,500           477,100
 Other assets                                                                      482,517           337,505
                                                                            ---------------    --------------
                                                                              $ 12,805,308       $10,526,874
                                                                            ===============    ==============

                   LIABILITIES AND STOCKHOLDERS' EQUITY


 Current liabilities:
    Accounts payable and other accrued expenses                               $  3,938,329     $   2,504,763
    Note payable                                                                   826,108
    Current portion of long-term debt and capital lease obligations                291,784           308,014
    Billings in excess of costs and estimated earnings on contracts in
        process                                                                    171,497            93,234
    Accrued income taxes                                                            22,958
                                                                            ---------------    --------------
                            Current liabilities                                  5,250,676         2,906,011
 Long-term debt and capital lease obligations                                    2,533,666         1,957,997
                                                                            ---------------    --------------
                             Total liabilities                                   7,784,342         4,864,008
                                                                            ---------------    --------------
 Stockholders' equity:
    Common stock - $.15 par value;
       Authorized - 15,000,000 shares
       Issued and outstanding - 2,786,675 and 2,739,857 shares at
          July 31, 1995 and 1994, respectively                                     418,001           410,979
    Stock warrants outstanding for 22,500 shares of common stock, valued at $82,500, net of unamortized deferred expense of $47,115 and
       $67,335 at July 31, 1995 and 1994, respectively                              35,385            15,165
    Additional paid-in capital                                                   7,646,302         7,541,058
 Cumulative translation adjustment                                                     479
 Accumulated deficit                                                            (3,079,201)       (2,304,336)
                                                                            ---------------    --------------
                        Total stockholders' equity                               5,020,966         5,662,866
                                                                            ---------------    --------------
                                                                               $12,805,308       $10,526,874
                                                                            ===============    ==============




          See accompanying Notes to Consolidated Financial Statements

                       MAGNETIC TECHNOLOGIES CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                           YEAR ENDED JULY 31,
                                                        ---------------------------------------------------
                                                             1995               1994               1993
                                                        -------------       ------------       ------------
 Net sales                                               $22,209,634         $17,616,480        $19,794,544
 Cost of sales                                            19,290,099          15,241,215         16,294,606
                                                        -------------       ------------       ------------
 Gross profit                                              2,919,535           2,375,265          3,499,938
 Selling, general and administrative expenses              3,341,450           2,837,504          2,526,918
                                                        -------------       ------------       ------------
 Operating (loss) earnings                                  (421,915)           (462,239)           973,020

 Interest expense                                            265,233             159,395            188,164
 Other                                                        87,217              (7,355)           (25,889)
 Nonrecurring income from sale of technology, net of
   related expenses                                                                                (984,010)
                                                        -------------       ------------       ------------
 (Loss) income before income taxes, extraordinary item
   and change in accounting principle                       (774,365)           (614,279)         1,794,755
 Provision for income taxes                                      500                 500            771,500
                                                        -------------       ------------       ------------
 (Loss) income before extraordinary item and change in
   accounting principle                                     (774,865)           (614,779)         1,023,255
 Extraordinary item:
    Reduction in income taxes resulting from
     realization of operating loss carryforwards                                                    640,000
                                                        -------------       ------------       ------------
 (Loss) income before change in accounting principle        (774,865)           (614,779)         1,663,255
 Cumulative effect of a change in accounting principle
    relating to income taxes                                                     676,000
                                                        -------------       ------------       ------------
 Net (loss) income                                         ($774,865)        $    61,221         $1,663,255
                                                        =============       ============       ============

                                                                YEAR ENDED JULY 31,
                                      -------------------------------------------------------------------------
                                              1995                      1994                      1993
                                      ---------------------     -----------------------   ---------------------
                                                     FULLY                      FULLY                   FULLY
                                       PRIMARY      DILUTED      PRIMARY       DILUTED     PRIMARY     DILUTED
                                      ---------   ---------     ---------    ----------   --------     --------
 (Loss) earnings per common
    share:
 (Loss) income before
    extraordinary item and change
    in accounting principle             ($.28)       ($.28)       ($.21)        ($.21)      $.38           $.36

 Extraordinary item                                                                          .24            .23
                                      ---------   ---------     ---------    ----------   --------     --------
 (Loss) income before change in
    accounting principle                 (.28)        (.28)        (.21)         (.21)       .62            .59
 Change in accounting principle                                     .23           .23
                                      ---------   ---------     ---------    ----------   --------     --------
 Net (loss) income per share            ($.28)       ($.28)        $.02           .02       $.62           $.59
                                      =========   =========     =========    ==========   ========     ========


                                   See accompanying Notes to Consolidated Financial Statements.

                       MAGNETIC TECHNOLOGIES CORPORATION

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED JULY 31, 1995, 1994 AND 1993

                                           COMMON STOCK                             ADDITIONAL
                                   ---------------------------        STOCK          PAID-IN        ACCUMULATED
                                       SHARES         AMOUNT         WARRANTS        CAPITAL           DEFICIT
                                   ------------   ------------    -------------   -------------   ----------------
 Balance at July 31, 1992             1,629,767      $ 244,465        $      0       7,289,563    (   $ 4,028,812)
    Conversion of debentures            160,000         24,000                         296,000
    Exercise of stock options            31,000          4,650                          44,950
    Repurchase and retirement of
        fractional shares
        related to stock split              (32)            (5)                           (142)
    Net income                                                                                          1,663,255
                                   ------------   ------------    -------------   -------------   ----------------
 Balance at July 31, 1993             1,820,735        273,110               0       7,630,371         (2,365,557)

    Effect of three-for-two
        stock split                     910,368        136,555                        (136,555)
    Fees relating to stock
        split                                                                           (5,243)
    Exercise of stock options             9,375          1,407                           3,593
    Repurchase and retirement of
        fractional shares related to
        stock split                        (621)           (93)                           (108)
    Tax benefits derived from
        stock incentive plans                                                           49,000
    Stock warrants issued for
        22,500 shares of common
        stock                                                           82,500
    Deferral of stock warrants
        issuance expense                                               (82,500)
    Amortization of deferred
        stock warrants expense                                          15,165
    Net income                                                                                             61,221
                                   ------------   ------------    -------------   -------------   ----------------
 Balance at July 31, 1994             2,739,857        410,979          15,165       7,541,058    (     2,304,336)

    Exercise of stock options            46,875          7,031                         105,469
    Repurchase and retirement of
        fractional shares
        related to stock
        split                               (57)            (9)                           (225)
    Amortization of deferred
        stock warrants expense                                          20,220

    Net loss                                                                                             (774,865)
                                   ------------   ------------    -------------   -------------   ----------------
                                      2,786,675        418,001          35,385       7,646,302    (      3,079,201)
    Translation adjustment                                                                                     479
                                   ------------   ------------    -------------   -------------   ----------------
 Balance at July 31, 1995             2,786,675       $418,001         $35,385      $7,646,302    (     $3,078,722)
                                   ============   ============    =============   =============   ================


                                   See accompanying Notes to Consolidated Financial Statements.

                       MAGNETIC TECHNOLOGIES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          INCREASE (DECREASE) IN CASH


                                                                               YEAR ENDED JULY 31,
                                                                 --------------------------------------------
                                                                     1995             1994           1993
                                                                 ------------    ------------    ------------
 Cash flows from operating activities:

    Net (loss) income                                             ($774,865)     $   61,221      $  1,663,255
    Adjustments to reconcile net income to cash provided by
     operating activities -
        Cumulative effect of a change in accounting principle                      (676,000)
        Depreciation and amortization                               877,021         786,312           685,224
        Loss on disposal of property                                106,734             910             5,543
        Provision for bad debts                                      16,500          (9,719)           79,406
        Imputed interest on long-term debt                            9,153                            35,060
        (Increase) decrease in accounts receivable                  (98,048)        163,908          (227,695)
        (Increase) decrease in inventories                       (1,511,516)         60,969          (254,437)
        Decrease (increase) in costs, estimated earnings
            and billings on contracts in process                    101,297         (29,121)          106,485
        Increase in deferred income taxes                            (5,500)                          (62,000)
        Increase in prepaid income taxes, expenses and other
            current assets                                           (7,926)        (28,262)           (9,663)
        Payments under noncompete agreement                        (330,000)       (330,000)         (192,500)
        Decrease (increase) in other assets                         184,988         124,875              (855)
        Increase in accounts payable and accrued expenses         1,321,737          99,326           405,873
        Increase (decrease) in accrued income taxes                  23,016         (73,344)         (149,929)
        Decrease in other long-term liabilities                                      (9,045)           (5,436)
                                                                 ------------    ------------     ------------
        Total adjustments                                           687,456          80,809           415,076
                                                                 ------------    ------------     ------------
    Net cash provided by operating activities                       (87,409)        142,030         2,078,331
                                                                 ------------    ------------     ------------
 Cash flows from investing activities:
    Capital expenditures                                           (902,346)       (592,712)         (583,324)
    Purchase of Magnetic Technologies Europe, (MTE), net of
        cash acquired                                              (206,311)
    Purchase of Austro Mold, Inc., net of cash acquired                                            (1,781,388)
    Investment in affiliate                                                                          (250,000)
    Write-down of investment in MTE                                 312,302
    Proceeds from the sale of fixed assets                          160,000           4,100            10,000
                                                                 ------------    ------------     ------------
    Net cash used by investing activities                          (636,355)       (588,612)       (2,604,712)
                                                                 ------------    ------------     ------------
 Cash flows from financing activities:
    Proceeds from borrowings                                      3,457,758         660,000         2,000,000
    Payments for expenses incurred related to stock splits                           (5,243)
    Principal payments on borrowings and capital leases          (2,498,581)       (854,800)       (2,121,737)
    Purchase and retirement of common stock                            (234)           (201)             (147)
    Proceeds from stock options exercise                            112,500           5,000            49,600
                                                                 ------------    ------------     ------------
    Net cash provided (used) by financing activities              1,071,443        (195,244)          (72,284)

 Effect of exchange rate changes on cash                             (1,106)
                                                                 ------------    ------------     ------------
 Net increase (decrease) in cash                                    346,573        (641,826)         (598,665)
 Cash and cash equivalents at beginning of year                     399,861       1,041,687         1,640,352
                                                                 ------------    ------------     ------------
 Cash and cash equivalents at end of year                         $ 746,434      $  399,861        $1,041,687
                                                                 ============    ============     ============


                                   See accompanying Notes to Consolidated Financial Statements.

                       MAGNETIC TECHNOLOGIES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The Company is engaged in the contract manufacturing business, including development, manufacture and assembly of precision magnetic, electronic and mechanical devices. The Company was incorporated in the State of Delaware in 1969. The Company's corporate headquarters is located on Linden Avenue in Rochester, New York. Austro Mold, Inc. (Austro Mold), a wholly-owned subsidiary during fiscal 1993, is engaged in the design and manufacture of precision plastic molds and custom injection molded plastic parts and assemblies. Austro Mold was incorporated in New York State in 1976, but was subsequently legally merged into Magnetic Technologies Corporation during the first quarter of fiscal 1994. Austro Mold has one facility in Rochester, New York. Magnetic Technologies Europe Limited (MTE), a wholly-owned foreign subsidiary effective March 1, 1995, is engaged in the same business as the Company's traditional domestic operations, namely, the design and manufacture of precision magnetic assemblies for office equipment manufacturers. MTE has one facility located in Rochester, England. (See Note 2.)

    Principles of Consolidation

    The consolidated financial statements include the accounts of the Company for the periods presented and the accounts of its wholly-owned foreign subsidiary, MTE, as of March 1, 1995. (See Note 2.) All significant intercompany balances, transactions and profits are eliminated.

    Translation of Foreign Currencies

    Assets and liabilities of MTE are translated into U.S. dollars at currency exchange rates in effect at the end of the balance sheet period. Revenues and expenses are translated at average exchange rates in effect during the related income statement periods. Gains and losses resulting from foreign currency transactions are included in the results of operations. Gains and losses resulting from the translation of the foreign subsidiary balance sheet are recorded directly to the accumulated translation adjustment, a component of stockholders' equity.

    Revenue Recognition

    The Company accounts for contracts for the manufacture of precision plastic molds and custom tooling using the percentage of completion method of accounting. Revenue is recognized in the ratio that costs incurred bear to total estimated costs of the contracts. Contract costs include direct material and labor costs as well as indirect costs related to contract performance. Losses expected to be incurred are charged to operations in the period such losses are determined.

    Inventories

    Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

    Property, Plant and Equipment

    Property, plant and equipment are stated at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the related assets, which range from three to ten years. Leasehold improvements are amortized over the shorter of the related lease lives or the expected useful lives of the improvements using the straight-line method.

    Maintenance and repairs are charged to operations as incurred. The costs of renewals and betterments that increase the useful lives of property are capitalized in the appropriate asset accounts. The gain or loss on items of property retired or otherwise disposed of is credited or charged to operations, and the cost and accumulated depreciation are removed from the accounts.

    Excess of Cost Over Net Assets Acquired

    Excess of cost over net assets acquired is amortized over ten years using the straight-line method.

    Research and Development

  The Company charges research and development expenditures to operations as incurred.

    Cash Equivalents

    For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

    Reclassifications

    Certain amounts in the prior years' financial statements were reclassified to conform with current year presentation.

    Earnings Per Common Share

    All per share amounts for fiscal 1995 are based on the weighted average number of shares outstanding during the period. The amounts do not include any adjustments for stock options or warrants due to the antidilutive effect they have on the net loss for the year. Earnings per common share amounts for fiscal 1994 and 1993 are based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect of stock options and warrants. Fully diluted earnings per common share amounts for fiscal 1993 also assumes the conversion of convertible subordinated debentures at the beginning of fiscal 1993. The net income included in the computation was also adjusted for the interest expense (net of tax) applicable to the debentures. Supplementary earnings per share gives effect to the exercises of stock options in fiscal years 1994 and 1993 on primary earnings per share. (See Note 10.) The exercises are reflected as though they had occurred at the beginning of the periods.

    Supplementary (loss) earnings per share were as follows:


                                                                      YEAR ENDED JULY 31,
                                                        ---------------------------------------------
                                                             1995            1994            1993
                                                        -------------    -------------   -------------
 (Loss) income before extraordinary item and change
    in accounting principle                                 ($.28)           ($.21)           $.37

 Extraordinary item                                                                            .23
                                                        -------------    -------------   -------------

 (Loss) income before change in accounting principle         (.28)            (.21)            .60
 Change in accounting principle                                                .23
                                                        -------------    -------------   -------------

 Net (Loss) income per share                                ($.28)            $.02            $.60
                                                        =============    =============   =============

 Weighted average shares of common stock were as follows:


                                                                         YEAR ENDED JULY 31,
                                                           ---------------------------------------------
                                                                1995             1994             1993
                                                           -------------    -------------   -------------
 Primary                                                     2,779,521        2,948,161        2,662,832
 Fully diluted                                               2,779,521        2,963,865        2,831,527
 Supplementary                                               2,779,521        2,950,627        2,782,833

    Earnings per share and the weighted average shares of common stock have been retroactively adjusted to reflect a three-for-two stock split which occurred in fiscal 1994.

NOTE 2 - ACQUISITIONS, INVESTMENT IN AFFILIATE AND SALE OF TECHNOLOGY:

    In April 1993, Magnetic Technologies Corporation (MTC) entered into an agreement with the Cookson Group plc (Cookson) of London, England, in which the two corporations formed a new company, Magnetic Technologies Europe Limited
(MTE), to manufacture and sell precision magnetic, electronic and mechanical devices in Europe. Headquartered in Rochester, England, MTE was capitalized with $1,000,000, of which $750,000 was contributed by Cookson for all of the voting "A" shares of stock and $250,000 was contributed by MTC for all of the nonvoting "B" shares of stock, constituting a 25% interest in MTE. The investment in MTE was accounted for under the cost method due to the Company's inability to exercise any influence over the operating and financial policies of MTE. The Company had no voting stock, no voting Board members, no policy-making influence, and no interchange of personnel. Thus, management believes that the cost method of accounting for this transaction was appropriate.

    Concurrent with the formation of MTE, the Company sold Cookson and MTE a license for the use of the Company's technology in connection with the manufacture of products to be sold in Europe and the Near East. Cookson paid the Company $1,250,000 for the technology and the Company agreed to discontinue selling to the European market. (The Company's export sales in the immediately preceding twelve month period had aggregated $2,200,000.) At the closing of the transaction, Cookson also placed a $1,040,000 order on behalf of itself and MTE for the Company to produce manufacturing machinery and related software to be shipped to England.

    In March 1994 Cookson sold certain of its businesses to Calder Group Limited (Calder) and Calder's subsidiary, Magnet Applications Limited, became the owner of all of MTE's voting "A" shares of stock. A year later, Calder decided to dispose of certain of its operations, including MTE. On March 31, 1995, the Company acquired all of the voting shares of stock of MTE from Calder's subsidiary. The acquisition was effective as of February 28, 1995 and the accounts of MTE are consolidated with those of the Company from March 1, 1995 forward. The purchase price of the acquisition of the remaining 75% interest in MTE was $492,007 plus closing costs of $23,054, before cash acquired of $3,340. In connection with the acquisition, the Company incurred a note payable to Calder of $351,000, payable in equal monthly installments of $9,750 over a thirty-six month period commencing May 1, 1995. The note payable to Calder has no stated interest, therefore, interest was imputed at a rate of 9.25%. The balance of the note payable, less imputed interest, was $305,410 at acquisition. The loan was reflected in the Company's consolidated balance sheet as current portion of long-term debt of $94,761 and long-term debt of $188,369 at July 31, 1995. (See Note 7.)

    Prior to the acquisition of the remaining 75% of the outstanding stock of MTE in March 1995, the Company evaluated its investment in MTE by reviewing the monthly operating performance to determine whether any permanent impairment in the value of its investment had occurred. These reviews took into consideration MTE's performance as compared with budgets as well as the start-up plan for the company. Based upon those evaluations, the Company had determined that the value of the investment had not been impaired.

    Effective March 1, 1995, the acquisition of the remaining 75% interest in MTE was completed, and the transaction was accounted for using the purchase method of accounting for business combinations. Since MTE became a wholly-owned subsidiary, the Company recorded a $312,302 write-down of its investment in MTE to account for an impairment in asset value, primarily related to the write-off of previously recognized profit in equipment manufactured by MTC and sold to MTE, as well as various costs related to the acquisition. The write-down was included in selling, general and administrative expenses at July 31, 1995.

    During fiscal 1993, the Company completed the acquisition of 100% of the outstanding stock of Austro Mold, Inc. Austro Mold is engaged in the manufacture of precision plastic molds and custom plastic injection molding and assembly. The effective date of the transaction was November 1, 1992 and was reflected under the purchase method of accounting for business combinations. The purchase price was $1,910,177 before cash acquired of $128,789. The purchase was financed with a $2,000,000 revolving bank note at an interest rate of prime plus .5%, which was refinanced during fiscal 1995 at a reduced interest rate of prime plus .25%. (See Note 8.) The Company also assumed and retired Austro Mold's bank indebtedness of $725,000 from working capital during fiscal 1993.

    In connection with the acquisition, the Company entered into a noncompete agreement with the two previous owners of Austro Mold. The agreement is effective from November 1992 through December 2000 and requires payment of $1,650,000 in 60 equal monthly installments commencing January 1993. The cost of the noncompete agreement is being amortized to expense ratably over the period in which it is in effect. The total amortization expense was $202,041, $202,041 and $151,531 for fiscal years 1995, 1994 and 1993, respectively. The excess of unamortized cost of $1,094,388 over the remaining amount due under the agreement of $797,500, or $296,888, was reflected in other assets at July 31, 1995.

    The following table presents unaudited pro forma results of operations as if the acquisitions of MTE and Austro Mold had occurred at the beginning of each of the periods presented, after giving effect to certain adjustments for intercompany transactions, depreciation, rent, interest and related income tax effects. In accordance with the regulations of the Securities and Exchange Commission, extraordinary amounts have been excluded from the combined income statement and earnings per share presentations. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the periods presented or of results which may occur in the future. The per share amounts and weighted average number of shares have been adjusted to reflect a three-for-two stock split which occurred in fiscal 1994.

                                                            PRO FORMA RESULTS (UNAUDITED)
                                                                 YEAR ENDED JULY 31,
                                               --------------------------------------------------------
                                                  1995                     1994                1993
                                               -----------              -----------         -----------
 Net sales                                     $22,420,698              $17,323,672         $21,284,590
 Cost of sales                                  19,364,900               15,437,090          17,574,476
                                               -----------              -----------         -----------
 Gross profit                                    3,055,798                1,886,582           3,710,114
 Selling, general and administrative
   expenses                                      3,684,645                3,200,201           2,734,330
                                               -----------              -----------         -----------

 Operating (loss) earnings                        (628,847)              (1,313,619)            975,784
 Interest, other income and expenses               415,621                  208,289             208,233
                                               -----------              -----------         -----------

 (Loss) income before income taxes,
   extraordinary item and change in accounting
   principle                                    (1,044,468)              (1,521,908)            767,551
 Provision for income taxes                            500                      500             330,863
                                               -----------              -----------         -----------

 (Loss) income before extraordinary item and
   change in accounting principle              ($1,044,968)             ($1,522,408)         $  436,688
                                               ===========              ===========         ===========



                                                            PRO FORMA RESULTS (UNAUDITED)
                                                                 YEAR ENDED JULY 31,
                                               --------------------------------------------------------
                                                  1995                     1994                1993
                                               -----------              -----------         -----------
 (Loss) earnings per common share:

  Income before extraordinary item and change in accounting principle

        Primary                                   ($.38)                   ($.56)                $.16
        Fully diluted                             ($.38)                   ($.56)                $.15
        Supplementary                             ($.38)                   ($.56)                $.16

 Weighted average number of shares:

        Primary                                2,779,521                2,736,545           2,662,832
        Fully diluted                          2,779,521                2,736,545           2,831,527
        Supplementary                          2,779,521                2,736,545           2,782,833

NOTE 3 - INVENTORIES:

    Inventories consist of the following:

                                                                         JULY 31,
                                                              ----------------------------
                                                                 1995              1994
                                                              -----------       ----------
 Raw materials                                                 $2,558,700       $1,646,222
 Work in process                                                1,271,105          745,819
 Finished goods                                                   352,968          210,215
                                                              -----------       ----------
                                                               $4,182,773       $2,602,256
                                                              ===========       ==========

NOTE 4 - COSTS, ESTIMATED EARNINGS AND BILLINGS ON CONTRACTS IN PROCESS:

    The following is a summary of costs, estimated earnings and billings on contracts in process:

                                                                         JULY 31,
                                                              ----------------------------
                                                                 1995              1994
                                                              -----------       ----------
 Costs and estimated earnings                                 $1,136,537        $1,330,160
 LESS: Billings to date                                        1,016,746         1,109,072
                                                              -----------       ----------
                                                              $  119,791        $  221,088
                                                              ===========       ==========


    Costs, estimated earnings and billings were presented in the accompanying balance sheet as:

                                                                         JULY 31,
                                                              ----------------------------
                                                                 1995              1994
                                                              -----------       ----------
 Costs and estimated earnings in excess of billings on
   contracts in process                                         $ 291,288        $ 314,322

 Billings in excess of costs and estimated earnings on
   contracts in process                                          (171,497)         (93,234)
                                                              -----------       ----------
                                                                $ 119,791        $ 221,088
                                                              ===========       ==========

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT:

    Major classifications of property, plant and equipment were as follows:





                                                                         JULY 31,
                                                              ----------------------------
                                                                 1995              1994
                                                              -----------       ----------
 Equipment under capital lease                                $   844,202       $  732,395
 Machinery and engineering equipment                            4,887,098        4,212,076
 Furniture and fixtures                                         1,393,874        1,168,827
 Leasehold improvements                                           513,453          448,608
 Vehicles                                                         101,243           51,052
 Construction in process                                          116,526          238,435
                                                              -----------       ----------
                                                                7,856,396        6,851,393

 LESS: Accumulated depreciation and amortization                3,978,445        3,215,240
                                                              -----------       ----------
                                                               $3,877,951       $3,636,153
                                                              ===========       ==========

    The accumulated amortization for capital leases was $157,379 and $66,623 in fiscal years 1995 and 1994, respectively. Amortization expense was $90,756, $53,909 and $12,714 during the years ended July 31, 1995, 1994 and 1993, respectively.

    On March 31, 1995, the Company closed its Austro Mold Group Clearwater, Florida plant. The Company had been previously shifting manufacturing from that plant to Austro Mold's Rochester, New York, facility and had three remaining employees at the time of the plant closing. The Company sold the machinery and equipment of the Florida plant to a local business for $158,000. The Company recognized a $35,000 loss on the sale of those assets during fiscal 1995. (See also Note 9.)

NOTE 6 - NOTE PAYABLE:

    During fiscal 1995, the Company refinanced its $1,250,000 line of credit with another bank at a reduced interest rate. At July 31, 1995, the Company had $423,892 available under its bank line of credit bearing interest at prime plus .25%. The Company utilized $1,026,108 of its available line of credit during fiscal 1995 and had $826,108 outstanding against the line at July 31, 1995. During fiscal 1995, a payment of $300,000 on the line of credit was financed with the proceeds of the revolving bank note.

    The line of credit is collateralized by equipment, receivables, contract rights, inventory and general intangibles of the Company.

NOTE 7 - LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS:

    Long-term debt consisted of the following:

                                                                                          PRINCIPAL BALANCE
                                                                       CURRENT                JULY 31,
                                                     INTEREST          PORTION       ---------------------------
       DESCRIPTION             DUE DATE                RATE              DUE            1995            1994
----------------------    ---------------       ----------------      ---------      -----------    ------------
 Revolving bank note      March 1997            Prime + .25%                         $ 1,806,650     $ 1,500,000
 Obligations under        Various to
    capital leases          February 2000       6.95% to 9.15%        $ 179,484          644,975         684,374
 Calder loan              April 1998            Imputed 9.25%            94,761          283,130
 Other long-term debt     March 2002            5.00% to 8.25%           17,539           90,695          81,637
                                                                      ---------      -----------    ------------
                                                                      $ 291,784        2,825,450       2,266,011
 Less: Current portion due within one year                            =========          291,784         308,014
 ----                                                                                -----------    ------------
                                                                                     $ 2,533,666     $ 1,957,997
                                                                                     ===========    ============

    The bank prime rate was 8.75% at July 31, 1995.

    During fiscal 1995, the Company refinanced its $2,000,000 revolving bank note with another bank at a reduced interest rate. The note requires interest payments at prime plus .25% through March 1, 1997, when the principal balance can be refinanced at the Company's option under a five-year term loan at the same interest rate as the note. The revolving note had an available balance of $193,350 at July 31, 1995. The note is collateralized by the equipment, inventory, accounts receivable, and other personal property of the Company.
The revolving bank note agreement contains, among other covenants, provisions pertaining to mergers and acquisitions, capital expenditures, payment of dividends, tangible net worth, working capital and debt ratios. The Company is in compliance with the restrictive covenants at July 31, 1995.

    Although the entire principal balance owed on the revolving bank note is due on March 1, 1997, payments of outstanding principal are reflected in the following table as due over a five-year period beginning in fiscal 1998. This presentation is considered appropriate based upon the Company management's current intent to refinance the note under a five-year term loan option outlined above.

    The Company had an available master lease line of credit of $1,000,000 with its previous bank, which was eliminated during fiscal 1995. The outstanding total of the lease line of credit balances was $528,034 at July 31, 1995. The various lease balances require monthly payments totaling $14,860 at varying rates of interest which were established at 275 points over the Treasury Bill Index at the time of each borrowing. The lease balances mature between May 1997 and February 2000.

    In connection with the acquisition of MTE in February 1995, the Company incurred a note payable to Calder of $351,000, payable in equal monthly installments of $9,750 over a thirty-six month period commencing May 1, 1995. The note payable to Calder has no stated interest; therefore, interest was imputed at a rate of 9.25%, which was the Company's bank lending rate at the time of the acquisition. The balance of the note payable, less imputed interest, was $305,410 at the acquisition date. The loan was reflected in the Company's consolidated balance sheet as current portion of long-term debt of $94,761 and long-term debt of $188,369 at July 31, 1995.

    Subsequent to July 31, 1995, the Company became the guarantor for a maximum liability of $100,000 for its wholly-owned subsidiary, MTE, with respect to a vendor relationship. (See Note 15.)

    Total obligations under capital leases are secured by equipment with a net book value of $686,823 at July 31, 1995, and require total monthly payments of $18,380, including interest.

    Future principal payments on long-term debt are as follows:



                     NOTES              CAPITAL           OTHER LONG-
                    PAYABLE             LEASES            TERM DEBT
                  ----------           ---------          ---------
 Fiscal 1996      $   94,761            $179,484            $17,539
 Fiscal 1997         200,804             189,531             18,721
 Fiscal 1998         393,148             198,872             11,875
 Fiscal 1999         337,643              60,999             10,846
 Fiscal 2000         369,316              16,089             11,401
    Later            694,108                                 20,313
                  ----------           ---------          ---------
                  $2,089,780            $644,975            $90,695
                  ==========           =========          =========

NOTE 8 - SENIOR CONVERTIBLE SUBORDINATED DEBENTURES:

    During fiscal 1986, the Board of Directors issued $600,000 of 10% senior convertible subordinated debentures, with an original maturity date of April 1991. The debentures were convertible in whole or in part into shares of common stock at a conversion price of $2.00 per share. In fiscal year 1989, debentures totaling $192,250 were converted into 96,125 shares of common stock. In fiscal year 1990, debentures totaling $25,000 were converted into 12,500 shares of common stock. During fiscal 1991, the Company redeemed $232,750 of the debentures. Of this amount, $170,000 of the debentures were subsequently reissued. The remaining debenture holders, with $320,000 of debentures, agreed to extend the maturity date until August 1994. In fiscal 1993, the remaining debentures were converted into 160,000 shares of common stock. As a result of the conversion, 110,000 shares were issued to related parties. (See Note 12.)

    At the end of fiscal years 1995, 1994 and 1993, no debentures were outstanding.

NOTE 9 - OPERATING LEASES:

    The Company leases office and manufacturing facilities and vehicles. Lease terms range from one to seven years, with renewal options for additional periods. Rental expense charged to operations amounted to $590,868, $748,600, and $598,100 during fiscal years 1995, 1994 and 1993, respectively. The Linden Avenue facility is leased from a related party. (See Note 12.)

    The Austro Mold Group Florida plant was closed on March 31, 1995, however, the Company is liable for the rentals on the Florida facility through December 1995. The total remaining rental payments of $16,625 were accrued at July 31, 1995. The future lease payments on the Florida facility are also included in the operating lease payments schedule below. (See also Note 5.)

    Future minimum payments required under noncancelable operating leases are as follows:



                                           FACILITIES           VEHICLES
                                          -----------           ---------
                      Fiscal 1996          $  592,732             $17,460
                      Fiscal 1997             529,411              11,509
                      Fiscal 1998             433,864
                      Fiscal 1999             365,616
                      Fiscal 2000             365,616
                         Later                 91,404
                                          -----------           ---------
                                           $2,378,643             $28,969
                                          ===========           =========


NOTE 10 - COMMON STOCK, STOCK OPTIONS, STOCK WARRANTS AND INCENTIVE PLANS:

    On March 8, 1995, the Company issued stock options to a director for the purchase of 5,000 shares of the Company's $ .15 par value common stock. The options are immediately exercisable at a price of $4.63 per share until the earlier of their expiration date on March 7, 2000, or after a specified period upon termination of the director's position with the Company. Also during fiscal 1995, a director exercised 9,375 of previously granted stock options. (See Note 12.)

    The Company declared a three-for-two stock split which became effective February 16, 1994, increasing the number of outstanding shares of common stock by 910,368. The split was approved by the Board of Directors to create additional liquidity in the Company's stock and thereby provide a more efficient trading market for stockholders. In connection with the stock split, $136,555 was transferred from additional paid-in capital to common stock. The transfer is reflected in the Company's balance sheet as of July 31, 1994. Payment was made to stockholders for any fractional share interests. All per share data and information concerning outstanding stock options and warrants presented have been retroactively restated to reflect the impact of the stock split.

    In December 1993, the Company's stockholders approved an amendment to the Certificate of Incorporation increasing the authorized shares of common stock from 5,000,000 to 15,000,000 and eliminating a series of authorized but unissued preferred stock. Also in December 1993, 9,375 shares of common stock were issued to a director upon exercise of outstanding stock options.

    In November 1993, the Company issued stock warrants for 22,500 shares of common stock to an investment securities consultant. The warrants are exercisable at a price of $5.00 per share of common stock and expire on December 31, 1997. The warrants were valued at $82,500 utilizing the Black-Scholes method of securities valuation. The deferred expense related to the issuance of the warrants is being amortized ratably to expense over a period of 49 months. The unamortized deferred expense was $47,115 and $67,335 at July 31, 1995 and 1994, respectively. The value of the outstanding warrants, net of unamortized deferred expense, or $35,385, was reflected in stockholders' equity at July 31, 1995.

    In January 1993, the Board of Directors authorized the issuance of stock options aggregating 225,000 shares to two officers of the Company. The options have an exercise price of $2.50 per share. The options vest at a rate of 75,000 shares per year starting in fiscal 1994. During fiscal 1995, 37,500 of the options were exercised and 75,000 of the options expired upon termination of employment of one of the officers. The remaining options expire at the earlier of January 2003 or within a specified period after termination of employment. (See Note 12.)

    In September 1992, the Board of Directors authorized the issuance of stock options to a director for 7,500 shares of common stock at an exercise price of $2.55 per share. The options expire in September 1997. (See Note 12.)

    In May 1992, the Board of Directors authorized the issuance of stock options to an officer of the Company aggregating 150,000 shares at an exercise price of $2.33 per share. These shares expire at the earlier of May 1997 or within a specified period after termination of employment. (See Note 12.)

    During fiscal 1991, the Board authorized the issuance of stock options aggregating 56,250 shares to three employees, exercisable at $1.07 per share of common stock. Options to purchase 46,500 and 9,750 shares of common stock were exercised during fiscal 1993 and 1992, respectively.


                                                                            OPTION PRICE
                   SUMMARY OF STOCK OPTIONS             NUMBER              RANGE PER SHARE
                  --------------------------         ------------      ---------------------
                  Outstanding July 31, 1992               215,250         $    .53  -     $2.33
                     Granted                              232,500         $   2.50  -     $2.55
                     Exercised                            (46,500)        $   1.07
                                                     ------------
                  Outstanding July 31, 1993               401,250         $    .53  -     $2.55
                     Exercised                             (9,375)        $    .53
                                                     ------------
                  Outstanding July 31, 1994               391,875         $   2.00  -     $2.55
                     Granted                                5,000         $   4.63
                     Exercised                            (46,875)        $   2.00  -     $2.50
                     Expired                              (75,000)        $   2.50
                                                     ------------
                  Outstanding July 31, 1995               275,000         $   2.34  -     $4.63
                                                     ============

    The number of shares and option price per share have been adjusted to reflect the three-for-two stock split which occurred in fiscal 1994 and a five-for-four stock split which occurred in fiscal 1992.

NOTE 11 - INCOME TAXES:

    Effective August 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), ACCOUNTING FOR INCOME TAXES. The adoption of SFAS 109 changes the Company's method of accounting for income taxes from the deferred method under Accounting Principles Board Opinion No. 11 (APB 11), ACCOUNTING FOR INCOME TAXES to an asset and liability approach. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

    The adjustment to the August 1, 1993 balance sheet to adopt SFAS 109 amounted to $676,000. This amount was reflected in net income for fiscal 1994 as the effect of a change in accounting principle. It primarily represents the impact of adjusting deferred taxes to reflect the existing net operating loss and tax credit carryforwards.

    The Company had no provision for federal income taxes in fiscal 1995 or 1994. The Company's provision for federal income taxes for fiscal year 1993 was offset by extraordinary credits representing the tax benefits of net operating loss carryforwards.

    The statutory federal income tax rate and the effective rate for fiscal year 1993 are reconciled below:


                                                                      YEAR ENDED
                                                                     JULY 31, 1993
                                                                    ---------------
 Statutory federal income tax rate                                       34%
 State income taxes, net of federal benefit                               8
 Other, net                                                               1
                                                                    ---------------
                                                                         43%
                                                                    ===============

    The following is a summary of current and long-term deferred tax assets and the related valuation allowances:


                                                                          AT JULY 31,
                                                                --------------------------------
                                                                    1995               1994
                                                                --------------    --------------
 Current deferred tax assets:

  Federal net operating loss carryforwards                                             $ 102,000
  State net operating loss carryforwards                                                  27,000
  Accrued expenses                                                  $  109,700           109,000
  Inventory                                                             44,800            16,000
  Warranty reserves                                                     15,100            37,000
  Other deferred tax assets                                             11,800            18,900
  Losses on fixed asset disposals                                       96,600
                                                                --------------    --------------
                                                                    $  278,000         $ 309,900
                                                                ==============    ==============

                                                                          AT JULY 31,
                                                                --------------------------------
                                                                     1995              1994
                                                                --------------    --------------
Long term deferred tax assets:

  Federal net operating loss carryforwards                           $ 306,700         $ 260,700
  State net operating loss carryforwards                                45,500            35,300
  Federal investment tax credit carryforwards                           96,300            96,300
  State investment tax credit carryforwards                            218,300           222,400
  Federal alternative minimum tax credit carryforwards                  51,000            51,000
  State alternative minimum tax credit carryforwards                     6,000
  Depreciation                                                         315,500           187,900
  Other deferred tax assets                                            102,900            19,000
                                                                --------------    --------------
                                                                     1,142,200           872,600
  Less: Valuation allowance                                            627,700           395,500
  ----                                                          --------------    --------------
                                                                     $ 514,500         $ 477,100
                                                                ==============    ==============

    The federal net operating loss carryforwards expire periodically from fiscal years 2002 through 2009, while federal tax credit carryforwards expire periodically from fiscal years 1996 through 2002. For state tax purposes, the net operating loss carryforwards expire in fiscal year 2009 and tax credit carryforwards expire periodically through fiscal year 2004.

    The realization of the deferred tax assets related to the net operating loss and tax credit carryforwards is dependent upon the generation of future taxable income. In addition, if certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of net operating loss and tax credit carryforwards which could be utilized.

NOTE 12 - RELATED PARTIES:

    Nonqualified stock options for the purchase of 9,375 shares at $.53 per share were issued to a director during fiscal 1989. The director exercised the options in December 1993. An additional 9,375 of nonqualified stock options for the purchase of common stock at $2.00 per share were issued to the same director during fiscal 1990. The director exercised these options during fiscal 1995. In fiscal 1992, 150,000 stock options at $2.33 per share were issued to an officer. In September 1992, the Company issued stock options to a director for the purchase of 7,500 shares at $2.55 per share. In fiscal 1993, the Company issued stock options to two officers for the purchase of 225,000 shares of common stock at $2.50 per share. During fiscal 1995, 37,500 of the options were exercised and 75,000 of the options expired upon termination of employment of one of the officers. Also during fiscal 1995, 5,000 options for the purchase of common stock were issued to a director at $4.63 per share.

    In fiscal 1986, debentures totaling $575,000 were issued to related parties. During 1989, four holders converted debentures totaling $192,250 into 96,125 shares of common stock. During fiscal 1990, one holder converted debentures totaling $25,000 into 12,500 shares of common stock. In fiscal 1991, the Company redeemed $207,750 of the debentures upon their maturity. A director purchased $70,000 of those debentures and agreed to a maturity date of August 1994. The remaining related party debenture holders, with $150,000 of debentures, also agreed to extend the debentures' maturity date until August 1994. During fiscal year 1993, three related party holders converted the remaining debentures totaling $220,000 into 110,000 shares of common stock. (See Note 8.)

    Since fiscal 1985, the Company has subleased office and manufacturing space from a partnership, in which the Chairman of the Board of the Company is a 50% partner and the other 50% partner is a stockholder of the Company. The current term of the sublease is seven years and requires monthly rental payments of $30,468. The sublease also requires the Company to pay real estate taxes, maintenance and utility costs. Rent expense for the facility amounted to $367,680, $368,400 and $340,000 in fiscal years 1995, 1994 and 1993, respectively.

    During fiscal 1989, the Company entered into a one-year operating lease agreement with the aforementioned partnership for manufacturing equipment. The lease was renewable at the option of the Company for four consecutive one-year periods, and was renewed through the first quarter of fiscal 1994. The original agreement required rental payments of $20,000 per month. The lease was renegotiated effective August 1993 and the monthly rental was lowered to $9,000 until November 1993, when the Company purchased the equipment and financed it under a capital lease with a bank. (See Note 7.) Rental expense for the equipment amounted to $27,000 and $240,000 in fiscal years 1994 and 1993, respectively.

    The Company also contracts with a local firm, owned by the stockholder referred to above, for the construction of various building renovations and improvements at an aggregate cost to the Company of $68,000, $21,000 and $37,000 in fiscal years 1995, 1994 and 1993, respectively.

NOTE 13 - BUSINESS SEGMENT AND MAJOR CUSTOMER INFORMATION:

    The Company operates in one business segment defined as contract manufacturing. This segment encompasses both the manufacture and assembly of precision magnetic, electronic and mechanical devices at the Magnetic Assembly Group and Magnetic Technologies Europe, as well as the design and manufacture of precision plastic molds and custom injection molded plastic parts and assemblies at the Austro Mold Group. All three units of the Company's business have been effectively integrated since the acquisition of Austro Mold in November 1992 and the acquisition of MTE in February 1995. (See Note 2.)

    Export sales, principally to Europe and Canada, amounted to $1,293,000, $1,140,000 and $1,516,000 in fiscal years 1995, 1994 and 1993, respectively.

    During the years ended July 31, 1995, 1994 and 1993, gross sales to one customer amounted to $16,494,000, $10,755,000 and $13,116,000, respectively.

NOTE 14 - SUPPLEMENTAL DISCLOSURES TO STATEMENTS OF CASH FLOWS:

    The following transactions represent noncash investing and financing activities:

   YEAR ENDED JULY 31, 1995:
   ------------------------

   During fiscal 1995, capital lease obligations of $111,807 were incurred when the Company entered into a lease for new manufacturing equipment.

   During fiscal 1995, a loan of $305,410 was incurred in connection with the acquisition of MTE. The loan is payable to the previous parent company of MTE. (See Note 2.)

    YEAR ENDED JULY 31, 1994:
    ------------------------

    During fiscal 1994, capital lease obligations of $614,395 were incurred when the Company entered into leases for new manufacturing equipment and refinanced an existing operating lease.

    During fiscal 1994, the Company declared a three-for-two stock split. In connection with the split, $136,555 of additional paid-in capital was transferred to common stock issued and outstanding.

    During fiscal 1994, the Company realized a $49,000 tax benefit from employee stock incentive plans. The impact of the benefit is reflected as an increase to stockholders' equity at July 31, 1994.

    YEAR ENDED JULY 31, 1993:
    ------------------------

    During fiscal 1993, capital lease obligations of $178,000 were incurred when the Company entered into a lease for new manufacturing equipment.

    During fiscal year 1993, debentures totaling $320,000 were converted into 160,000 shares of common stock.

    In addition, the Company made cash payments for interest of $250,000, $151,000 and $183,000, during fiscal 1995, 1994 and 1993, respectively. The Company paid $18,000, $116,000 and $419,000 for income taxes in fiscal years 1995, 1994 and 1993, respectively.

NOTE 15 - SUBSEQUENT EVENT:

    Subsequent to July 31, 1995, the Company became the guarantor for a maximum liability of $100,000 for its wholly-owned subsidiary, MTE, with respect to a vendor relationship. (See Note 7.)

                                                               Appendix E

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-QSB

(Mark One)

[ X ] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended APRIL 30, 1997
                                                 --------------

[   ]  TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

                  For the transition period from __________ to __________

                  Commission file number 0-4277
                                         ------

                        MAGNETIC TECHNOLOGIES CORPORATION
                        ---------------------------------
        (Exact name of small business issuer as specified in its charter)

            DELAWARE                                 16-0961159
---------------------------------             ------------------------
(State or other jurisdiction                        (IRS Employer
of incorporation or organization)                 Identification No.)

                                770 LINDEN AVENUE
                            ROCHESTER, NEW YORK 14625
                            -------------------------
                    (Address of principal executive offices)

                                 (716) 385-8711
                                 --------------
                           (Issuer's telephone number)

                                      NONE
                                      ----
              (Former name, former address and former fiscal year,
                         if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [ X ] No [ ]

                APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                   PROCEEDINGS DURING THE PRECEDING FIVE YEARS

Check whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court. Yes [ ] No [ ] N/A

                      APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date:

2,786,515 SHARES OF THE ISSUER'S COMMON STOCK WERE OUTSTANDING AS OF APRIL 30, 1997.

                         PART I - FINANCIAL INFORMATION
                          ITEM 1. FINANCIAL STATEMENTS
                        MAGNETIC TECHNOLOGIES CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                       AT APRIL 30, 1997 AND JULY 31, 1996

                                                                                  (UNAUDITED)
                                 ASSETS                                          APRIL 30, 1997      JULY 31, 1996
                                                                                 --------------      -------------
Current assets:
    Cash, including interest-bearing deposits of $540,700 and $476,325
       at April 30, 1997 and July 31, 1996, respectively                           $   803,427       $   846,363
    Accounts receivable, less allowance for doubtful accounts of
       $128,033 and $120,000 at April 30, 1997 and July 31, 1996,
       respectively                                                                  1,415,865         2,027,821
    Inventories                                                                      3,756,282         3,470,874
    Deferred income taxes                                                              211,000           338,100
    Prepaids and other current assets                                                  242,743           100,140
                                                                                   -----------       -----------
                             Current assets                                          6,429,317         6,783,298

Property, plant and equipment, net                                                   1,704,535         1,992,635
Deferred income taxes                                                                  524,100           454,400
Other assets                                                                           505,898           514,300
                                                                                   -----------       -----------
                                                                                   $ 9,163,850       $ 9,744,633
                                                                                   ===========       ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and other accrued expenses                                    $ 2,906,019       $ 3,349,380
    Notes payable                                                                      610,259         1,217,830
    Current portion of long-term debt and capital lease obligations                    321,528           321,528
    Billings in excess of costs and estimated earnings on contracts in
       process                                                                                           103,616
                                                                                   -----------       -----------

                           Current liabilities                                       3,837,806         4,992,354

Long-term debt and capital lease obligations                                         1,547,890         1,726,243
                                                                                   -----------       -----------
                            Total liabilities                                        5,385,696         6,718,597
                                                                                   -----------       -----------
Stockholders' equity:
    Common stock - $.15 par value;
       Authorized - 15,000,000 shares
       Issued and outstanding - 2,786,515 and 2,786,584 shares at
           April 30, 1997 and July 31, 1996, respectively                              417,977           417,988
    Stock warrants outstanding for 22,500 shares of common stock, valued at
       $82,500, net of unamortized deferred expense of $11,730 and $26,895 at
       April 30, 1997 and July 31, 1996, respectively                                   70,770            55,605
    Additional paid-in capital                                                       7,645,686         7,645,921
    Cumulative translation adjustment                                                   (2,961)            2,359
    Accumulated deficit                                                             (4,353,318)       (5,095,837)
                                                                                   -----------       -----------
                       Total stockholders' equity                                    3,778,154         3,026,036
                                                                                   -----------       -----------
                                                                                   $ 9,163,850       $ 9,744,633
                                                                                   ===========       ===========

    See accompanying Notes to Consolidated Financial Statements (Unaudited).

                        MAGNETIC TECHNOLOGIES CORPORATION
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
      THREE MONTHS AND NINE MONTHS ENDED APRIL 30, 1997 AND APRIL 30, 1996

                                    THREE MONTHS ENDED  NINE MONTHS ENDED  THREE MONTHS ENDED  NINE MONTHS ENDED
                                       APRIL 30, 1997     APRIL 30, 1997     APRIL 30, 1996     APRIL 30, 1996
                                    ------------------  -----------------  ------------------  -----------------

Net sales                                $  5,207,807      $ 15,921,114      $  6,806,339      $ 19,407,273
Cost of sales                               4,361,633        13,279,317         6,199,253        17,429,374
                                         ------------      ------------      ------------      ------------
Gross profit                                  846,174         2,641,797           607,086         1,977,899

Selling, general and administrative
   expenses                                   554,336         1,757,526           727,603         2,188,041

Provision for loss on sale of the
   Austro Mold Group                                                            1,800,000         1,800,000
                                         ------------      ------------      ------------      ------------

Operating earnings (loss)                     291,838           884,271        (1,920,517)       (2,010,142)

Interest expense                               38,736           166,420            77,129           219,213
Other income and expenses, net                (40,151)          (90,168)           (3,486)           (9,373)
                                         ------------      ------------      ------------      ------------
Earnings (loss) before income taxes           293,253           808,019        (1,994,160)       (2,219,982)

Provision (benefit) for income taxes           21,500            65,500               125               375
                                         ------------      ------------      ------------      ------------
Net income (loss)                             271,753           742,519        (1,994,285)       (2,220,357)

Accumulated deficit beginning              (4,625,071)       (5,095,837)       (3,305,273)       (3,079,201)
                                         ------------      ------------      ------------      ------------
Accumulated deficit ending               ($ 4,353,318)     ($ 4,353,318)     ($ 5,299,558)     ($ 5,299,558)
                                         ============      ============      ============      ============





                            THREE MONTHS ENDED   NINE MONTHS ENDED     THREE MONTHS ENDED  NINE MONTHS ENDED
                              APRIL 30, 1997      APRIL 30, 1997          APRIL 30, 1996     APRIL 30, 1996
                            ------------------   -----------------     ------------------  -----------------
                                 PRIMARY              PRIMARY                PRIMARY            PRIMARY
                                 -------              -------                -------            -------
Net income (loss) per share        $ .09                $ .26               ($ .72)              ($ .80)
                                ===========         ==========            ===========         ===========
Weighted average number of
   shares outstanding            2,882,246            2,879,651             2,786,626           2,786,640
                                ===========         ============          ===========         ===========






    See accompanying Notes to Consolidated Financial Statements (Unaudited).

                        MAGNETIC TECHNOLOGIES CORPORATION
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
               NINE MONTHS ENDED APRIL 30, 1997 AND APRIL 30, 1996

                                                                 NINE MONTHS ENDED  NINE MONTHS ENDED
                                                                   APRIL 30, 1997    APRIL 30, 1996
                                                                 ----------------- -----------------
Net cash provided by operating activities                              $ 852,234      $ 270,761
                                                                       ---------      ---------
Cash flows from investing activities:
     Capital expenditures                                               (127,049)      (244,732)
     Proceeds from sales of property, plant and equipment                 19,551
                                                                       ---------      ---------
     Net cash used by investing activities                              (107,498)      (244,732)
                                                                       ---------      ---------

Cash flows from financing activities:
     New borrowings                                                                     200,000
     Principal payments on long-term borrowings and capital leases      (796,054)      (237,761)
     Purchase and retirement of common stock                                (246)          (288)
                                                                       ---------      ---------
     Net cash used by financing activities                              (796,300)       (38,049)
                                                                       ---------      ---------

Effect of exchange rate changes on cash                                    8,628        (11,055)
                                                                       ---------      ---------

Net decrease in cash                                                     (42,936)       (23,075)

Cash and cash equivalents at the beginning of the period                 846,363        746,434
                                                                       ---------      ---------

Cash and cash equivalents at the end of the period                     $ 803,427      $ 723,359
                                                                       =========      =========




    See accompanying Notes to Consolidated Financial Statements (Unaudited).

                        MAGNETIC TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 APRIL 30, 1997

INTERIM ACCOUNTING POLICY
-------------------------

     The unaudited consolidated financial statements herein have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations. The preparation of financial statements in conformity with such principles requires the use of estimates by management during the reporting period. Actual results could differ from those estimates.

     The financial information included in this quarterly report should be read in conjunction with the Company's most recent Form 10-KSB and annual report. In the opinion of Management, the information furnished reflects all adjustments necessary to present a fair statement of the financial condition, results of operations and cash flows for the periods covered.

PRINCIPLES OF CONSOLIDATION
---------------------------

     The consolidated financial statements include the accounts of the Company for the periods presented and the accounts of its wholly-owned foreign subsidiary, Magnetic Technologies Europe Limited (MTE), as of March 1, 1995. All significant intercompany balances, transactions and profits are eliminated.

TRANSLATION OF FOREIGN CURRENCIES
---------------------------------

     Assets and liabilities of MTE are translated into U.S. dollars at currency exchange rates in effect at the end of the balance sheet period. Revenues and expenses are translated at average exchange rates in effect during the related income statement periods. Gains and losses resulting from foreign currency transactions are included in the results of operations. Gains and losses resulting from the translation of the foreign subsidiary balance sheet are recorded directly to the cumulative translation adjustment, a component of stockholders' equity.

REVENUE RECOGNITION
-------------------

     The Company accounts for long-term contracts using the percentage of completion method of accounting. Revenue is recognized in the ratio that costs incurred bear to total estimated costs of the contracts. Contract costs include direct material and labor costs as well as indirect costs related to contract performance. Losses expected to be incurred are charged to operations in the period such losses are determined.

EARNINGS (LOSS) PER SHARE OF COMMON STOCK AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------

     Fiscal 1997 earnings per common share amounts are based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect of stock options and warrants. Per share amounts for fiscal 1996 are based on the weighted average number of shares outstanding during the period. The amounts do not include any adjustments for stock options or warrants due to the antidilutive effect they have on the net losses in that year.

SALE OF AUSTRO MOLD GROUP ASSETS
--------------------------------

    During the fourth quarter of fiscal 1996, the Company sold its Austro Mold Group fixed assets, the mold manufacturing work in process and the majority of the plastics injection molding inventory to an unrelated third party. An estimated loss on the sale of $1,800,000 was recorded in the third quarter of fiscal 1996 and is reflected in the accompanying statements. The Austro Mold Group operating results are also reflected in the consolidated statement of operations for the nine month period ended April 30, 1996.

INVENTORIES
-----------

     Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis and are summarized as follows:

                                        APRIL 30, 1997        JULY 31, 1996
                                        --------------        -------------
         Raw material                      $2,801,587            $1,995,447
         Work in process                      733,416             1,400,556
         Finished goods                       221,279                74,871
                                           ----------            ----------
                                           $3,756,282            $3,470,874
                                           ==========            ==========

COSTS, ESTIMATED EARNINGS AND BILLINGS ON CONTRACTS IN PROCESS
--------------------------------------------------------------

     The following is a summary of costs, estimated earnings and billings on contracts in process:

                                                              JULY 31, 1996
                                                              -------------
     Costs and estimated earnings                               $  87,134
     Billings to date                                            (190,750)
                                                                ---------
                                                                ($103,616)
                                                                =========

     Costs, estimated earnings and billings were presented in the accompanying balance sheet as:

                                                                JULY 31, 1996
                                                                -------------
     Costs and estimated earnings in excess of billings on
         contracts in process                                      $      0
     Billings in excess of costs and estimated earnings on
         contracts in process                                      (103,616)
                                                                  ----------
                                                                  ($103,616)
                                                                  ==========

PROPERTY, PLANT AND EQUIPMENT
-----------------------------

     Major classifications of property, plant and equipment are as follows:

                                                           APRIL 30, 1997          JULY 31, 1996
                                                          ----------------        ---------------

         Equipment under capital lease                        $  537,513             $  537,513
         Machinery and engineering equipment                   3,404,191              3,405,256
         Furniture and fixtures                                1,459,682              1,414,578
         Leasehold improvements                                  378,326                378,326
         Vehicles                                                 20,861                 46,320
                                                              ----------             ----------
                                                               5,800,573              5,781,993
         Less: Accumulated depreciation and amortization       4,096,038              3,789,358
         ----                                                 ----------             ----------
                                                              $1,704,535             $1,992,635
                                                              ==========             ==========

CAPITAL EXPENDITURES
--------------------

     Capital expenditures for the nine month period ended April 30, 1997 amounted to $127,049. These expenditures were funded with working capital.

INCOME TAXES
------------

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. The statement requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

     The following is a summary of current and long-term deferred tax assets and the related valuation allowances:

                                                                     AT APRIL 30, 1997        AT JULY 31, 1996
                                                                     -----------------        ----------------

     Current deferred tax assets:

         Accrued expenses                                               $   127,400              $  252,600
         Inventory                                                           18,600                  28,500
         Warranty reserves                                                   10,300                  10,300
         Other deferred tax assets                                           54,700                  46,700
                                                                        -----------              ----------
                                                                        $   211,000              $  338,100
                                                                        ===========              ==========
     Long-term deferred tax assets:

         Federal net operating loss carryforwards                       $   641,200              $  832,600
         State net operating loss carryforwards                             151,500                 202,100
         Federal investment tax credit carryforwards                         40,900                  40,900
         State investment tax credit carryforwards                          272,700                 272,700
         Federal alternative minimum tax credit carryforwards                55,000                  51,000
         State alternative minimum tax credit carryforwards                   8,000                   6,000
         Depreciation                                                       475,500                 430,500
         Other deferred tax assets                                          108,600                  90,000
                                                                        -----------              ----------
                                                                          1,753,400               1,925,800
         Less: Valuation allowances                                       1,229,300               1,471,400
         ----                                                           -----------              ----------

                                                                        $   524,100              $  454,400
                                                                        ===========              ==========


     The realization of the deferred tax assets related to the net operating loss and tax credit carryforwards is dependent upon future taxable income. In addition, if certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of net operating loss and tax credit carryforwards which could be utilized.

BORROWINGS
----------

     The Company had $639,742 available and $610,258 outstanding on its bank line of credit at April 30, 1997. The Company's entire $1,500,000 revolving loan was outstanding at April 30, 1997. The line of credit and revolving loan require interest payments at prime plus .25%.

STOCK OPTION PLAN
-----------------

     Effective September 13, 1996, the Company's Board of Directors adopted the 1996 Stock Option Plan. The plan was approved by the Company's shareholders on December 17, 1996. The plan authorizes the Board of Directors to grant qualified incentive stock options and non-qualified options for the purchase of the Company's common stock to directors, officers, key employees and consultants up to an aggregate of 125,000 shares. During the first quarter of fiscal 1997, twelve key employees received qualified incentive stock option grants under the plan to purchase an aggregate of 77,500 shares of common stock at an exercise price of $3.50 per share. A consultant also received a non-qualified option to purchase 10,000 shares of common stock at the same price. During the second quarter of fiscal 1997, a previously granted option for 2,500 shares expired upon resignation of an employee. In addition, three directors received stock option grants under the plan to purchase 7,500 shares each of common stock for a total of 22,500 options at an exercise price of $4.00 per share. At April 30, 1997, options for an aggregate of 107,500 shares were outstanding under the plan.

        ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

                        MAGNETIC TECHNOLOGIES CORPORATION
      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS (UNAUDITED)
              COMPARISON OF THE THREE AND NINE MONTH PERIODS ENDED
                        APRIL 30, 1997 AND APRIL 30, 1996

RESULTS OF OPERATIONS
---------------------

THREE MONTH PERIOD COMPARISON

     The Company's consolidated net sales of $5,207,807 for the three months ended April 30, 1997 decreased $1,598,532, or 23%, from the comparable period last year. The primary reason for the decrease was the sale of the Company's Austro Mold Group assets in July 1996. Austro Mold had reported net sales of $1,140,519 for the third quarter of fiscal 1996. The fiscal 1997 results included net sales of $4,424,538 for the Magnetic Assembly Group, a decrease of $681,959, or 13%, from the comparable prior year period. The decrease in the Magnetic Assembly sales was the result of declines in sales volumes for the Company's major customer as the sales mix shifted to mature product lines with reduced demands. In addition, the comparable period in fiscal 1996 included non-recurring sales to the Company's major customer for the establishment of inventory at several new distribution centers. The Company's European subsidiary, Magnetic Technologies Europe Ltd. (MTE), reported net sales of $783,269 for the third quarter of fiscal 1997, compared with $559,323 for the third quarter of the prior year, an increase of $223,946, or 40%.

     Consolidated gross profit of $846,174 for the quarter ended April 30, 1997 increased $239,088 over the comparable period in the prior year, and the consolidated gross margin increased from 9% to 16%. There were several factors affecting the gross margin variance; first was the sale of Austro Mold, which had experienced a negative 1% gross profit of $16,983 for the third quarter of fiscal 1996, and second the Magnetic Assembly Group's gross margin for the third quarter of fiscal year 1997 was $716,330, or 16%, compared with 10% for the third quarter of fiscal 1996. The margin improved due to lower costs from improvements in production efficiencies and the resulting labor force reductions. In addition, the gross margin for the third quarter of the prior year was unusually low due to the sales mix which included a large number of lower margin tooling projects. MTE reported a gross margin of 17% for the quarter ended April 30, 1997, versus a 20% gross margin for the comparable prior year period.

     Consolidated selling, general and administrative expenses for the third quarter of fiscal 1997 decreased $173,267 from the comparable fiscal 1996 quarter. The decrease was primarily the result of the sale of the Austro Mold Group assets in fiscal 1996. Austro Mold reported selling, general and administrative expenses of $165,139 for the third quarter of the previous year. The consolidated selling, general and administrative costs for the quarter ended April 30, 1997 were consistent with the prior year at 11% of net sales. Interest expense for the third quarter of fiscal 1997 decreased $38,393 from the comparable prior year period due to reductions in outstanding debt balances.

     The three month period ended April 30, 1997 resulted in consolidated net income of $271,753 versus a consolidated net loss of $1,994,285 in the comparable fiscal 1996 period, an improvement of $2,266,038 over the prior year. The fiscal 1996 loss included an estimated loss on the sale of Austro Mold of $1,800,000. In addition, the Austro Mold Group reported an net operating loss of $185,966 for the third quarter of fiscal 1996. The Magnetic Assembly Group reported net income of $258,091 for the third quarter of fiscal 1997 versus a prior year net loss of $25,826. MTE reported net income of $13,662 for the fiscal 1997 quarter.

NINE  MONTH PERIOD COMPARISON

     The Company's consolidated net sales of $15,921,114 for the nine months ended April 30, 1997 decreased $3,486,159, or 18%, from the comparable period last year. The primary reason for the decrease was the sale of the Company's Austro Mold Group assets in July 1996. Austro Mold had reported net sales of $3,464,923 for the first three quarters of fiscal 1996. The Magnetic Assembly Group reported net sales of $13,698,613 for the nine months ended April 30, 1997, compared with $14,372,286 in the comparable period of the prior year, a decrease of $673,673, or 5%. The decrease was the result of declines in sales volumes for the Company's major customer as the sales mix shifted to mature product lines with reduced demands. In addition, the third quarter of fiscal 1996 included non-recurring sales to the Company's major customer for the establishment of inventory at several new distribution centers. The Company's European subsidiary, Magnetic Technologies Europe Ltd. (MTE), reported net sales of $2,222,501 for the first nine months of fiscal 1997, compared with $1,570,064 for the comparable period of the prior year, an increase of $652,437, or 42%.

     Consolidated gross profit of $2,641,797 for the nine months ended April 30, 1997 increased $663,898 over the comparable period in the prior year, and the consolidated gross margin increased from 10% to 17%. There were several factors affecting the gross margin variance. First was the sale of Austro Mold, which had experienced a negative 5% gross profit of $171,986 during the comparable nine month period of the prior year. The Magnetic Assembly Group's gross margin for the first nine months of fiscal year 1997 was $2,225,500, or 16%, compared with 13% for the same period in fiscal 1996. The margin improved due to lower costs resulting from labor force reductions and improvements in production efficiencies. In addition, the gross margin for the third quarter of the prior year was unusually low due to the sales mix which included a large number of lower margin tooling projects. MTE reported a gross margin of 19% for the nine month period ended April 30, 1997, versus a 15% gross margin for the comparable prior year period.

     Consolidated selling, general and administrative expenses for the first nine months of fiscal 1997 decreased $430,515 from the comparable fiscal 1996 period. The decrease was the result of the sale of the Austro Mold Group assets in fiscal 1996. Austro Mold reported selling, general and administrative expenses of $506,652 for the first nine months of fiscal 1996. The Magnetic Assembly Group and MTE reported increases in selling, general and administrative expenses during the first nine months of fiscal 1997 over the comparable prior year period of $7,254 and $68,883, respectively. The increases were the result of several factors, including new product development costs, stockholder relations expenses and employer retirement contributions. The consolidated selling, general and administrative costs for the nine month period ended April 30, 1997 were consistent with the prior year at 11% of net sales. Interest expense for first nine months of fiscal 1997 decreased $52,793 from the comparable prior year period due to reductions in outstanding debt balances.

     The nine month period ended April 30, 1997 resulted in consolidated net income of $742,519 versus a consolidated net loss of $2,220,357 in the comparable fiscal 1996 period, an improvement of $2,962,876 over the prior year. The improvement was the result of the Austro Mold sale. During the third quarter of the prior year, the Company recorded a $1,800,000 estimated loss on the sale. In addition, Austro Mold incurred a net operating loss of $690,176 for the first three quarters of fiscal 1996. The Magnetic Assembly Group reported net income of $655,180 for the first nine months of fiscal 1997 versus net income of $290,328 in the comparable fiscal 1996 period. MTE reported net income of $87,339 for the nine month period ended April 30, 1997, versus a net loss of $20,509 in the comparable period of the prior year.



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


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

     Even though the Company's debt increased due to the acquisition of MTE in March 1995 and the earlier acquisition of its Austro Mold Group in November 1992, its cash flow should be adequate to fund the interest and principal on the current portion of long-term debt.

     Cash provided by operating activities totaled $852,234 for the nine month period ended April 30, 1997 compared with $270,761 for the comparable period of the prior year, an increase of $581,473. The variance was primarily the result of an increase in net income and the liquidation of the Austro Mold accounts receivable during fiscal 1997.

     Cash used for investing activities decreased $137,234 for the nine month period ended April 30, 1997 from the comparable period in the prior year. The variance was primarily due to lower capital expenditures in fiscal 1997.

     Cash used for financing cash flows increased $758,251 for the first nine months of fiscal 1997 compared with the prior year period. The variance was primarily the result of additional principal payments made on the Company's outstanding line of credit balance. In addition, new borrowings of $200,000 were incurred during the comparable fiscal 1996 period.












     FROM TIME TO TIME, THE COMPANY MAY PUBLISH FORWARD-LOOKING STATEMENTS RELATING TO SUCH MATTERS AS ANTICIPATED FINANCIAL PERFORMANCE, BUSINESS PROSPECTS, TECHNOLOGICAL IMPROVEMENTS AND NEW PRODUCT DEVELOPMENTS. ALL SUCH FORWARD-LOOKING STATEMENTS, INCLUDING ANTICIPATIONS, EXPECTATIONS AND PROJECTIONS CONTAINED IN THIS FORM 10-QSB REPORT, ARE MADE BY THE COMPANY PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM SUCH PROJECTIONS. THE RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION, THE COMPANY'S DEPENDENCE UPON OBTAINING ORDERS FROM ITS CUSTOMERS TO SUPPLY COMPONENT PARTS FOR CERTAIN OF THEIR PRODUCT LINES, WHICH ORDERS ARE IN TURN DEPENDENT UPON THE MARKET SUCCESS OF THOSE PARTICULAR PRODUCTS -- A MATTER OVER WHICH THE COMPANY HAS LITTLE INFLUENCE OR CONTROL.

                         PART II - OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     Not applicable.

ITEM 2.  CHANGES IN SECURITIES

     Not applicable.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

     Not applicable.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Effective September 13, 1996, the Board of Directors of the Company adopted the 1996 Stock Option Plan, which authorized option grants for the Company's directors, officers, key employees and consultants to purchase up to an aggregate of 125,000 shares of the Company's common stock. On December 17, 1996, the Company's shareholders approved the plan. As of April 30, 1997, options for an aggregate of 107,500 shares were outstanding under the plan.

ITEM 5.  OTHER INFORMATION

     Not applicable.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     Not applicable.

                                   SIGNATURES

     In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      MAGNETIC TECHNOLOGIES CORPORATION




Date:  June 11, 1997                  By:         /s/  Gordon H. McNeil
---------------------------------     -----------------------------------------
                                              Gordon H. McNeil, President and
                                                Principal Executive Officer





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